EXHIBIT 13.3

Raízen Group

Combined consolidated financial

statements March 31, 2018 and

auditors report

Raízen Group

Combined consolidated financial statements

March 31, 2018 and auditors report

KPMG Auditores Independentes

Rua Arquiteto Olavo Redig de Campos, 105, 6º andar—Torre A

04711-904—São Paulo/SP—Brasil

Caixa Postal 79518—CEP 04707-970—São Paulo/SP—Brasil

Telefone +55 (11) 3940-1500, Fax +55 (11) 3940-1501

www.kpmg.com.br

Independent auditors’ report on the combined

consolidated financial statements

The Shareholders and Board of Directors Raízen Energia S.A. and Raízen Combustíveis S.A.:

We have audited the accompanying combined consolidated statements of financial position of Raízen Energia S.A. and Raízen Combustíveis S.A. (“Raízen Group”) as of March 31, 2018 and 2017, and the related combined consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes to the combined consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Raízen Group as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2018, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

We draw attention to Note 2.1(a) to the combined consolidated financial statements, which describes the basis of preparation and presentation of these combined consolidated financial statements. These combined consolidated financial statements do not necessarily represent the financial position, financial performance, or related cash flows that would have been obtained if the Raízen Group had operated as a single legal entity during the period. The combined consolidated financial statements were prepared to present the financial position, performance, and cash flows of the entities under indirect joint control of Cosan Limited and Royal Dutch Shell and, therefore may not be useful for others purposes. Our opinion is not modified with respect to this matter.

/s/    KPMG Auditores Independentes

São Paulo, SP

May 18, 2018

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of Reais—R$

	Note	2018	2017
Assets
Current assets
Cash and cash equivalents	3	3,663,168	3,201,598
Securities	4	1,078,945	753,804
Restricted cash	5	143,606	325,237
Derivative financial instruments	24	228,092	342,464
Trade accounts receivable	6	2,756,767	1,902,542
Inventories	7	2,552,513	2,283,090
Biological assets	8	947,815	1,276,321
Recoverable income and social contribution taxes	16.b	887,416	862,268
Recoverable taxes and contributions		628,397	539,913
Other financial assets	9	408,379	11,048
Related parties	10	709,027	539,328
Other receivables		346,868	372,212

Total current assets		14,350,993	12,409,825

Non-current assets
Trade accounts receivable	6	447,856	443,730
Derivative financial instruments	24	273,762	81,505
Other financial assets	9	502,433	1,222,820
Recoverable income and social contribution taxes	16.b	300,930	191,878
Recoverable taxes and contributions		337,495	262,562
Related parties	10	1,329,549	1,108,551
Deferred income and social contribution tax	16.d	158,295	99,831
Judicial deposits	17	406,898	335,529
Other receivables		181,554	163,403
Investments	11	346,461	244,429
Property, plant and equipment	12	11,304,718	10,731,444
Intangible assets	13	4,689,901	4,179,495

Total non-current assets		20,279,852	19,065,177

Total assets		34,630,845	31,475,002

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of Reais—R$

	Note	2018	2017
Liabilities
Current liabilities
Loans and financing	15	1,532,009	1,021,741
Derivative financial instruments	24	142,343	280,039
Suppliers	14	3,743,572	2,006,246
Payroll and related charges payable		553,491	468,237
Income and social contribution taxes payable	16.c	97,197	36,901
Taxes payable		276,066	229,360
Dividends and interest on own capital payable	19.c	23,417	61,341
Related parties	10	781,397	743,018
Advances from clients	6	51,677	203,363
Other liabilities		617,994	521,935

Total current liabilities		7,819,163	5,572,181

Non-current liabilities
Loans and financing	15	11,986,340	10,338,758
Derivative financial instruments	24	199,602	337,118
Taxes payable		183,434	177,565
Related parties	10	406,052	832,823
Provision for legal disputes	17	1,260,168	988,326
Deferred income and social contribution tax	16.d	452,166	437,281
Other liabilities		490,796	424,523

Total non-current liabilities		14,978,558	13,536,394

Total liabilities		22,797,721	19,108,575

Equity	19
Attributed to controlling shareholders		11,607,394	12,160,702
Non-controlling shareholders		225,730	205,725

Total equity		11,833,124	12,366,427

Total liabilities and equity		34,630,845	31,475,002

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of income

Years ended March 31

In thousands of Reais—R$

	Note	2018	2017	2016
Net operating revenue	20	86,261,206	79,209,442	74,109,187
Costs of products sold and services provided	21	(80,050,279)	(72,547,575)	(68,077,699)

Gross income		6,210,927	6,661,867	6,031,488

Operating income (expenses)
Selling	21	(2,139,156)	(1,875,271)	(1,814,897)
General and administrative	21	(1,095,238)	(994,318)	(924,070)
Other operating income, net	22	622,064	646,227	398,472
Equity accounting result of associated companies	11	(21,423)	(72,556)	(65,891)

		(2,633,753)	(2,295,918)	(2,406,386)

Income before financial income (expense) and income tax and social contribution		3,577,174	4,365,949	3,625,102

Financial income (expense)	23
Financial expenses		(904,397)	(1,011,680)	(968,872)
Financial income		619,106	736,856	731,821
Exchange variation, net		(324,948)	443,314	(373,960)
Net effect of the derivatives		187,081	(327,150)	171,435

		(423,158)	(158,660)	(439,576)

Income before income and social contribution taxes		3,154,016	4,207,289	3,185,526

Income and social contribution taxes	16.a
Current		(962,957)	(972,098)	(658,545)
Deferred	16.d.1	119,925	(173,087)	(322,168)

		(843,032)	(1,145,185)	(980,713)

Net income for the year		2,310,984	3,062,104	2,204,813

Attributable to:
Group’s controlling shareholders		2,249,836	3,002,347	2,168,624
Group’s non-controlling shareholders		61,148	59,757	36,189

		2,310,984	3,062,104	2,204,813

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of comprehensive income

Years ended March 31

In thousands of Reais—R$

	2018	2017	2016
Net income for the year	2,310,984	3,062,104	2,204,813
Comprehensive income
Items that will not be reclassified to profit or loss
Actuarial gain (loss), net	(528)	(3,132)	705
Deferred taxes on actuarial gain (loss) (Note 16.d.1)	177	1,049	(241)

	(351)	(2,083)	464

Items that may be reclassified to income
Net gain (loss) on financial instruments designated as hedge accounting (Note 24.e)	60,761	748,045	(831,530)
Effect of foreign currency translation—CTA	(3,765)	2,605	57
Deferred taxes on financial instruments (Note 16.e)	(20,659)	(254,334)	282,735

	36,337	496,316	(548,738)

Other components of the comprehensive income for the year	35,986	494,233	(548,274)

Total comprehensive income for the year	2,346,970	3,556,337	1,656,539

Attributable to:
Group’s controlling shareholders	2,285,822	3,496,575	1,620,350
Group’s non-controlling shareholders	61,148	59,762	36,189

	2,346,970	3,556,337	1,656,539

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Year ended March 31

In thousands of Reais—R$

	Attributable to Group’s shareholders	Non-controlling shareholders	Total equity (*)
Balances at April 1, 2017	12,160,702	205,725	12,366,427
Comprehensive income for the year
Net income for the year	2,249,836	61,148	2,310,984
Actuarial loss, net	(351)	—	(351)
Net gain on financial instruments designated as hedge accounting	40,102	—	40,102
Effect of foreign currency translation—CTA	(3,765)	—	(3,765)

Total comprehensive income for the year (Note 19.d)	2,285,822	61,148	2,346,970

Distributions to Group’s shareholders
Reflex effect of preferences shares in subsidiaries	2,851	(2,851)	—
Redemption and allocation of dividends to holders of preferred shares (Note 19.c)	(4,166)	—	(4,166)
Payment of dividends and interest on own capital (Note 19.c)	(2,836,836)	(34,575)	(2,871,411)
Capital reduction on subsidiary	(1,088)	(3,453)	(4,541)
Others	109	(264)	(155)

Total distributions to Group’s shareholders	(2,839,130)	(41,143)	(2,880,273)

March 31, 2018	11,607,394	225,730	11,833,124

(*)	As disclosed in Note 1.d, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Year ended March 31

In thousands of Reais—R$

	Attributable to Group’s shareholders	Non-controlling shareholders	Total equity (*)
Balances at April 1, 2016	10,982,504	169,573	11,152,077
Comprehensive income for the year
Net income for the year	3,002,347	59,757	3,062,104
Actuarial loss, net	(2,088)	5	(2,083)
Net gain on financial instruments designated as hedge accounting	493,711	—	493,711
Effect of foreign currency translation—CTA	2,605	—	2,605

Total comprehensive income for the year (Note 19.d)	3,496,575	59,762	3,556,337

Distributions to Group’s shareholders
Redemption and allocation of dividends to holders of preferred shares (Note 19.c)	(2,892)	—	(2,892)
Payment of dividends and interest on own capital (Note 19.c)	(2,315,485)	(23,610)	(2,339,095)

Total distributions to Group’s shareholders	(2,318,377)	(23,610)	(2,341,987)

March 31, 2017	12,160,702	205,725	12,366,427

(*)	As disclosed in Note 1.d, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Year ended March 31

In thousands of Reais—R$

	Attributable to Group’s shareholders	Non-controlling shareholders	Total equity (*)
Balances at April 1, 2015	11,228,108	152,161	11,380,269
Comprehensive income for the year
Net income for the year	2,168,624	36,189	2,204,813
Actuarial gain, net	464	—	464
Net loss on financial instruments designated as hedge accounting	(548,795)	—	(548,795)
Effect of foreign currency translation—CTA	57	—	57

Total comprehensive income for the year (Note 19.d)	1,620,350	36,189	1,656,539

Distributions to Group’s shareholders
Redemption and allocation of dividends to holders of preferred shares (Note 19.c)	(729)	—	(729)
Payment of dividends and interest on own capital (Note 19.c)	(1,864,810)	(18,383)	(1,883,193)
Initial recognition of non-controlling interest	—	(963)	(963)
Others	(415)	569	154

Total distributions to Group’s shareholders	(1,865,954)	(18,777)	(1,884,731)

March 31, 2016	10,982,504	169,573	11,152,077

(*)	As disclosed in Note 1.d, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Consolidated combined statements of cash flows – Indirect method

Years ended March 31

In thousands of Reais—R$

	2018	2017	2016
Cash flow from operating activities
Income before income and social contribution taxes	3,154,016	4,207,289	3,185,526
Adjustments:
Depreciation and amortization (Notes 20 and 21)	2,742,288	2,355,486	2,410,149
Loss (gain) arising from change in the fair value and realization of the gain or loss of changes in fair value of biological assets (Note 21)	367,432	(304,621)	(375,581)
Equity accounting result of associated companies (Note 11)	21,423	72,556	65,891
Gain on disposal of fixed assets (Note 22)	(95,198)	(82,246)	(70,981)
Interest, monetary and exchange variations, net	883,501	(100,451)	1,105,403
Change in fair value of financial instruments (Notes 15 and 23)	(19,776)	90,150	(49,556)
Unrealized loss (gain) on derivative instruments	(565,098)	1,206,330	(711,899)
Changes in fair value of inventories – fair value hedge (Notes 7 and 24.e)	(16,827)	—	—
Gain in the disposal of shares (Note 22)	(53,747)	(166,103)	—
Recognition of credits and tax credits, net (Note 22)	(218,699)	(403,113)	(86,766)
Constitution of estimated loss with non-realization of taxes(Notes 21 and 22)	8,701	73,873	—
Loss with commercial operations (Note 22)	7,577	16,742	59,464
Impairment (reversal) of investment, property, plant and equipment and intangible assets, net (Notes 12 and 22)	(3,823)	163,088	(1,869)
Capital gain on dilution of ownership interest in associates (Note 11.c.i)	—	(14,697)	(15,583)
Income from investment subsidy—ICMS (Notes 21.a and 22)	(76,885)	(67,758)	(40,646)
Other	42,846	189,383	35,773
Changes in assets and liabilities
Trade accounts receivable and advances from clients	(836,799)	(15,454)	(46,957)
Inventories	(281,413)	(609,890)	(180,481)
Restricted cash	204,853	571,241	(651,056)
Derivative financial instruments	194,055	(179,471)	419,131
Related parties transactions	(16,257)	(236,269)	81,899
Suppliers and advances to suppliers	1,659,936	259,974	177,061
Recoverable and payable taxes, net	(522,826)	(470,239)	(180,500)
Payroll and related charges payable	74,032	(7,184)	49,301
Other assets and liabilities, net	(14,982)	(18,869)	(18,460)
Income and social contribution taxes on net income—paid	(249,351)	(245,693)	(303,043)

Net cash generated in operating activities	6,388,979	6,284,054	4,856,220

Cash flow from investment activities
Acquisition of new businesses, net of cash acquired (Note 27)	(792,494)	—	—
Additions to investment (Note 11.b)	(121,347)	(144,709)	(48,513)
Investment in securities	(325,141)	(648,899)	397,701
Additions to property, plant and equipment and intangible assets (Notes 12, 13 and 28)	(2,476,713)	(2,270,661)	(1,927,424)
Additions to biological assets (Notes 8 and 28)	(555,785)	(530,209)	(494,457)
Cash received upon disposal of fixed assets	221,165	160,399	152,064
Cash received upon disposal of Investment (Note 11.b.ii)	96,338	413,556	—
Dividends received from associates	—	20,014	3,242

Net cash used in investment activities	(3,953,977)	(3,000,509)	(1,917,387)

Cash flow from financing activities
Loans and financing	2,988,749	2,539,445	2,951,102
Amortizations of principal of loans and financing	(1,236,508)	(3,447,367)	(2,701,957)
Payment of interest on loans and financing	(667,607)	(695,856)	(732,085)
Redemptions (investments) in securities linked to financing, net (Restricted cash)	571	10,413	(9,527)
Dividends and interest on own capital (Note 19.c)	(3,092,893)	(2,713,391)	(1,701,132)
Related parties and others	1,208	(4,303)	19

Net cash used in financing activities	(2,006,480)	(4,311,059)	(2,193,580)

Increase (decrease) in cash and cash equivalents, net	428,522	(1,027,514)	745,253
Cash and cash equivalents at the beginning of the year (Note 3)	3,201,598	4,267,726	3,525,624
Effect of exchange variation on cash and cash equivalents	33,048	(38,614)	(3,151)

Cash and cash equivalents at the end of the year (Note 3)	3,663,168	3,201,598	4,267,726

Supplementary information to the statements of cash flows is shown in Note 28.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

1.	Operations

Raízen Group (“Group”) is basically engaged in the following activities and comprises the following companies:

(a)	Raízen Energia S.A. and subsidiaries (“Raízen Energia” or “RESA”):

Raízen Energia S.A. (“Company”, “Group”, “Raízen Energia” or “RESA”) is a publicly-held company enrolled in the Brazilian Securities and Exchange Commission (“CVM”) in Category B, headquartered at Avenida Brigadeiro Faria Lima Avenue, number 4.100, 11° floor, Part V, Itaim Bibi, São Paulo—SP. The Company was established on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA is mainly engaged in producing and marketing sugar and ethanol, and the trading, including abroad through its subsidiaries Raízen Trading LLP (“Raízen Trading”) and Raízen International Universal Corporation, and co-generating energy produced from bagasse at its 26 plants located in Brazil’s Center-Southern Region.

Sugarcane farming requires a period ranging from 12 to 18 months for maturing and harvesting and generally start between the months of April and May every year, the crop usually ends between November and December, period in which sugar and ethanol are also produced. Production is sold during the whole year and does not fluctuate over the seasons, but is affected by normal market supply and demand. Because of RESA’s production cycle, its fiscal year and the fiscal year of Raízen Combustíveis S.A. and therefore of Raízen Group starts on April 1 and ends on March 31.

•	Joint venture Raízen and Wilmar Sugar Pte. Ltd (“RaW”)

During the year ended March 31, 2017, RESA and Wilmar Sugar Pte. Ltd., created a joint venture named “RaW”, to attend growing global demand of Very High polarization (“VHP”) sugar from Brazil. RaW is a typical joint venture in which each shareholder holds 50% interest, for the main purpose of combining strengths of the largest VHP sugar Brazilian producer with the largest global trader of such commodity. RaW transactions had begun on April 1, 2017. See Notes 10 and 11.

•	Hibernation of manufacturing mills

During the month of August 2017, RESA returned the sugar and ethanol production and trading activities in Bom Retiro mill, located in Capivari, São Paulo State, after two years of hibernation.

During the month of November 2017, RESA hibernated the industrial activities for a two-year estimated period of the mills Dois Córregos (located in Dois Córregos—SP) and Tamoio (Araraquara—SP) due to the lower availability of sugarcane in the region. The hibernation of activities purpose is to optimize the production of other plants of RESA located in nearby areas, redirecting the raw material formerly destined to these units. The agricultural operation of sugarcane suppliers of Raízen in the region will not be impacted, as well as the RESA’s production estimated for the period of hibernation. In addition, no impairment adjustment was necessary as result of this temporary hibernation of the manufacturing plants as the assets value in use continues to exceed their carrying amount.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a closely held corporation. The address of its registered office is Rua Victor Civita, 77, Block 1, Edifice 6, 4th floor—Rio de Janeiro—Brazil. RCSA is indirectly jointly controlled by Shell and Cosan.

RCSA is engaged in: (i) distributing and marketing oil and ethanol by-products, and other fluid hydrocarbons and their by-products under Shell brand; (ii) trading of natural gas; (iii) operate as franchiser and licenser of Select convenience stores; (iv) importing and exporting the products previously mentioned; and (v) holding ownership interest in other companies.

•	Agreement to acquire 100% of the shares of the fuel and lubricants refining and distribution business in Argentina held by Shell Overseas Investments B.V. and B.V. Dordtsche Petroleum Maatschappij (“Shell Group”)

On September 29, 2017, RCSA submitted a binding proposal to acquire the fuel and lubricants refining and distribution business in Argentina held by the Shell Group.

On April 24, 2018, RCSA and its wholly owned subsidiary Raízen Argentina Holdings S.A.U., entered into an agreement for the acquisition of Shell’s downstream business (“DS”) in Argentina, through the acquisition of 100% of the shares issued by Shell Compañía Argentina de Petróleo S.A. and Energina Compañía Argentina de Petróleo SA (“Acquired Companies”) held by the Shell Group. The Acquired Companies operate in Argentina in the petroleum refining business, fuel distribution, the operation of fuel retailers, the manufacture and sale of automotive and industrial lubricants, and the manufacture and sale of liquefied petroleum gas (“LPG”), among others.

Shell’s DS operation in Argentina has a network of 645 gas stations with annual sales of approximately 6 billion liters, ranked the second player in the market with approximately a 20% market share. This acquisition also includes a refinery, a lubricant plant, three inland terminals, two airport supply terminals and five LPG bottling plants.

The purchase price of the Acquired Companies totals US$ 950,000 thousand, equivalent to approximately R$ 3,157,610 (considering the PTAX of March 31, 2018) at the date of these combined consolidated financial statements, and Shell will continue to be present in the Argentine DS market as a Raízen shareholder. The referred value assumes that the Acquired Companies have no debt and is subject to adjustments of working capital changes and the amount of net debt at closing.

After Raízen takes over the DS business in Argentina, the Acquired Companies will enter into various contracts with companies of the Shell Group, according market conditions, including a supply agreement for the import of hydrocarbons and the use of Shell license in Argentina.

The closing of this transaction is subject to the fulfillment of certain previous conditions, among which the carve out of the assets related to the oil exploration and production operation, as well as other usual conditions for operations of this nature.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

This acquisition represents an important growth opportunity for RCSA, expanding and replicating its successful model implemented in Brazil and also supports the business of the Acquired Companies and the Shell brand in Argentina, allowing operational, financial and marketing synergies.

(c)	Corporate restructuring and business combinations

During the year ended March 31, 2018, the Group had the following corporate events: (i) acquisition of Santa Cândida and Paraíso mills of Tonon Bioenergia S.A., Tonon Holding S.A. and Tonon Luxembourg S.A, all of them under a Court-Ordered Reorganization; and, (ii) an internal corporate restructuring involving net assets linked to franchising activity and licensing of the “Select” brand. The details of these transactions are described on Note 27.

(d)	Other information

The synergy between RESA and RCSA makes Raízen Group to be currently positioned in a special place in the Brazilian market. The two companies work in a complementary manner, and therefore, reporting their combined consolidated businesses is a key tool to allow the market to evaluate the Raízen Group as a whole.

Although they are not set up as a group pursuant to article 265 of Brazilian Corporation Law (“LSA”), companies of Raízen Group disclose such combined consolidated financial statements to provide information that best reflects their gross cash flows from operating activities.

The Raízen Group’s combined consolidated financial statements are being presented exclusively to provide information about all the Raízen Group’s activities in a single set of financial statements, regardless of the Group’s corporate structure.

As a result, these combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be used as a basis for the calculation of dividends or taxes, or for any other corporate or statutory purposes and does not necessarily provide indicators of the current or future profit or loss that would have been earned had these companies been operating as one single legal entity.

2.	Presentation of financial statements and significant accounting policies

2.1.	Preparation basis

The combined consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (IASB).

The issuance of Raízen Group’s combined consolidated financial statements was authorized by Management on May 18, 2018.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

a)	Combination criteria

Such combined consolidated financial statements include the following companies:

•	Raízen Energia S.A and its subsidiaries

•	Raízen Combustíveis S.A. and its subsidiaries

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the combined consolidated financial information, when applicable.

The breakdown of assets and equity as of March 31, 2018 and 2017, as well as results and comprehensive income of the companies for years ended March 31, 2018, 2017 and 2016 have been included in the combined consolidated financial statements and the respective combined consolidated balances, after the elimination of intragroup transactions, as follows:

	Total assets		Total equity
	2018	2017	2018	2017
Raízen Energia S.A. and its subsidiaries	24,530,296	23,780,800	8,824,167	9,384,192
Raízen Combustíveis S.A. and its subsidiaries	13,341,520	11,101,940	3,021,769	2,992,934

	37,871,816	34,882,740	11,845,936	12,377,126

Elimination of commercial transactions unrealized profits and financial transactions	(3,240,971)	(3,407,738)	(12,812)	(10,699)

Combined consolidated balances	34,630,405	31,475,002	11,833,124	12,366,427

	Net income			Comprehensive income
	2018	2017	2016	2018	2017	2016
Raízen Energia S.A. and its subsidiaries	642,807	1,404,667	1,012,490	682,895	1,855,189	503,246
Raízen Combustíveis S.A. and its subsidiaries	1,668,220	1,658,573	1,200,476	1,666,193	1,703,781	1,161,446

	2,311,027	3,063,240	2,212,966	2,349,088	3,558,970	1,664,692

Elimination of commercial transactions unrealized profits and financial transactions	(43)	(1,136)	(8,153)	(2,118)	(2,633)	(8,153)

Combined consolidated income	2,310,984	3,062,104	2,204,813	2,346,970	3,556,337	1,656,539

The combined consolidated financial statements are a single set of financial statements of two entities that are jointly controlled. RESA and RCSA used the definition of control in conformity with IFRS 10—Consolidated Financial Statements, with respect to both the existence of joint control and also to the consolidation procedures.

b)	Measuring basis

The combined consolidated financial statements were prepared using historical cost as the value base, except, when applicable, for the valuation of certain assets and liabilities such inventories and non-derivative financial instruments (including derivative instruments) and biological assets, which are measured at fair value.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

c)	Functional and presentation currency

These combined consolidated financial statements are being presented in Reais, functional currency of the Group. All balances have been rounded to the nearest value, except otherwise indicated. The financial statements of each subsidiary included in the consolidation and combination, as well as those utilized as a basis to account for investments under the equity method, are prepared based on the functional currency of each company. For the subsidiaries located abroad, the financial statements have been translated into Reais based on the foreign exchange rate in effect at the end of the year. The results were translated at the average monthly rate during the year. Translation effects are recognized in equity in these subsidiaries.

d)	Significant judgments, estimates and assumptions

The preparation of combined consolidated financial statements requires management to make judgments,estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities at the reporting date.

These estimates and assumptions are continuously reviewed. Reviews in relation to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

In case of there be a significant change in the facts and circumstances on which the estimates and assumptions made are based, there may be a material impact on the Group’s results and financial position.

The significant accounting estimates and assumptions are set out below:

Income tax, social contribution and other taxes payable

The Group is subject to income tax and social contribution, when applicable, in all countries in which it operates. Significant judgment is required to determine the provision for income taxes in these various countries.

In many operations, the final determination of the tax is uncertain. When applicable, the Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be owed. When final result of such issues differs from initially estimated and recorded amounts, these differences affect current and deferred tax liabilities and income (loss) and comprehensive income in the period in which definitive value is determined.

Deferred income and social contribution taxes

Deferred income tax and social contribution assets are recognized for all tax loss carryforwards not utilized and that it is probable that there will be future taxable income to enable their use in the future. In addition, the Group recognized deferred taxes based on temporary differences determined based on tax basis and book value of certain assets and liabilities, using prevailing rates. Substantial judgment from Management is required to determine the amount of the deferred income tax and social contribution assets that can be recognized, based on the reasonable term and amount of future taxable income, along with future tax rationalization.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Deferred income tax assets and liabilities are presented at net value in the statement of financial position only when there is a legal right and the intention of offsetting them upon calculation of current taxes, related to the same legal entity and the same tax authority. For further details on deferred taxes, see Note 16.

Biological assets

Biological assets are measured at fair value on the reporting date, and the effects of changes in fair value between the periods are recognized directly in the cost of products sold. For further information on the assumptions used, see Note 8.

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment given to property, plant and equipment and intangible assets includes estimates to determine the useful life for depreciation and amortization purposes, in addition to the fair value at acquisition date of the assets acquired through business combinations.

The Group annually tests the recoverable values of goodwill and intangible assets with indefinite useful lives. Property, plant and equipment and defined-intangible assets that are subject to depreciation and amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The determination of the recoverable amount of the cash-generating unit to which the goodwill was allocated also includes the use of estimates and assumptions and requires a significant degree of Management’s judgment.

Provision for legal disputes

The Group constitutes a provision for tax, civil, environmental and labor contingencies. Determination of the likelihood of loss includes determination of evidences available, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions.

Fair value of financial instruments

When the fair value of the financial assets and liabilities and oil by-products imported presented in the statement of financial position cannot be obtained from active markets, it is determined by using valuation method, including the discounted cash flow method. The data for these methods are based on those adopted by the market, when possible. However, when such data are not available, a certain level of judgment is required to establish the fair value. Judgment includes considerations on the data utilized, such as liquidity risk, credit risk and volatility. Changes in the assumptions related to these factors can affect the fair value presented for the financial instruments and inventories. For more details on financial instruments, see Note 24.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

2.2.	Basis of consolidation

The combined consolidated financial statements include information of RESA and its subsidiaries, and of RCSA and its subsidiaries, and the exclusives investment funds. The direct and indirect subsidiaries of RESA and RCSA and the investment funds are listed below:

Subsidiaries of RESA	Direct and indirect ownership interests
	2018	2017
Agrícola Ponte Alta Ltda.	100%	100%
Agropecuária Santa Hermínia Ltda. (“Santa Hermínia”) (i)	—	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%
Bioenergia Araraquara Ltda.	100%	100%
Bioenergia Barra Ltda.	100%	100%
Bioenergia Caarapó Ltda.	100%	100%
Bioenergia Costa Pinto Ltda.	100%	100%
Bioenergia Gasa Ltda.	100%	100%
Bioenergia Jataí Ltda.	100%	100%
Bioenergia Maracaí Ltda.	100%	100%
Bioenergia Rafard Ltda.	100%	100%
Bioenergia Serra Ltda	100%	100%
Bioenergia Tarumã Ltda.	100%	100%
Bioenergia Univalem Ltda.	100%	100%
Raízen Araraquara Açúcar e Álcool Ltda. (“Raízen Araraquara”)	100%	100%
Raízen Ásia PT Ltd.	100%	100%
Raízen Biogás Ltda.	100%	100%
Raízen Biogás SPE Ltda.	100%	100%
Raízen Biotecnologia S.A.	100%	100%
Raízen Caarapó Açúcar e Álcool Ltda. (“Raízen Caarapó”)	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda. (“Raízen Centroeste”)	100%	100%
Raízen e Wilmar Açúcar Ltda. (ii)	—	100%
Raízen Energy Finance Ltd.	100%	100%
Raízen Fuels Finance S.A.	100%	100%
Raízen-Geo Biogás S.A. (iii)	100%	—
Raízen International Universal Corp.	100%	100%
Raízen North América, Inc.	100%	100%
Raízen Paraguaçú Ltda. (“Paraguaçu”)	100%	100%
Raízen Trading LLP.	100%	100%
São Joaquim Arrendamentos Agrícolas Ltda. (“São Joaquim”) (i)	100%	—
TEAS Terminal Exportador de Álcool de Santos Ltda. (“TEAS”) (iv)	—	100%
Unimodal Ltda.	73%	73%

(i)	On June 21, 2017, the subsidiary Raízen Araraquara, through a process of exchange of quotas, transferred its interest in the company Agropecuária Santa Hermínia Ltda. and, in return, received 1,806,090 quotas equivalent to 100% of São Joaquim Arrendamentos Agrícolas Ltda. equity.
(ii)	On April 18, 2017, through a Private Instrument for the 1st Amendment to the Articles of Association of Raízen e Wilmar Açúcar Ltda., RESA and its subsidiary Raízen Araraquara transferred portions and the totality, respectively, of their quotas issued by Raízen and Wilmar Açúcar Ltda. to the company RaW. Thus, RESA now holds a minority interest and Raízen Araraquara ceased to be a partner. This transaction had no impact on the combined consolidated financial statements as it related to corporate restructuring under common control.
(iii)	On February 19, 2018, Bio Barra ceased to be a partner, transforming the entity into a closely-held Corporation and 15% of the equity interest was transferred to the new minority partner Geo Energética Participações S.A..
(iv)	On March 29, 2018, the interest on TEAS was integrally sold to the Ultra Group. See Note 11.b.ii.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Subsidiaries of RCSA	Direct and indirect ownership interests
	2018	2017
Blueway Trading Importação e Exportação Ltda.	100%	100%
Petróleo Sabbá S.A. (“Sabbá”)	80%	80%
Raízen Argentina Holdings S.A.U. (i) / (ii)	100%	—
Raízen Conveniências Ltda. (“Raízen Conveniências”) (iii)	100%	—
Raízen S.A. (ii)	100%	100%
Raízen Sabbá Conveniências Ltda. (“Sabbá Conveniências“) (iii)	96%	—
Raízen Mime Conveniências Ltda. (“Mime Conveniências”) (iii)	91%	—
Raízen Mime Combustíveis S.A. (“Mime”)	76%	76%
Sabor Raíz Alimentação S.A. (“Sabor Raiz”)	69%	60%
Saturno Investimentos Imobiliários Ltda. (“Saturno”)	100%	100%

(i)	On March 28, 2018, this entity was created to be used in the acquisition of the DS business in Argentina
(ii)	Dormant entities as of March 31, 2018
(iii)	As mentioned in Note 1.c, RCSA and its subsidiaries Sabbá and Mime conducted, on April 3 and 4, 2017, capital increases in such companies through net assets linked to franchising activity and licensing of the “Select” brand.

Exclusive investments funds	Total ownership interest
	2018	2017
Fixed income IF for private credit RJ – Banco Santander S.A.	100%	100%
Fixed income IF for private credit RAÍZEN I – Banco BNP PARIBAS BRASIL S.A.	100%	100%

The subsidiaries are fully consolidated from the date of control acquisition, and continue to be consolidated up to the date when control no longer exists. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, and utilizing accounting policies consistent and, when required, with the policies adopted by the Group.

All balances maintained between combined consolidated companies, revenues and expenses, unrealized gains and losses, arising from transactions between companies are eliminated as a whole.

A change in the ownership interest in a subsidiary which does not result in loss of control is accounted as a transaction between shareholders in equity.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is equal to the fair value of the assets transferred, liabilities assumed and equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, when applicable. Acquisition-related costs are recorded in the statement of income as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. Non-controlling interests to be recognized are determined for each acquisition carried out.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The difference between the consideration paid and the acquisition-date fair value of any previous ownership interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. For acquisitions in which the Group attributes fair value to non-controlling interests, the determination of goodwill also includes the value of any non-controlling interest in the acquiree, and the goodwill is determined considering the Group’s and non-controlling interests. When the consideration paid is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly in the statement of income for the year as bargain purchase.

2.3.	Description of significant accounting policies

The accounting policies described below have been consistently applied to all the years presented in these combined consolidated financial statements.

a)	Revenue recognition

Revenues from sales of products or goods, including sales in the foreign market made by RESA’s subsidiaries, Raízen Trading LLP and Raízen International Universal Corporation, are recognized when the entity transfers to the buyer the significant risks and rewards of ownership of the products and goods, and when it is probable that future economic benefits will be received by companies of the Group. Selling prices are established based on purchase orders or contracts. Goods or services whose income is deferred are recorded within “Other obligations” and accounted for as income upon transfer of significant risks and goods of ownership to the client or provision of the service itself.

The revenue from the sale of the electric power co-generated is recorded based on the energy available in the network and the tariffs specified in the supply agreements, or the current market price, according to each case. Due to the billing flow, the electric power produced and sold through auctions is initially recognized as prepaid income, during the billing to clients and, is only recognized in the statement of income for the year when it is available to be used by the clients.

Revenue from leases and storage comprises leases of gas stations and storage of fuel and similar products in the RCSA terminals and its subsidiaries, and is recognized as the services are rendered, under “Other operating income, net” (Note 22).

Revenue is presented net of taxes (Excise Tax—IPI, Value-added Tax on Sales and Services—ICMS, Social Integration Program—PIS, Social Contribution on Revenues (COFINS), Economic Domain Intervention Contribution (CIDE), National Institute of Social Security (INSS) and other.), returns, rebates and discounts, amortization referring to exclusive supply rights, as well as of sales between Group companies.

b)	Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions, or the dates of valuation when items are remeasured.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Monetary assets and liabilities denominated in a foreign currency are converted into Reais using the foreign exchange rates prevailing at the statement of financial position date, and foreign exchange gains and losses arising from the settlement of these transactions and the translation at year-end exchange rates are recognized in the statement of income within “Financial income (loss)”, unless they qualify as hedge accounting, in which case they are recognized in the Statement of Comprehensive Income.

Non-monetary items that are measured at the historical cost in a foreign currency are translated using the translation rate of the transaction start date. Non-monetary assets that are measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

c)	Financial instruments—Initial recognition and subsequent measurement

(i)	Financial assets

Initial recognition and measurement

Financial assets are classified in the following categories: at fair value through profit or loss and loans and receivables. The Group classifies its financial assets upon initial recognition.

Financial assets are initially recognized at fair value, plus, in the case of investments not carried at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

The Group’s financial assets are presented in Note 24.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification, which can be as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and assets designated in the initial recognition, as measured at fair value through profit or loss. They are classified as held-for-trading if they are originated with the purpose of being sold or repurchased in the short term. Derivatives are measured at fair value through profit or loss, except for those designated as cash flow hedge instruments, which are recognized in shareholders’ equity and subsequently recognized in the Statement of income, as described in Item (v) below. Interest, monetary variation and foreign exchange variation and variations arising from measurement at fair value in income (loss) when incurred, are recognized under financial income (loss).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments and usually not quoted in an active market. After the initial measurement, these financial assets are accounted for at amortized cost using the effective interest rate method (effective interest rate), less impairment loss, when applicable. Amortized cost is calculated taking into account any discount or “premium” in the acquisition and fees or costs incurred. The amortization of the effective interest rate method is included under Financial income (loss) in the statement of income.

Derecognition (write-off)

A financial asset is written off when: (i) The rights to receive cash flows from the asset expire; and, (ii) The Group transfers its rights to receive cash flows from the asset or assumes an obligation to pay the cash flows received in full to a third party under a transfer deal arrangement; and (a) the Group transfers substantially all risks and rewards of the assets, or (b) the Group neither transfers nor retains substantially all the risks and rewards related to the asset, but transfers the control over the asset.

Impairment of financial assets

The Group assesses, at the reporting dates, whether there is any evidence that determines that an asset or group of financial assets is impaired. A financial asset or group of financial assets is considered impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (known as a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets and can be reliably estimated.

The criteria used by the Group to determine whether there is objective evidence of an impairment loss include: (i) issuer or debtor’s relevant financial difficulties; (ii) a breach of contract, such as a default or delay on payment of interest or the principal; (iii) The Group, due to economic or legal reasons relating to the financial difficulty of the borrower, assures the borrower a concession that the creditor would not consider; (iv) It is likely that the borrower will declare bankruptcy or other financial reorganization; (v) the disappearance of an active market for that financial asset due to the financial difficulties; (vi) observable data indicating a measurable reduction in estimated future cash flows from a financial asset portfolio since the initial recognition of the assets, even if the decrease cannot yet be identified with the individual financial assets in the portfolio, including: (a) national or local economic conditions correlating with adverse changes in the payment situation of the portfolio’s loan; and, (b) national or local economic conditions correlating with defaults on the portfolio’s assets.

If, in a subsequent period, the value of the impairment loss decreases and the decrease is objectively be related to an event occurring after the impairment is recognized (such as, an improvement in the debtor’s credit classification) the reversal of the previously recognized impairment loss will be recognized in the statement of income in the period that the event occurs.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(ii)	Financial liabilities

Initial recognition and measurement

Financial liabilities are classified in the following categories: (i) fair value through profit or loss, including derivatives classified as effective hedge instrument, or (ii) amortized cost. The Group classifies its financial liabilities upon initial recognition.

Financial liabilities are initially recognized at fair value, and in the case of loans and financings, include directly related transaction cost.

The Group’s financial liabilities are presented in Note 24.

Subsequent measurement

The measurement of financial liabilities depends on their classification, which can be as follows:

Financial liabilities at fair value through profit or loss

It includes financial liabilities usually traded before maturity, liabilities designated in the initial recognition at fair value by means of the result and derivatives, except those designated as cash flow hedge instruments. Interest, monetary variation and foreign exchange variation and variations arising from measurement at fair value, when applicable, are recognized in Statement of income when incurred.

Amortized cost

After initial recognition, loans and financing subject to interest are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the income statement upon settlement of liabilities, as well as during the amortization process by the effective interest rate method.

Interest payments on loans and financing are classified as cash flows from financing activities.

Derecognition (write-off)

A financial liability is derecognized when the obligation under the liability is discharged, canceled or expired.

(iii)	Offset of financial instruments—net presentation

Assets and liabilities are presented net in the statement of financial position if, and only if, there is a current legal and enforceable right to offset the recognized amounts and if there are an intention of offsetting, or realizing the asset and settling the liability simultaneously.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(iv)	Fair value of financial instruments

The fair value of financial instruments actively traded in organized financial markets is determined based on quoted market prices at the close of business at the statement of financial position date, without deduction of transaction costs.

The fair value of financial instruments for which there is no active market is determined using valuation methods. These methods may include: (i) the use of recent market transactions (on an arm’s length basis); (ii) by reference to the current fair value of another similar instrument; (iii) discounted cash flow analysis or (iv) other valuation models.

An analysis of the fair value of financial instruments and more details on how they are calculated are provided in Note 24.

(v)	Derivative financial instruments and hedge accounting

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as non-deliverable forwards, commodity forward contracts and interest rate swaps to provide protection against the risk of variation in the foreign exchange rates, prices of commodities and interest rates, respectively. The derivative financial instruments designated in hedging operations are initially recognized at fair value on the date on which the derivative is obtained, and are subsequently valuated also at fair value. Derivatives are presented as assets when the fair value of the financial instrument is positive; and as liabilities when the fair value is negative.

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in the statement of income, with the exception of the effective portion of the hedge designated as hedge accounting, which is recognized directly in equity in other comprehensive income.

For hedge accounting purposes, there are the following classifications:

•	fair value hedge, in providing protection against exposure to changes in the fair value of recognized asset or liability or of unrecognized firm commitment, or of identified part of such asset, liability or firm commitment, which is attributable to a particular risk and may affect the result;

•	cash flow hedge, in providing protection against the variation in the cash flows that is attributable to a particular risk associated with a recognized asset or liability or with a foreseen transaction that is highly likely and that might affect the result; or

•	hedge of a net investment in a foreign operating unit.

In the initial recognition of a hedge relationship, the Group formally classifies and documents the hedge relationship to which they wish to apply hedge accounting, as well the objective and the risk management strategy of company’s management.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The documentation includes: (i) the identification of the hedge instrument, (ii) the hedged item or transaction, (iii) the nature of the risk to be hedged, (iv) the prospective demonstration of the efficacy of the hedge relationship and (v) the way in which the Group intends to assess the efficacy of the hedge instrument for purposes of offsetting the exposure to changes in the fair value of the hedged item or cash flows related to the hedged risk. As regards cash flow hedge, the nature of the high probability of occurrence of the foreseen transaction to be hedged, as well as the foreseen periods of transfer of the gains or losses resulting from the hedge instruments from equity to income, are also included in the documentation of the hedge relationship.

These hedges are expected to be highly effective to offset changes in the fair value or cash flows. They are constantly evaluated to verify whether they were indeed highly effective over the course of all the base periods for which they were intended.

In practice, Group’s main hedges that meet accounting hedge criteria are as follows:

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is initially recorded directly in equity in the other comprehensive income (loss), while any ineffective portion is recognized directly in the Statement of income.

Amounts recognized in other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged income or interest expense is recognized, or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or liability, the amounts recognized in equity are transferred to the initial book value of the non-financial asset or liability.

If the forecast transaction or firm commitment is no longer expected to occur, the amounts previously recognized in equity are transferred to the statement of income.

If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in comprehensive income (loss) remains deferred in equity within reserve for other comprehensive income (loss) until the forecast transaction or firm commitment affects profit or loss.

The types of financial instruments designated as hedge accounting are presented in Note 24.

Fair value hedge and fair value option of certain financial liabilities

The Group designates certain debts, mainly, related to exports pre-payment contacts (“PPEs”) as liabilities measured at fair value through profit or loss, in order to eliminate, or significantly reduce, the mismatch in measurement that would otherwise result in the recognition of gains or losses on the loans and related derivatives on different bases. As a result, fluctuations of certain loans at fair value are recognized in Financial income, as Fair value of liability financial instruments, as part of Financial expenses.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Fair value hedge of inventories

During the year ended March 31, 2018, RCSA has designated as a fair value hedged the imported inventory of oil by-products linked with derivatives (forward sold), the details of which in Note 24.e.

d)	Inventories

Inventories are valued at the average cost of acquisition or production, except the ethanol inventory of Raízen Trading and the imported inventory of oil by-products linked with derivatives designated as a fair value hedged item (Note 2.3.c), not exceeding net realizable value. Costs of finished products and products in process include raw material, direct labor costs and other direct costs as well as respective direct production expenses (based on regular operating capacity) less loan costs. The net realizable value is the sales price estimated for the normal course of the businesses, less estimated completion execution costs and selling expenses.

The estimated losses for slow-moving or obsolete warehouse inventories are constituted when these inventories have not moved for a period of 2 years in RESA and three-months in RCSA and are not considered strategic by the Management.

e)	Investments in associates and joint-ventures

Investments in companies over which the Group has significant influence or joint control are accounted for under the equity method. They are initially recognized at in the statement of financial position at cost, plus any changes after the acquisition of the ownership interest.

The statement of income reflects the share in the results from operations of associated companies and joint ventures based on the equity accounting method. When a change is directly recognized in the shareholders’ equity of the associated company or joint venture, the Group will recognize its share in the variations in the statement of changes in equity.

After applying the equity accounting method, the Group determines whether it is necessary to recognize additional impairment on the investment. The Group determines, at each statement of financial position closing date, if there is objective evidence that investment in the associated company or joint venture suffered impairment loss. If so, the Group calculates the amount of impairment loss as the difference between the recoverable amount of the associated company or joint venture and the book value and recognizes the amount in the statement of income.

When there is loss of significant influence on the associated company or joint control of the joint venture, the Group recognizes the remainder investment at fair value.

Unrealized gains from transactions between the Group and its associated companies and joint ventures are eliminated to the extent of the Group’s interest. The accounting policies of the associated companies and joint ventures are changed when required in order to assure consistency with the policies adopted by the Group.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

f)	Biological assets

Biological assets refer to standing sugarcane, which are measured at fair value.

The standing sugarcane are measured at fair value, excluding the land on which they are located, under the discounted cash flow method.

For standing sugarcane, the Group uses future cash flows in accordance with the productivity cycle projected for each harvest, taking into consideration the estimated useful life of each crop, the prices of total recoverable sugar, estimated productivities, estimated costs to be incurred with production, harvesting, loading and transportation per planted hectare.

Changes in fair values between periods are allocated to in Statement of Income under “Cost of products sold”.

Any land owned by the Group in which the biological asset is produced are recorded under Property, plant and equipment.

g)	Property, plant and equipment

Property, plant and equipment items (sugarcane roots included) are stated at historical acquisition or construction cost less accumulated depreciation and impairment losses, when applicable.

The cost includes expenditures that are directly attributable to the acquisition of assets. The cost of assets built by the Company includes materials and direct labor, as well as any other costs attributable to bringing the assets to the location and condition requires for them to operate in the manner intended by Management, and loan costs on qualifying assets. Borrowing costs relating to funds raised for works in progress related the assets are capitalized until the projects are concluded.

RESA and its subsidiaries perform the main maintenance activities scheduled for their mills on an annual basis. This usually occurs between the months from January to March, with the objective of inspecting and replacing components.

The main annual maintenance costs include costs of labor, materials, outsourced services and overhead allocated during the off-season period. These costs are classified as frequent replacement parts and components, in property, plant and equipment, and are fully amortized in the following crop season.

The cost of an equipment item that must be replaced on an annual basis is accounted for as a component of the equipment costs and depreciated over the following crop. The costs of normal periodic maintenance are accounted for in expenses when incurred as the replaced components do not improve the production capacity of the asset or introduce refinements in the equipment.

In RCSA, estimated costs to be incurred with removal of fuel storage tanks are estimated and recorded as part of the cost of property, plant and equipment, with a corresponding entry to the provision that supports such costs in current and non-current liabilities, depending on the estimated obligation term.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of any renewal to increase useful life should be activated and included in the asset’s book value, if it is probable that future economic benefits following the renewal will exceed the performance standard initially assessed for the existing asset and that such benefits will accrue to the Group. The main refurbishments are depreciated over remaining useful lives of related assets.

Gains and losses from divestments are determined by the comparison of results with the book value and are recognized in the statement of income under “Other operating income, net”.

Lands are not depreciated. On March 31, 2018 and 2017 the depreciation was calculated based on estimated useful life for each asset. The annual weighted average depreciation rates are as follows:

Class of fixed assets	Average rate
Buildings and improvements	2%
Machinery, equipment and facilities	5%
Aircrafts and vehicles	8%
Furniture and fixtures and IT equipment	14%
Sugarcane roots	20%
Other	5%

Residual values and useful lives are reviewed and adjusted, if necessary, at the end of each year.

h)	Leases

Whether a contract is, or contains, a lease is determined based on the substance of the contract at the inception date.

Under finance lease contracts where substantially all risks and rewards are transferred to the Group, incidental to ownership of the leased asset, they are capitalized at the inception of the lease at the fair value of the leased property, or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the statement of income. A leased asset is depreciated during its useful life or lease term, whichever is shorter, unless there is evidence that the leased asset will be acquired at the end of the lease.

Operating lease agreements are recognized as operating expenses in the statement of income on a straight-line basis over the term of the lease.

i)	Intangible assets

(i)	Goodwill

Goodwill is represented by the positive difference between the paid amount for the acquisition of a business and the net fair value of assets and liabilities of the acquired company.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Goodwill is measured at cost, less impairment losses, when applicable, and the impairment test is carried out at least every year. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating units of the Group that are expected to benefit from the business combination, regardless of other assets or liabilities of the acquiree being allocated to those units.

(ii)	Intangible assets with defined useful lives

Intangible assets with defined useful lives are carried at cost, less accumulated amortization and accumulated impairment losses, when applicable.

On March 31, 2018 and 2017 the annual weighted average amortization rates are as follows:

Class of intangible assets	2018	2017
Software license (a)	20%	20%
Brands (b)	10%	10%
Agricultural partnership agreements (c)	9%	9%
Sugarcane supply agreements (c)	10%	10%
Contractual relationships with clients (c)	4%	4%
Exclusive supply rights (d)	14%	12%
Public concession rights to use (e)	20%	20%
Technology (f)	10%	10%
Other (g)	29%	29%

(a)	Software license

Licenses from computer programs acquired are capitalized and amortized over the useful life estimated by the Group. Expenses associated with maintaining software are recognized as expenses to the extent they are incurred. Expenses directly associated with software development, controlled by the Group and likely to generate economic benefits greater than costs for more than one year, are recognized as intangible assets.

(b)	Brands

Corresponds to the right to use the Shell brand, contributed to the formation of Raízen by the shareholder Shell, recognized by historical cost. The brand is amortized using the straight-line method by the end of this contractual right.

(c)	Agricultural partnership agreements, sugarcane supply agreements and contractual relationships with clients

These intangible assets were acquired in a business combination and were recognized at fair value at the acquisition date. They have a defined useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the contractual relationship with the supplier and the customer.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(d)	Exclusive supply rights

Represent bonuses granted to clients (Note 13) based on contractual terms and future purchase performance, in particular as to volumes as provided in supply agreements. Inasmuch as contractual conditions are met, bonuses are amortized and recognized in the statement of income, as Taxes, deductions and rebates on sales as a reduction to net operating revenue (Note 20).

(e)	Public concession rights to use

The concession rights correspond to the right to operate the concessions related to RESA’s electricity cogeneration activity, and are amortized on a straight-line basis over the concession period.

(f)	Technology

Refers to technologies developed by Iogen Corp. for the production of second generation ethanol (“E2G”), represented by contractual rights including, among others, exclusivity to RESA for the commercialization of these rights in the territories in which it operates.

(g)	Others

Refers basically to the intangibles registered in Raízen Trading, controlled by RESA, corresponding to the portfolio of clients and licenses acquired in the business combination of the operation in Europe and the United States.

j)	Impairment of non-financial assets

The Group evaluate every year whether there are indicators of an asset’s loss of value. In the event such indicators are identified, the Group estimates the asset’s recoverable amount. The recoverable value of an asset is the greater among: (a) fair value less costs that would be incurred to sell it, and (b) its value in use. When required, value in use is usually determined based on the discounted cash flow (before taxes) from the continued use of the asset until the end of its useful life.

Regardless of the existence of impairment indicators, goodwill and intangible assets with an indefinite useful life, if any, are tested for impairment at least once a year.

When the book value of an asset exceeds its recoverable value, the loss is recognized as an operating expense in the statement of income.

k)	Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events; (ii) it is likely that an outflow of funds will be required to settle the obligation; and (iii) the amount can be reliably estimated.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

l)	Employee benefits

The Group has an optative defined contribution and partial defined benefit plan, in which maintains a private pension plan for the employees.

The Group recognizes a liability based on a methodology that considers a number of factors determined by actuarial estimates, which employ assumptions for defining pension plan costs or income.

Gains and losses arising from adjustments and changes in actuarial assumptions are stated directly in equity as other comprehensive income, when they occur.

Past costs of services are immediately recognized in the statement of income.

The Group recognizes an estimated liability when it is contractually compelled or when there is a past practice that created a constructive obligation.

m)	Income and social contribution taxes

Income (expenses) tax and social contribution expenses of the period include current and deferred taxes. Income taxes are recognized in the statement of income, except to the extent they are related to items directly recognized in equity or comprehensive income, when applicable. In that case, the tax is also recorded in equity or comprehensive income.

The current and deferred income tax and social contribution charge is calculated based on enacted, or substantially enacted, tax acts, at the statement of financial position date of countries in which the Group’s entities operate and generate taxable income. Management periodically evaluates the positions taken by the Group in the calculations of income tax with respect to situations in which applicable tax regulation is subject to interpretations and establishes provisions when appropriate, on the basis of amounts expected to be paid to the tax authorities.

Income tax is computed on taxable income at the rate of 15%, plus 10% surtax for income exceeding R$ 240 in the 12-month period, whereas social contribution is computed at the rate of 9% on taxable income, recognized on the accrual basis. That is, on a compound basis, the Group is subject to a theoretical tax rate equivalent to 34%.

Deferred income tax and social contribution in connection with tax losses, social contribution negative base and temporary differences are shown as net in the statement of financial position when there is a legal right and an intention to offset these on calculation current taxes related with the same legal entity and the same tax authority. Accordingly, deferred tax assets and liabilities in different entities or countries are in general presented separately, and not at net value. Deferred taxes are calculated based on the tax rates in force when they are realized or reviewed annually.

Tax assets are only recognized to the extent that it is probable that future taxable income will be available against which these temporary differences can be offset.

Prepayments or current amounts that can be offset are presented in current and non-current assets, in accordance with their expected realization.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

n)	Capital and remuneration to shareholders

The capital is comprised of common and preferred shares. Incremental expenses attributed directly to share issued, if any, are shown as a deduction from equity, as an additional capital contribution, net of tax effects.

In the parent companies RESA and RCSA, the only existing class A preferred share as well as each common share, is entitled to one vote on resolutions by each company’s shareholders’ meetings, as well as R$ 0.01 (one centavo) fixed annual dividends. Such voting rights are restricted to subsidiaries and not to the Group.

Class B preferred shares issued by RESA have no voting rights and are intended to refund assets, mainly represented by tax benefits contributed by shareholders Cosan and Shell respectively, as these benefit the Group.

Class D preferred shares have no voting rights and are entitled to a fixed annual dividend in RESA as well as in RCSA, to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RESA and RCSA company by-laws and in legislation in force.

Class E preferred shares issued by RESA and RCSA have voting rights and are entitled to a fixed annual dividend to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RCSA company by-laws and in legislation in force.

o)	Business combinations

Business combinations are accounted for according to the acquisition method and assets liabilities and contingent liabilities identifiable of the company or acquired business are measured at fair value for the purposes of evaluation and recognition of the goodwill arising on the transaction in accordance with effective accounting standards. Goodwill represents the surplus of acquisition cost in view of the Group’s interest in fair value, net of identifiable assets, liabilities and contingent liabilities in the company acquired. If consideration is lower than fair value of assets, liabilities and contingent liabilities acquired, the difference must be recognized in statement of income.

p)	Environmental issues

The group reduces risks in connection with environmental issues by means of operating procedures and controls and investments in equipment and pollution control systems. The Group recognizes a provision for losses with environmental expenditures inasmuch as it is necessary to undertake remedial actions for the damages caused.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

2.4.	New IFRS and IFRIC Interpretations (IASB Financial Reporting Interpretations Committee) applicable to financial information

The following new standards and interpretations were issued by the IASB but are not yet effective for the year ended March 31, 2018.

IFRS 9 – Financial Instruments

IFRS 9 includes new models for the classification and measurement of financial instruments and measurement of expected credit losses for financial and contractual assets, and new requirements on hedge accounting.

IFRS 9 becomes effective for annual periods starting on or after January 1, 2018 (in the case of the Group, April 1, 2018) and replaces guidelines of IAS 39—Financial Instruments: Recognition and Measurement.

The Group will adopt IFRS 9 in its financial statements for year ending March 31, 2019, and expect to have immaterial effects.

(i)	Classification and measurement of financial assets and liabilities

IFRS 9 retains a large part of the requirements of IAS 39 for the classification and measurement of financial liabilities. However, it eliminates the old categories for financial assets: (i) held to maturity, (ii) loans and receivables and (iii) available for sale.

At the initial recognition, as required by IFRS 9, a financial asset is classified as measured: (i) at amortized cost, (ii) at fair value through other comprehensive income (FVTOCI) and (iii) fair value though profit or loss (FVTPL).

In relation to financial liabilities, in accordance with IAS 39, all changes in fair value of the liabilities designated as FVTPL are recognized in statement of income, whereas, according to IFRS 9, the changes in fair value attributable to changes in in credit risk of the Group are presented in OCI. The impacts of Group’s own credit risk tend to be immaterial as the Group´s credit risk classification is low and with reduced volatility. Thus, until the issuance of these financial statements, no relevant impacts are expected in OCI, which, accordingly to IAS 39, would have been recognized in income (loss).

(ii)	Impairment – Financial and contractual assets

IFRS 9 replaces the “incurred losses” model of IAS 39 with a prospective “expected credit losses” model. The new model of expected losses will be applied to financial assets measured at amortized cost or FVTOCI, with the exception of investments in equity instruments and contractual assets.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The Group’s management assessed scenarios and decided to adopt the expected loss matrix, according to the practical expedient. The matrix considers the grouping of customers with similar default characteristics, in the case of RCSA, by sales channel and rating (customer risk rating measured internally). The Group operates with short term receivables outstanding, which justifies not considering future economic factors in this matrix.

(iii)	Hedge accounting

IFRS 9 will require the Group to assure that hedge accounting relationships are aligned with the Group’s risk management objectives and strategies, and that the Group applies a more qualitative and forward-looking approach to assessing the effectiveness of the hedge. IFRS 9 also introduces new requirements for rebalancing hedging relationships and prohibits the voluntary discontinuation of hedge accounting. According to the new model, it is likely that more risk management strategies, particularly those of a hedge of a risk component (other than foreign currency risk) of a non-financial item, may qualify for hedge accounting.

The adoption of IFRS 9 for hedge accounting will be prospective. In the management’s evaluation, the changes in the standard do not represent significant impacts for the Group’s current operations. The effectiveness tests will be adequate, considering prospective and qualitative analyzes, and it will be possible to designate future new strategies for hedge accounting, with the greatest flexibility.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 introduces a comprehensive framework for determining whether and when revenue from contracts with customers is recognized. IFRS 15 will become effective for annual periods starting on or after January 1, 2018 (in the case of Raízen, beginning as of April 1, 2018) and will replace current guidelines for recognition of revenue in IAS 18—Revenues, IAS 11—Construction Contracts and IFRIC 13—Client Loyalty Programs.

Currently, most of the Group’s revenues refer to the sales of oil by-products, ethanol and sugar, and are recognized when the goods are delivered at the client’s location or picked up by them at the Group’s distribution centers, considering the moment in which the customer accepts the goods and the risks and benefits related to ownership of the transferred items. Thus, revenue is recognized at this time as long as revenue and costs can be measured reliably, receipt of the consideration is probable and there is no continuous involvement of the Management with the products.

The revenue from the sale of the electric power is currently recorded based on the energy available in the network and the tariffs specified in the supply agreement, or the current market price, according to each case. The electric power produced and sold through auctions is initially recognized as other liabilities, and is only recognized in the statement of income for the year when it is available to be used by the clients.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

In respect of this accounting standard, the Group concluded that the contracts for exclusive rights to supply to the fuel stations should be classified in the financial position as operating assets and, no longer, in the caption “Intangible assets”. The main possible impacts to be considered in the combined consolidated interim accounting information as of June 30, 2018 are as follows, based on the fiscal year ended on the base date of these annual combined consolidated financial statements: (i) segregation of non-current assets to current between R$ 300 million and R$ 500 million; (ii) exclusion from the adjustment of EBITDA, since treatment is no longer treated as amortization of intangible, in the range of the amount mentioned in the previous item, but the same amount will be adjusted to reflect the Group’s business direction in adjusted EBITDA (Management report); (iii) reclassification from investment activities to operating activities, in the statements of cash flows, between R$ 500 million and R$ 700 million.

IFRS 16 – Leases

IFRS 16 introduces a single model for accounting of leases in the financial position for lessees. A lessee recognizes an asset of right of use, which represents its right to use the leased asset and a lease liability, which represents its obligation to make lease payments. Optional exemptions are available for short-term leases and low value items. The lessor’s accounting remains similar to the current standard, that is, lessors continue to classify leases as financial or operating.

IFRS 16 replaces the existing lease standards, including the IAS 17 Leases (IFRIC 4, SIC 15 and SIC 27). Early adoption is permitted only for entities that apply IFRS 15 at or before the date of initial application of IFRS 16.

The Group initiated an assessment of the potential impact on its financial statements. So far, the most significant impact identified is that the Group will recognize new assets and liabilities for its operating leases from fuel distribution bases, lands, warehouse, machinery and vehicles. In addition, the nature of the expenses related to these leases will be changed, since IFRS 16 replaces the linear operating lease expense for depreciation expenses related to the right of use and interest on the lease liabilities.

The Group’s Management is still evaluating whether to use the optional exemptions and transition approach.

IFRIC 22 – Foreign Currency Transactions and Advance Consideration

IFRIC 22 defines that the date of transaction for effects of determination of the exchange rate should be the date on which the entity first recognizes the non-monetary asset or liability derived from the early payment or receipt.

This interpretation will become effective for annual periods starting on or after January 1, 2018 (in the case of the Group, as from April 1, 2018).

Management analyzed the impacts of the early adoption of IFRIC 22 and considered them immaterial. Accordingly, the adoption will be made on prospective basis.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

There are no IFRS standards or IFRIC interpretations other than the aforementioned, that are not effective yet and accordingly with the current assessment of management could have a relevant impact on the combined consolidated financial statements of the Group.

3.	Cash and cash equivalents

		Weighted average remuneration
	Index	2018	2017	2018	2017
Funds in banks and in cash				1,388,365	503,252
Values awaiting foreign exchange closure (1)	—	—	—	63,338	171,873
Financial investments:
Bank deposit certificate—CDB and commitments (2)	CDI	100.0%	100.9%	2,210,857	2,525,894
Other investments	—	—	—	608	579

				2,211,465	2,526,473

				3,663,168	3,201,598

Domestic (domestic currency)				2,375,152	2,719,541
Abroad (foreign currency) (Note 24.d)				1,288,016	482,057

				3,663,168	3,201,598

(1)	Refer basically to receiving foreign currency funds from overseas clients, for which obtaining foreign exchange from financial institutions that was not yet concluded until the statement of financial position date, and foreign funds intended to settle debts related to export performance. There is no restriction to immediate use of these amounts.
(2)	Refer to fixed income investments in first-class financial institutions.

4.	Securities

	2018	2017
Financial Treasury Bills (“LFT”) (1)	1,078,945	753,804

	1,078,945	753,804

(1)	Refers to investments made through Investment Funds, which have original maturity over 90 days, remunerated by SELIC. As of March 31, 2018 the Group earned interest in the amounts of R$ 48,866 (R$ 56,421 in 2017 and R$ 21,026 in 2016) related to the LFTs.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

5.	Restricted cash

		Weighted average remuneration
	Index	2018	2017	2018	2017
Financial investments linked to financing (1)	CDI	100.0%	100.1%	67,767	63,093
Financial investments linked to derivative operations (2) (Note 24.g)	CDI	100.9%	101.2%	38,863	77,582
Margin on derivative operations (3) (Note 24.g)	—	—	—	36,976	184,562

				143,606	325,237

Domestic (domestic currency)				106,630	140,675
Abroad (foreign currency) (Note 24.d)				36,976	184,562

				143,606	325,237

(1)	Correspond to LFTs with prime banks, held by virtue of Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”) debts and with redemption subject to payment of certain portions of the mentioned financing.
(2)	Refer to investments such as CDBs and foreign government bonds with first-class financial institutions, employed in transactions with derivative financial instruments.
(3)	Margin deposits in derivative operations refer to margin requirements by counterparts in transactions with derivative instruments, and are exposed to US dollar exchange fluctuations.

6.	Trade accounts receivable

	2018	2017
Domestic (domestic currency)	2,667,210	1,866,064
Abroad (foreign currency) (Note 24.d)	178,237	141,679
Funding to clients (i)	572,090	548,974
Allowance for doubtful accounts	(212,914)	(210,445)

	3,204,623	2,346,272
Current	(2,756,767)	(1,902,542)

Non-current	447,856	443,730

(i)	Funding to clients substantially consists of payment in installments of outstanding debts and sales of properties, as well as financing agreements backed by security interest, pledges and endorsements whose main purpose is the setup or modernization of gas stations. Finance charges and repayment deadlines are agreed by contract and set according to a business assessment of each negotiation.

The Group did not pledge any trade receivable to guarantee financial transactions.

The maximum exposure to credit risk on the statement of financial position date is the book value of each of the types of accounts receivable mentioned above.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The aging schedule of trade and other receivables and funding to clients is as follows:

	2018	2017
Falling due	2,900,317	2,050,149
Overdue—in days
Up to 30	54,155	126,525
From 31 to 90	99,619	23,983
From 91 to 180	21,920	37,065
Above 180	341,526	318,995

	3,417,537	2,556,717

For long overdue trade and other receivables, which have no allowance recognized, the Group has real guarantees as mortgage and credit letters.

The estimated loss in allowance for doubtful accounts was calculated on credit risk analysis, which contemplates loss history, individual situation of clients, and situation of the corporate group to which they belong, real guarantees for debts and the assessment of the legal advisors.

Allowance for doubtful accounts is considered sufficient by Management to cover possible losses on amounts receivable; changes during the years are as follows:

March 31, 2016	(200,585)

Estimated loss	(28,181)
Reversal	14,157
Write-off	3,768
Foreign exchange variation	396

March 31, 2017	(210,445)

Estimated loss	(50,004)
Reversal	26,492
Write-off	21,212
Foreign exchange variation	(169)

March 31, 2018	(212,914)

As at March 31, 2018, the Group had the amount of R$ 51,677 (R$ 203,363 in 2017) recorded in current liabilities, in the line item Advances from clients, which substantially refer to the receipts from foreigners for acquisition of sugar, as well as prepayments by customers for purchase of fuels. When applicable, accounts receivable and advances from clients are presented net.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

7.	Inventories

	2018	2017
Finished goods:
Ethanol	681,500	435,473
Sugar	55,215	204,923
Diesel (1)	761,781	696,921
Gasoline (1)	752,035	750,551
Jet fuel (Jet A-1)	93,364	68,485
Other fuels	10,903	10,353
Storeroom and others	221,256	195,343
Estimated loss for net realizable value and obsolescence	(23,541)	(78,959)

	2,552,513	2,283,090

(1)	As of March 31, 2018, said inventory is increased by R$ 16,827, resulting from fair value measurement under a fair value hedge. The Group uses the Tier 2 hierarchy to determine and disclose said fair value. See Note 24.e

The changes in the estimated loss for net realizable value and obsolescence is as follows and was recognized in the statement of income under the caption Cost of products sold and services rendered:

March 31, 2016	(18,134)

Estimated loss	(73,490)
Reversals	12,665

March 31, 2017	(78,959)

Estimated loss	(18,756)
Reversals / realization (1)	74,174

March 31, 2018	(23,541)

(1)	Refers mainly to realization of estimated loss on ethanol inventories recognized on March 31, 2017 due to sale of this product.

8.	Biological assets

The Group’s biological assets correspond to the agricultural products under development (standing sugarcane) produced in sugarcane plantations, which will be used as raw material for the production of sugar, ethanol and bioenergy at the time of harvest. Fair value is evaluated using the discounted cash flow method. Valuation model considers present value of cash flows to be generated, including two-year projections, depending on which crop sugarcane is expected to be harvested.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Planted areas refer only to sugarcane plantations, and do not consider planted land and the sugarcane roots, which are recorded as Property, plant and equipment. The following assumptions were used in the determination of the fair value:

	2018	2017
Estimated harvest area (hectares) (1)	447,277	415,095
Productivity expected (tons of sugar-cane per hectare)	77.31	77.06
Amount of ATR (kg/ton)	132.88	132.30
Average ATR price per Kg projected (R$/Kg)	0.60	0.70

(1)	Increase in estimated crop area is mainly due to acquisition of Santa Cândida and Paraíso mills. See Note 27.

As of March 31, 2018, cash flows were discounted at 6.37% (6.08% in 2017) which is the WACC (Weighted Average Capital Cost) of the Group.

The Group periodically reviews assumptions used to calculate biological assets, adjusting it in case there are significant variations in relation to those previously projected.

Changes in biological assets (sugar cane) are detailed below:

	2018	2017
Balance at the beginning of the year	1,276,321	973,373

Additions of cultural treatments	579,081	545,134
Absorption of harvested sugar-cane costs	(552,881)	(547,109)
Change in fair value	272,564	652,984
Realization of fair value	(640,006)	(348,061)
Business combination (1)	12,736	—

Balance at the end of the year	947,815	1,276,321

(1)	It refers to the impacts of the acquisition and merger of Santa Cândida and Paraíso mills. See Note 27.

Fair value estimate could increase (decrease) if:

•	Estimated ATR price were higher (lower);

•	Estimated productivity (tons per hectare and ATR quantity) were higher (lower); and,

•	Discount rate were lower (higher)

The Company’s sugarcane operations are exposed to variations from climate changes, pests and diseases, forest fires and other forces of nature.

Weather conditions may historically cause fluctuations in the sugar and alcohol industry and therefore in the Group operating income because they affect crops by means of increasing or reducing harvests. Moreover, Group’s businesses are subject to seasonal fluctuations determined by the sugar cane growth cycle in Brazil’s Center-Southern region.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

9.	Other financial assets

	2018	2017
Credits from indemnity suits (1)	83,769	496,779
National Treasury Certificates (CTN) (2)	827,042	737,088
Other	1	1

	910,812	1,233,868
Current	(408,379)	(11,048)

Non-current	502,433	1,222,820

(1)	Receivables from legal disputes on which a final judgment favorable to RESA was obtained in February 2007, December 2013 and 2015, which are not part of the net assets contributed by Cosan to set up the Group. Therefore, RESA recognized a liability in the same amount, classified as current and non-current in the related parties account, considering that RESA has the obligation to reimburse those receivables to Cosan when they are actually collected. These credits yield IPCA-E (Special Amplified Consumer Price Index) and Selic rate variation plus annual interest of 6%, if applicable.

On December 21, 2017, occurred a sale of credit receivables of Univalem mill’s to Cosan amounting to R$ 426,438. This right is from indemnity suits seeking compensation for the Federal Government’s conviction because of the fixing of sugar and ethanol prices below production cost. Such transactions neither did nor will produce impact on the RESA’ statements of income and cash flows.

(2)	Brazilian Treasury Certificates are government bonds issued by the Brazilian Treasury within the Special Agriculture Industry Securitization Program—PESA, with a 20-year original maturity (falling due between 2018 and 2025) and which pledged to secure its related financing transaction called PESA. These bonds bear annual compound interest of 12%, plus the IGP-M (General Market Price Index). Their value on maturity date will match the principal of the debt due under PESA and may be used for settlement.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

10.	Related parties

(a)	Summary of related party balances

	2018	2017
Assets
Assets classification per currency:
Domestic (domestic currency)	1,937,848	1,570,764
Abroad (foreign currency) (Note 24.d)	100,728	77,115

	2,038,576	1,647,879

Framework agreement (1)
Shell Brazil Holding B.V.	922,077	702,123
Cosan S.A. Indústria e Comércio	576,945	502,167
Shell Brasil Petróleo Ltda.	67,419	43,500
Other	9,317	7,117

	1,575,758	1,254,907
Commercial operations (2)
Rumo group	139,263	121,594
Nova América Agrícola Caarapó Ltda.	120,383	103,036
Shell Aviation Limited	94,631	72,874
Agroterenas S.A.	40,026	49,883
Cosan S.A. Indústria e Comércio	10,057	3,953
Other	58,458	35,377

	462,818	386,717
Paid-in capital
Sapore S.A.	—	4,541
Logum Logística S.A.	—	1,714

	—	6,255

	2,038,576	1,647,879

Current	(709,027)	(539,328)

Non-current	1,329,549	1,108,551

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

	2018	2017
Liabilities
Liabilities classification per currency:
Domestic (domestic currency)	1,054,447	1,570,172
Abroad (foreign currency) (Note 24.d)	133,002	5,669

	1,187,449	1,575,841

Framework agreement (1)
Cosan S.A. Indústria e Comércio	436,535	793,283
Shell Brasil Petróleo Ltda.	100,028	81,992
Shell Brazil Holding B.V.	34,438	53,907
Other	1,282	1,192

	572,283	930,374
Financial operations
Shell Finance (Netherlands) B.V.	3,567	3,021
Cosan S.A. Indústria e Comércio	3,032	2,301
Sapore S.A.	1	69

	6,600	5,391
Commercial operations (2)
Shell Trading US Company	114,142	—
Rumo Group	38,808	11,798
Shell Aviation Limited	14,652	1,630
Agroterenas S.A.	12,934	17,568
Nova América Agrícola Ltda.	9,428	9,172
Cosan S.A. Indústria e Comércio	7,104	18,610
Agrobio Investimento e Participações	6,435	2,712
Nova América Agrícola Caarapó Ltda.	9,731	19,299
Other	24,212	22,347

	237,446	103,136
Preferred shares (3)
Shell Brazil Holding B.V.	284,554	401,193
Cosan S.A. Indústria e Comércio	10,828	60,009

	295,382	461,202
Corporate restructuring (4)
Logum logística S.A.	61,457	61,457
Uniduto Logística S.A.	14,281	14,281

	75,738	75,738

	1,187,449	1,575,841

Current	(781,397)	(743,018)

Non-current	406,052	832,823

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(1)	Framework agreement

The amounts stated in assets and liabilities refer to refundable values chargeable to shareholders, existing prior to the creation of Raízen, when actually realized or settled. Main changes occurred during the year were:

During the year ended March 31, 2018, RCSA recorded an addition to the recoverable balance of Shell Brasil Holding B.V., in the amount of R$ 219,954, substantially related to legal tax claims of ICMS, which are the responsibility of said shareholder. See Note 17.

The reduction in liabilities refers mainly to the Assignment of the Receivables from the Univalem mill, which occurred on December 21, 2017, which Cosan carried out with third parties. See Note 9.

(2)	Commercial operations

On March 31, 2018, the amounts stated in assets of R$ 462,818 (R$ 386,717 in 2017) refers to transactions for the sale of goods, such as gasoline, diesel, jet fuel, sugar and ethanol.

On March 31, 2018, the amount recorded in liabilities of R$ 237,446 (R$ 103,136 in 2017), substantially refers to the commercial operations of purchase of products and rendering of services (freights and warehousing), as well as advances from clients to sugar export.

As mentioned in Note 1, as of April 1, 2017, RESA and its subsidiaries started commercial operations with RaW.

(3)	Preferred shares

Mostly tax benefits to reimburse Shell and Cosan, when effectively utilized by the Group, determined based on NOLs and tax benefits on goodwill amortization (“GW”) from prior years before the Raízen Group’s formation. Reimbursement shall occur through distribution of exclusive dividends and/or capital decrease to holders of C and E class preferred shares (liability financial instrument).

At the Annual and Special Shareholders’ Meeting (“AGOE”) held on July 31, 2017, the RCSA shareholders approved remuneration to Shell through preferred dividends and redemption of class C and E preferred shares, in the amount of R$ 131,023. See Note 19.a.

Additionally, at same date, the RESA shareholders approved remuneration to Cosan through preferred dividends of class B, in the amount of R$ 26,361, representing a reversal of R$ 2,061, since such operation had been provisioned in the amount of R$ 28,422.

At the Special Shareholders’ Meeting (“AGE”) held on January 29, 2018, the RESA shareholders discussed and approved dividends to holders of preferred shares class B, in the amount of R$ 40,886.

During the year ended March 31, 2018, RESA proposed destination of dividends in the amount of R$ 10,355 to holders of preferred shares class B.

During the year ended March 31, 2018, the tax credits arising from overpayments of corporate income tax (“IRPJ”) and social contribution (“CSLL”) for 2010 and 2011, related to Class E preferred shares due to Shell, adjusted by the Selic rate, totaled R$ 14,384 (R$ 22,094 in 2017).

(4)	Corporate restructuring

As at March 31,2018 and 2017, the amounts recorded in liabilities refer to the capital subscription that RESA has to pay to its associated companies Logum Logística S.A and Uniduto Logística S.A., in the amounts of R$ 61,457 and R$ 14,281, respectively.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Summary of related-party transactions (k)

	2018	2017	2016
Sale of products
Raízen and Wilmar Sugar Pte. Ltd. (Note 1)	2,223,935	—	—
Rumo Group (f)	1,055,243	819,818	647,791
Shell Aviation Limited	818,515	825,100	956,499
Agricopel Group (j)	718,136	619,605	585,202
Shell Trading US Company	280,725	154,278	71,188
Shell Trading Rotterdam	20,118	16	34,216
Philipinas Shell Petroleum Corp.	16,866	86,081	99,736
Other	92,543	119,288	160,890

	5,226,081	2,624,186	2,555,522

Purchase of goods and services
Shell Trading US Company (e)	(2,714,945)	(3,134,308)	(174,055)
Rumo Group (f)	(533,235)	(486,915)	(488,487)
Agroterenas S.A.	(271,178)	(279,953)	(248,133)
Nova América Agrícola Ltda.	(169,119)	(160,919)	(182,914)
Nova América Agrícola Caarapó Ltda.	(139,572)	(199,587)	(110,230)
Other	(172,897)	(200,082)	(92,978)

	(4,000,946)	(4,461,764)	(1,296,797)

Renewed collection of shared expenses (a)
Comgás—Companhia de Gás de São Paulo	33,868	31,104	26,264
Rumo Group (f)	26,969	27,375	13,380
Cosan Lubrificantes e Especialidades S.A.	6,801	7,116	5,375
Other	7,527	7,119	6,268

	75,165	72,714	51,287

Land leases
Radar Group (g)	(78,069)	(83,413)	(60,124)
Janus Brasil Participação S.A.	(31,224)	(16,491)	(7,636)
Tellus Group (h)	(24,322)	(25,116)	(16,232)
Aguassanta Group (i)	(11,625)	(27,063)	(26,803)
Barrapar Participações S.A.	(64)	(67)	(53)

	(145,304)	(152,150)	(110,848)

Financial income (expense) (b)
Shell Trading US Company	(12,761)	44,571	—
Shell Finance (Netherlands) B.V.	(4,578)	(3,970)	(5,478)
Nova América Agrícola Caarapó Ltda.	8,257	10,299	9,318
Shell Aviation Limited	4,787	(2,702)	—
Agroterenas S.A.	1,441	3,148	3,397
Other	13,030	(800)	(2,125)

	10,176	50,546	5,112

Service income (c)
Agricopel Group (j)	4,422	1,224	—
Shell Aviation Limited	3,118	3,234	753
Shell Brasil Petróleo Ltda.	1,278	16,174	18,236
Shell Downstream Services International BV	760	—	—
Other	2,060	604	2

	11,638	21,236	18,991

Service expenses (d)
Shell Brasil Petróleo Ltda.	(16,402)	(25,378)	(14,117)
Shell International Petroleum	(3,367)	(3,043)	(5,297)
Other	(2,677)	(7,692)	(2,713)

	(22,446)	(36,113)	(22,127)

(a)	Reimbursement of shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from related parties.
(b)	Financial expenses basically consist of expenses incurred with commissions on available credit facilities and monetary adjustment of balances of advances granted to finance sugar cane crops as well as the foreign exchange rate of commercial activities from imports and sales of fuel.
(c)	Mainly consists of commissions on the sales of lubricants to Shell.
(d)	Technical support, billing and collection, commissions on the sale of jet fuel and secondees from Shell.
(e)	Group’s purchase transactions from Shell Trading US Company are substantially represented by those originated from imports of ethanol and its by-products in foreign market.
(f)	The term Rumo Group refers to the railway and port operations represented by the companies Rumo S.A., Elevações Portuárias S.A, Logispot Armazéns Gerais S.A., Rumo Malha Sul S.A., Rumo Malha Oeste S.A., Rumo Malha Paulista S.A., Rumo Malha Norte S.A., ALL América Latina Logística Rail Management, Portofer Transporte Ferroviário Ltda. and Brado Logística S.A..
(g)	The term Radar Group refers to operations of purchase, sale and lease of own fixed assets, mainly represented by the entities Radar Propriedades Agrícolas S.A., Nova Agrícola Ponte Alta S.A., Nova Amaralina S.A., Bioinvestiments Negócios e Participações S.A. and Proud Participações S.A..
(h)	The term Tellus Group refers to operations of purchase, sale and lease of own fixed assets, mainly represented by the entities Tellus Brasil Participações S.A., Terrainvest Propriedades Agrícolas S.A. and Agrobio Investimentos e Participações S.A..
(i)	The term Aguassanta Group refers to operations of purchase, sale and lease of own fixed assets, mainly represented by the entities Aguassanta Participações S.A., Santa Bárbara Agrícola S.A., Aguassanta Agrícola Ltda., Agua par Agrícola Ltda. and Palermo Agrícola S.A..
(j)	The term Agricopel Group refers to operations of selling fuels represented, mainly, by the entities Agricopel Comércio de Derivados de Petróleo Ltda. and Posto Agricopel Ltda., relationship is through Fix Investimentos Ltda., which is the non-controlling shareholder of Mime.
(k)	Transactions with related parties are entered into under reasonable and cumulative conditions, in line with those prevailing in the market or that the Group would contract with third parties.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(c)	Directors and member of the Board of Directors

Fixed and variable compensation payment to key managers, including statutory directors and members of the Board of Directors that is recognized in the statement of income is as follow:

	2018	2017	2016
Regular remuneration	(51,401)	(46,983)	(42,362)
Bonuses and other variable compensation	(39,489)	(45,207)	(63,461)

Total compensation	(90,890)	(92,190)	(105,823)

(d)	Other significant information involving related parties

Committed Back-up Credit Facility Agreement

RESA is a beneficiary of a US$ 700,000 thousand Revolving Committed Back-up Credit Facility Agreement granted by Shell Finance B.V. (Netherlands) and Cosan S.A. Indústria e Comércio, valid until May 10, 2019 and renewed periodically. Until the closing of the year ended on March 31, 2018 the mentioned credit facility had not been used.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

11.	Investments

	Investments (1)					Equity pick-up on associates
	Country	Business	Percentage of Interest	2018	2017	2018	2017	2016
Book value
Centro de Tecnologia Canavieiras S.A.	Brazil	P&D	19.58%	110,989	108,128	2,863	4,220	1,840
Logum Logística S.A.	Brazil	Logistics	20.81%	132,986	62,906	(29,521)	(35,074)	(46,829)
Uniduto Logística S.A.	Brazil	Holding	46.48%	31,416	15,773	(7,500)	(38,783)	(25,514)
Raízen and Wilmar Sugar Pte. Ltd. (3)	Singapore	Trading	50.00%	13,448	—	12,735	—	—
Serviços e Tecnologia de Pagamentos S.A. (4)	—	—	—	—	—	—	(2,919)	11,227
Other	—	—	—	—	—	—	—	(2,752)

				288,839	186,807	(21,423)	(72,556)	(62,028)

Asset remeasurement to fair value
Serviços e Tecnologia de Pagamentos S.A. (4)				—	—	—	—	(3,862)

				—	—	—	—	(3,862)

Investment goodwill (2)
Uniduto Logística S.A.				5,676	5,676	—	—	—
Centro de Tecnologia Canavieira S.A.				51,946	51,946	—	—	—

				57,622	57,622	—	—	—

Total investments				346,461	244,429	(21,423)	(72,556)	(65,890)

Provision for negative equity
Other						—	—	(1)

Total provision for negative equity						—	—	(1)

						(21,423)	(72,556)	(65,891)

(1)	Investments accounted for under the equity method;
(2)	Goodwill on acquisition and /or transference of shares;
(3)	Refers to the income (loss) of RaW that RESA started recognizing as of April 1, 2017, according with its interest equity participation; and
(4)	Ownership interest disposed in the year ended March 31, 2017 (Note 11.c.ii).

The changes in the investments in associated companies, is as follows:

March 31, 2016	210,425

Equity pick-up on subsidiaries	(72,556)
Additions to the investment	219,838
Capital gain due to dilution of corporate interest	14,697
Estimated investment impairment loss (Note 11.c.iii)	(131,792)
Other	3,817

March 31, 2017	244,429

Equity pick-up on subsidiaries	(21,423)
Additions to the investment	123,058
Other	397

March 31, 2018	346,461

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(a)	Summarized financial information on investments, considering adjustments to equity value, when applicable.

(i)	The main associated companies’ accounts, are as follows:

•	March 31, 2018

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,287,895	98,340	801,551	34,594	93,584
Liabilities	(1,015,609)	(30,743)	(234,701)	(265,464)	(66,688)

Equity	1,272,286	67,597	566,850	(230,870)	26,896

Net operating revenue	93,834	—	90,011	—	2,804,380
Net income (loss)	(140,515)	(200)	14,619	(1,214)	25,398

•	March 31, 2017

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corp. (3)
Assets	2,603,854	32,818	824,612	29,855
Liabilities	(1,689,053)	(30,791)	(272,381)	(248,287)

Equity	914,801	2,027	552,231	(218,432)

Net operating revenue	123,871	—	120,917	—
Net income (loss)	(162,633)	(83,387)	20,945	(1,505)

(1)	The fiscal year of these investees ends on December 31.
(2)	Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant operational and some strategic issues.
(3)	Jointly controlled entity in which the Group participation is 50% in common shares, whose fiscal year ends on August 31. RESA did not recognize a loss for shareholders’ deficit or share of loss of equity-accounted investees, given that it has no legal or constructive obligations to make payments on account of that company.
(4)	The fiscal year of these investees ends on March 31.

(b)	Investment transactions in associated companies occurred in the year ended March 31, 2018

(i)	Addition to the investment

Capital increase in Logum Logística S.A. (“Logum”)

During the year ended March 31, 2018, capital increases by the Company were resolved and approved totaling R$ 498,000. The amount subscribed and paid-in by RESA in these operations totals R$ 99,600, of which R$ 97,889 paid-in cash and R$ 1,711 as settlement of advance for future capital increase.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

At the end of these transactions, RESA started to hold direct and indirect ownership interests of 20.81% and 25.65%, respectively, in Logum (21.28% and 26.23% in 2017).

Capital increase in Uniduto Logística S.A. (“Uniduto”)

During the year ended March 31, 2018, during Meetings of the Board of Directors, capital increases were resolved and approved totaled R$ 49,800. The amount subscribed and partially paid-in cash by RESA in these operations totaled R$ 23,146.

In these operations, there were no changes in the percentage of interest in capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase at Raízen and Wilmar Sugar PTE. Ltd. (“RaW”)

On September 30, 2016, a capital increase of US$ 200 thousand was deliberated, corresponding to R$ 623, through a subscription of 200,000 shares in the amount of US$ 1 each. On April 3, 2017, the RESA paid in capital of US$ 100 thousand, corresponding to R$ 312 in cash, proportional to its 50% participation in the capital.

(ii) Disposal of ownership interest

Disposal of ownership interest in TEAS

On March 29, 2018, RESA sold TEAS, corresponding to 100% of the company’s equity, to UltraCargo Operações Logísticas e Participações Ltda. The adjusted final sale price of this operation was R$ 106,430, of which an amount of R$ 100,000 was received in cash on March 29, 2018, and the remaining balance, R$ 6,430, was recognized on the same date as other credits receivable for working capital adjustments and advance of the sale. The above amounts were recorded as income, net of net assets sold and goodwill, as shown in the table below:

Total

Proceeds from the sale	106,430
Net assets sold	(47,865)
Write-off of goodwill	(4,818)

Gain in the disposal of ownership interest	53,747

The detail of the net assets sold is as follows:

Accounts	Total
Cash and cash equivalents	3,662
Recoverable income and social contribution taxes	1,967
Recoverable taxes and contribution	1,863
Deferred income and social contribution tax (Note 16)	1,054
Judicial deposits	72
Property, plant and equipment (Note 12)	39,261
Provision for legal disputes (Note 17)	(14)

47,865

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(c)	Investment transactions in associated companies occurred in the year ended March 31, 2017

(i)	Additions to the investment

Capital increase in Logum Logística S.A. (“Logum”)

During the year ended March 31, 2017 capital increases by the Company were resolved and approved totaling R$ 809,000 by means of cash contributions. The amount subscribed and paid-in by RESA in these operations totals R$ 176,086, of which R$ 114,629 paid-in in cash, and R$ 61,457 recorded as capital to be paid-in recognized in Related Parties, in current liabilities, which shall be paid-in until December 31, 2018.

At the end of these operations, RESA started to hold direct and indirect ownership interests of 21.28% and 26.23%, respectively, in Logum.

Capital increase in Uniduto Logística S.A. (“Uniduto”)

Uniduto is a Logum shareholder and became liable, by means of the commitments provided for in the Shareholders’ Agreements and the announcements of subscriptions for capital increase of Logum, to pay-in the amount of R$ 88,043, in the year ended March 31, 2017.

In these operations, RESA subscribed the amount of R$ 40,922, pursuant to its interest, of which R$ 26,641 paid-in in cash, and R$ 14,281 recorded as capital to be paid-in in Related Parties, in current liabilities, which shall be paid-in until December 31, 2018.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase in Centro de Tecnologia Canavieira S.A. (“CTC”)

During the year ended March 31, 2017 it was paid-in the amount of R$ 609, according to the Board of Directors’ Meeting (“RCA”), resolved and approved on February 24, 2016.

During the RCA held on December 12, 2016 a capital increase of R$ 98,802 was approved by members of CTC’s Board of Directors, through an issue of 41,869 new common shares. The amount underwritten by RESA in this transaction totaled R$ 2,830, equal to 1,157 common shares. Hence, RESA recognized investment and goodwill totaling R$ 723 and R$ 2,107 respectively.

As provided for in the CTC shareholders’ agreement, in this transaction, RESA and all other shareholders waived 89.83% of their pre-emptive rights to underwrite CTC shares to BNDES. Hence, its ownership interest in the capital of this investee dropped from 20.50% to 19.58%, therefore creating an R$ 14,697 capital gain by diluting the corporate interest, recognized in the statement of income as Other operating income, net (Note 22).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(ii)	Disposal of ownership interest

Disposal of ownership interest in Serviços e Tecnologia de Pagamentos S.A (“STP”)

On March 14, 2016, by means of the share purchase and sale contract, the shareholders of STP announced the disposal of 100% of the shares representing the capital of STP to DBTRANS -Administração de Meios de Pagamentos Ltda. (“DBTRANS”), which ownership interest held by RCSA corresponded to 10%.

During the year ended March 31, 2017, from the approval of the Administrative Council for Economic Defense (CADE), and later on by the transfer of shares of DBTRANS, the Company wrote-off the investment cost recorded in the line item Assets held for sale, and recognized the gain on the disposal of the STP shares, in the amount of R$ 166,103, recorded in profit or loss for the year in the line item Other operating income, net, detailed below:

Proceeds from the sale of 10% interest held by RCSA in STP	413,556
Investment cost classified as assets held for sale	(243,086)
Complement to investment cost	2,919
Expenditure on business intermediation and others	(7,286)

Gain in the disposal of shares of STP (Note 22)	166,103

(iii)	Analysis of investment impairment losses

Following an impairment test for Logum pursuant to IAS 36 and IAS 28, on March 31, 2017, RESA recognized estimated impairment losses with Logum’s investment in income for the year, in the amount of R$162,384, being R$131,792 accounted for in Other operating expenses, net (Note 22), referring to direct interest of 21.3% in Logum, and R$30,592 accounted for as equity pick-up in investees, referring to RESA’s indirect interest of 4.9% in Logum by Uniduto.

Current infrastructure of Logum project is the backbone of the next business plan stages, which will increase volumes as system gains capillarity, connecting ethanol producers and consumers. However, for the impairment test on March 31, 2017, we considered that it would be appropriate to use only the current project stage estimated cash flows, net of financial debts, without considering future stages and synergies that may be generated in the future. To the extent that investments are made in new project stages, impairment tests will be made and may indicate reversal of the provision recognized. As of March 31, 2018, the Group assessed and did not find any indicator to revert the estimated impairment losses with Logum’s investment.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

12.	Property, plant and equipment

•	March 31, 2018

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, craft and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane roots	Other	Total
Cost:
At March 31, 2017	626,896	1,547,789	9,525,085	666,772	235,837	867,083	1,066,582	4,382,729	45,574	18,964,347

Additions	—	3,956	30,568	3,107	1,298	788,020	629,504	478,359	—	1,934,812
Business combination (2)	5,586	74,640	228,136	25,923	1,032	—	—	115,830	—	451,147
Write-offs	(40,542)	(21,625)	(246,737)	(40,305)	(22,445)	(3,989)	—	—	(5,490)	(381,133)
Net reversal of provision for estimated loss and others (4)	(1,982)	33	8,965	(125)	825	—	—	—	—	7,716
Write-off by disposal of ownership interest (3)	(1,366)	(17,800)	(34,740)	—	(36)	(9)	—	—	—	(53,951)
Transferences (1)	7,167	327,308	487,260	45,502	16,789	(896,108)	2,560	—	1,222	(8,300)
Transferences between cost and depreciation	—	—	—	—	—	—	(452,744)	—	—	(452,744)

At March 31, 2018	595,759	1,914,301	9,998,537	700,874	233,300	754,997	1,245,902	4,976,918	41,306	20,461,894

Accumulated depreciation:
At March 31, 2017	—	(439,918)	(3,586,638)	(315,773)	(150,029)	—	(452,744)	(3,253,454)	(34,347)	(8,232,903)
Depreciation of the year	—	(44,155)	(469,069)	(54,727)	(23,682)	—	(665,300)	(391,099)	(3,129)	(1,651,161)
Write-off	—	9,913	189,704	32,846	20,101	—	—	(346)	5,402	257,620
Write-off by disposal of ownership interest (2)	—	4,434	10,229	—	27	—	—	—	—	14,690
Transferences (1)	—	(8,594)	10,281	(263)	394	—	—	—	16	1,834
Transferences between cost and depreciation	—	—	—	—	—	—	452,744	—	—	452,744

At March 31, 2018	—	(478,320)	(3,845,493)	(337,917)	(153,189)	—	(665,300)	(3,644,899)	(32,058)	(9,157,176)

Net residual value:
At March 31, 2018	595,759	1,435,981	6,153,044	362,957	80,111	754,997	580,602	1,332,019	9,248	11,304,718

At March 31, 2017	626,896	1,107,871	5,938,447	350,999	85,808	867,083	613,838	1,129,275	11,227	10,731,444

(1)	As at March 31, 2018, the net transferences in the amount of R$ 6,466, includes: (a) Includes transferences to intangible assets (software), in the amount of R$ 12,888, e (b) amounts transferred to recorded under trade accounts receivable and other credits in the amount of R$ 6,422;
(2)	Refers to acquisition of Santa Cândida and Paraíso mills in the scope of Tonon’s business combinations. For further details, see Note 27;
(3)	Refers to the disposal of ownership interest of TEAS. For further details, see Note 11.b.ii.
(4)	Refers, mainly, to the net reversal of estimated loss due to inventory counts, recorded under Other operating income, net (Note 22).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

•	March 31, 2017

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, craft and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane roots	Other	Total
Cost:
At March 31, 2017	653,278	1,481,329	9,184,174	668,567	212,816	861,219	1,051,480	4,050,364	52,967	18,216,194

Additions	—	913	17,616	1,402	1,324	659,232	626,858	332,365	—	1,639,710
Write-off	(27,523)	(18,448)	(147,207)	(34,075)	(3,780)	(1,875)	—	—	(1,588)	(234,496)
Net constitution of provision for estimated loss and others (2)	441	829	(27,566)	(469)	(2,199)	(2,166)	—	—	234	(30,896)
Transferences (1)	700	83,166	498,068	31,347	27,676	(649,327)	—	—	(6,039)	(14,409)
Transference between cost and depreciation	—	—	—	—	—	—	(611,756)	—	—	(611,756)

								—
At March 31, 2017	626,896	1,547,789	9,525,085	666,772	235,837	867,083	1,066,582	4,382,729	45,574	18,964,347

Accumulated depreciation:
At March 31, 2016	—	(424,314)	(3,240,049)	(305,481)	(138,060)	—	(611,756)	(2,822,080)	(34,422)	(7,576,162)

Depreciation for the year	—	(27,926)	(463,901)	(35,725)	(17,105)	—	(452,744)	(426,874)	(1,532)	(1,425,807)
Write-offs	—	12,729	114,578	27,743	4,733	—	—	(4,500)	1,588	156,871
Transferences (1)	—	(407)	2,734	(2,310)	403	—	—	—	19	439
Transference between cost and depreciation	—	—	—	—	—	—	611,756	—	—	611,756

At March 31, 2017	—	(439,918)	(3,586,638)	(315,773)	(150,029)	—	(452,744)	(3,253,454)	(34,347)	(8,232,903)

Net residual value:
March 31, 2017	626,896	1,107,871	5,938,447	350,999	85,808	867,083	613,838	1,129,275	11,227	10,731,444

At March 31, 2016	653,278	1,057,015	5,944,125	363,086	74,756	861,219	439,724	1,228,284	18,545	10,640,032

(1)	As at March 31, 2017, the net transferences in the amount of R$ 13,970, includes: (a) transferences to intangible assets (software), in the amount of R$ 13,343; and, (b) net transferences of recoverable amounts deriving from recharge of pools and other credits, in the amount of R$ 627;
(2)	Refers mainly to the estimated loss of fixed assets, in the income (loss) for the year under Other operating income, net (Note 22).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Constructions in progress

The balances of constructions in progress consist basically of: (i) stillage concentration project; (ii) project for receiving the chopped sugar cane and separate the straw for the co-generation of energy; (iii) installation of tanks to increase ethanol storage capacity; (iv) investments for industrial maintenance and improvement, agricultural automation, in addition to safety, health and environment; (v) construction projects for new fuel distribution terminals and the expansion, modernization and improvement of existing terminals; (vi) investments in Shell gas stations to replace fuel pumps, make environmental adaptations, image renovation, renovate and refurbish gas station convenience stores, purchase and install furniture and equipment for the gas station convenience stores; (vii) investments in major clients (B2B) such as the acquisition and installation of equipment, installation of gas stations in these major consumer clients; (viii) investments in airports where RCSA distributes fuels, such as the acquisition of supply vehicles, expansion of the networks of hydrants and points of supply

In year ended March 31, 2018, several projects were concluded, namely: industrial maintenance and improvement and agricultural automation, safety, health and environment, investment in administrative structures, improvement and expansion of terminals and airports, as well as investments in gas stations with Shell flag (B2B), totaling approximately R$ 847,256.

Borrowing cost capitalization

During the year ended on March 31, 2018 the cost of loans capitalized in the Group were R$ 36,150 (R$ 26,904 in 2017). The annual weighted average rates of finance charges were 7.52% as of March 31, 2018 (7.33% in 2017).

Financial lease

As of March 31, 2018, the machinery and equipment, vehicles and aircraft class include net residual values of R$ 24,344 (R$ 4,194 in 2017), in which RESA is the lessee under a finance lease, guaranteed by promissory note in the original amount of R$ 13,076. The increase compared to 2017 was mainly due to the acquisition of Santa Cândida and Paraíso, within the scope of the business combination described in Note 27.

Property, plant and equipment pledged and commitments to acquisition to property, plant and equipment

As of March 31, 2018, loans and financing are secured by land, building and machinery in the total amount of R$ 1,093,646 (R$ 1,307,185 in 2017).

On March 31, 2018, RESA has contracts for the purchase of industrial equipment for the maintenance and expansion of the plants, as well as for the electricity cogeneration projects, in the total amount of R$ 37,778 (R$ 28,807 in 2017).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

13.	Intangible assets

•	March 31, 2018

	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost:
At March 31, 2017	426,109	1,978,031	532,348	18,411	181,516	362,834	3,166,208	12,541	179,876	24,380	6,882,254

Additions	32,285	—	—	—	—	—	605,899	—	3,854	—	642,038
Business combinations(2)	—	410,137	—	—	—	—	—	—	—	—	410,137
Write-off	(451)	—	—	—	—	—	(39,863)	—	—	—	(40,314)
Write-off by disposal of ownership interest (2)	(50)	(4,818)	—	—	—	—	—	—	—	—	(4,868)
Transferences	12,862	—	—	—	—	—	—	—	—	—	12,862
Constitution (reversal) of provision for estimated loss and others	—	—	—	—	—	—	(4,745)	—	—	380	(4,365)

At March 31, 2018	470,755	2,383,350	532,348	18,411	181,516	362,834	3,727,499	12,541	183,730	24,760	7,897,744

Accumulated amortization:
At March 31, 2017	(288,083)	(431,380)	(317,947)	(12,251)	(79,690)	(94,886)	(1,411,382)	(10,787)	(35,976)	(20,377)	(2,702,759)

Amortization in the year	(39,861)	—	(52,504)	(3,224)	(11,508)	(18,748)	(396,951)	(1,408)	(17,988)	(828)	(543,020)
Write off	451	—	—	—	—	—	37,409	—	—	—	37,860
Write-off by disposal of ownership interest (2)	50	—	—	—	—	—	—	—	—	—	50
Transferences	26	—	—	—	—	—	—	—	—	—	26

At March 31, 2018	(327,417)	(431,380)	(370,451)	(15,475)	(91,198)	(113,634)	(1,770,924)	(12,195)	(53,964)	(21,205)	(3,207,843)

Net residual value:
At March 31, 2018	143,338	1,951,970	161,897	2,936	90,318	249,200	1,956,575	346	129,766	3,555	4,689,901

At March 31, 2017	138,026	1,546,651	214,401	6,160	101,826	267,948	1,754,826	1,754	143,900	4,003	4,179,495

(1)	As of March 31, 2018, includes the transference from property, plant and equipment in the amount of R$ 12,888;
(2)	Refers to acquisition of Santa Cândida and Paraíso mills in the scope of Tonon’s business combinations. For further details, see Note 27;
(3)	Refers to the disposal of ownership interest of TEAS. For further details, see Note 11.b.ii.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

•	March 31, 2017

	Software license	Goodwill	Brands	Agricultural Partnership Agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology	Other	Total
Cost:
At March 31, 2016	374,684	1,978,031	532,348	18,411	181,516	362,834	2,656,293	12,541	179,876	25,535	6,322,069

Additions	37,866	—	—	—	—	—	623,103	—	—	—	660,969
Write-off	(4)	—	—	—	—	—	(114,342)	—	—	—	(114,346)
Transferences (1)	13,563	—	—	—	—	—	1,680	—	—	—	15,243
Net constitution of provision for estimated loss and others (Note 22)	—	—	—	—	—	—	(526)	—	—	(1,155)	(1,681)

At March 31, 2017	426,109	1,978,031	532,348	18,411	181,516	362,834	3,166,208	12,541	179,876	24,380	6,882,254

Accumulated amortization:
At March 31, 2016	(253,237)	(431,380)	(265,443)	(9,027)	(67,462)	(76,138)	(1,181,390)	(8,278)	(17,988)	(18,935)	(2,329,278)

Amortization in the year	(35,346)	—	(52,504)	(3,224)	(11,508)	(18,748)	(344,358)	(2,509)	(17,988)	(1,442)	(487,627)
Write off	2	—	—	—	—	—	114,342	—	—	—	114,344
Transferences (1)	498	—	—	—	(720)	—	24	—	—	—	(198)

At March 31, 2017	(288,083)	(431,380)	(317,947)	(12,251)	(79,690)	(94,886)	(1,411,382)	(10,787)	(35,976)	(20,377)	(2,702,759)

Net residual value:
At March 31, 2017	138,026	1,546,651	214,401	6,160	101,826	267,948	1,754,826	1,754	143,900	4,003	4,179,495

At March 31, 2016	121,447	1,546,651	266,905	9,384	114,054	286,696	1,474,903	4,263	161,888	6,600	3,992,791

(1)	As at March 31, 2017, the net transference of R$ 15.045, includes: (a) transfer from property, plant and equipment in the amount of R$ 13.343 and (b) exclusive supply rights and other in the amount of R$ 1,702;

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Goodwill

Refers to goodwill paid for expected future profitability, amortized on a straight-line basis up to March 31, 2009, when, as required by IAS 38—Intangible Assets, it was no longer amortized. On March 31, 2018 and 2017, goodwill balance is as follows:

	2018	2017
Upon acquisition of Costa Rica Canavieira Ltda.	57,169	57,169
Upon acquisition of Cerrado Açúcar e Álcool S.A.	24,660	24,660
Upon acquisition of RESA (former Cosan S.A. Açúcar e Álcool)	558	558
Upon acquisition of Univalem S.A. Açúcar e Álcool	5,018	5,018
Upon acquisition of Usina Açucareira Bom Retiro S.A.	81,575	81,575
Upon acquisition of Usina Benálcool	149,247	149,247
Upon acquisition of Usina Santa Luíza	42,348	42,348
Upon acquisition of Usina Zanin Açúcar e Álcool	98,380	98,380
Upon acquisition of Vertical	4,313	4,313
Upon acquisition of TEAS’ shares (Note 11.b.ii)	—	4,818
Upon acquisition of Corona Group	380,003	380,003
Upon acquisition of Destivale Group	42,494	42,494
Upon acquisition of Mundial Group	87,435	87,435
Upon establishment of FBA—Franco Brasileira S.A. Açúcar e Álcool	4,407	4,407
Upon merger of Curupay S.A. Participações	109,841	109,841
Upon capital payment at Mundial	14,800	14,800
Upon acquisition of Santa Cândida and Paraíso mills (Note 27.1.i)	410,137	—

Total RESA	1,512,385	1,107,066

Upon acquisition of Latina	70,432	70,432
Upon business combination of Cosan Combustíveis Lubrificantes S.A.	348,103	348,103
Other	21,050	21,050

Total RCSA	439,585	439,585

Total combined consolidated	1,951,970	1,546,651

Impairment analysis for cash generating units containing goodwill

The Group tests goodwill for impairment at least on an annual basis.

In RCSA, Management, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units (“CGU”) determined by Management based on budgets that take into consideration assumptions related to CGU; business management of RCSA considers them as an integrated distribution chain comprising a single cash generating unit, using information available in the market and prior performances.

Discounted cash flows were prepared for a period of five years and taken to perpetuity without considering real growth. They were based on past performance and on expected market development. Cash flows deriving from continued use of related assets are adjusted to specific risks and use discount rates, calculated at 7.42% p.a. (6.08% in 2017).

Main assumptions used were: prices based on Market expectation, growth rates estimated for business line and extrapolations of growth rates based on Gross Domestic Product (GDP).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

In RESA, goodwill is allocated to CGU’s identified according to operating region. As of March 31, 2018 and 2017, the regional branches are presented as follow:

Operating region	2018	2017
Piracicaba	138,744	138,744
Jaú	410,695	558
Araraquara	545,391	545,391
Araçatuba	303,401	303,401
Assis	109,841	109,841
Independent and others	4,313	9,131

Total RESA goodwill	1,512,385	1,107,066

In order to determine the recoverable value, RESA uses the value in use method, which is based on projections of expected discounted cash flow of cash generating unit (CGU). The projections are determined by management based on budgets regarding assumptions on each CGU, using market data available and prior performances. Discounted cash flows were prepared for a twenty years period. The cash flow and perpetuity were calculated disregarding real growth, based on past performance and on expected market development. The discount rates used were 6.37% p.y. (6.08% in 2017).

Main assumptions used for RESA were: expected sales price of commodities in the long-term, productivity of agricultural areas, performance of Total Recoverable Sugar (“ATR”), and operating and administrative costs. Every cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

As a result of annual tests, no loss was recognized in the years ended March 31, 2018, 2017 and 2016. As aforementioned, determination of assets recoverability depends on the accomplishment of certain assumptions that are influenced by market, technological, and economic conditions prevailing at the time in which recoverability is tested and, therefore, it is not possible to determine if recoverability losses will occur in the future and, in case they occur, if they will be material.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

14.	Suppliers

	2018	2017
Suppliers of materials and services (i)	1,103,382	659,657
Suppliers of ethanol (ii)	274,430	244,566
Oil by-product suppliers (ii)	702,836	175,877
Sugarcane suppliers (iii)	196,393	183,362
Suppliers—Agreements (iv)	1,466,531	742,784

	3,743,572	2,006,246

Domestic (domestic currency)	1,986,185	1,526,220
Abroad (foreign currency) (Note 24.d)	1,757,387	480,026

	3,743,572	2,006,246

(i)	The balance payable to suppliers of materials and services mostly consists of acquisitions of machinery and equipment for sugarcane mills, distribution hubs and gas reseller stations, as well as hired services.
(ii)	The balances payable to suppliers of derived from oil and ethanol consist of purchases made by RCSA.
(iii)	Sugar cane harvesting, which usually takes place between April and December every year, has a direct impact on the balance of trade accounts payable to sugar cane suppliers and for cutting, loading and transportation services.
(iv)	The Group has Agreements Related to Payments with financial institutions (“Agreements”) that permit certain suppliers to advance their receivables referring to products and services rendered to the Group, directly with financial institutions. In these Agreements, supplier may choose to grant or not and the financial institutions decide whether to acquire or not these credit, without interference from the Group. Using the Agreements does not imply any change in notes issued by the supplier, and the same original value and payment term conditions are maintained, which, as average, is around 60 to 90 days, period that is consistent with the Group’s recurring operating cycle.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

15.	Loans and financing

Purpose	Final maturity	Index	Annual effective average interest rate (1)		Total
			2018	2017	2018	2017
Classification of debts per currency:
Denominated in Reais					7,555,610	6,396,785
Denominated in North-American Dollars (US$) and Euro (€) (Note 24.d)					6,044,756	5,038,949

					13,600,366	11,435,734

Type of debts (2):
BNDES	October/25	URTJLP	9.25%	10.07%	779,096	1,006,291
BNDES	July/24	Pre-fixed	3.94%	4.03%	742,614	960,616
BNDES	April/24	UMBND	6.78%	6.70%	47,664	58,975
Prepayments (“PPEs”)	November/23	Dollar (US$) + Libor	3.41%	2.79%	1,505,428	747,446
PPEs	September/20	Pre-fixed	3.74%	3.74%	660,231	639,306
Term Loan Agreement	April/20	Dollar (US$) + Libor	3.49%	2.35%	1,500,431	1,429,228
Debentures	October/18	CDI	7.38%	13.17%	406,691	473,917
Debentures	October /20	IPCA + interest	10.17%	10.73%	413,677	402,808
Senior notes due 2027	January/27	Dollar (US$)	5.30%	5.30%	1,651,752	1,600,526
Resolution 2471 (PESA)	April/23	IGP-M	8.67%	8.48%	975,224	973,477
Resolution 2471 (PESA)	October /25	Pre-fixed	3.00%	3.00%	61	68
Credit Notes	October /20	CDI	6.85%	13.03%	257,355	264,126
Finame/Leasing	January/25	Pre-fixed	6.73%	6.70%	102,392	128,253
Finame/Leasing	March/21	URTJLP	10.02%	10.84%	133	132
Certificate of Agribusiness Receivables (“CRA”)	December/23	CDI	6.27%	12.06%	3,018,209	1,780,644
CRA	December/24	IPCA + interest	9.04%	10.33%	812,494	347,479
Schuldschein	October/21	Pre-fixed—EUR	2.88%	2.88%	273,159	226,658
Schuldschein	September/22	Euribor	1.85%	1.85%	453,755	371,097
Other	—	—	—	—	—	24,687

					13,600,366	11,435,734

Expenses incurred with the placement of the securities:
Term Loan Agreement					(7,155)	(10,102)
CRA					(51,115)	(29,261)
Schuldschein					(11,083)	(11,416)
Prepayments					(5,887)	(5,111)
BNDES					(3,476)	(4,195)
Debentures					(1,266)	(2,362)
Senior notes due 2027					(2,035)	(12,788)

					(82,017)	(75,235)

					13,518,349	11,360,499

Current					(1,532,009)	(1,021,741)

Non-current					11,986,340	10,338,758

(1)	The annual effective interest rate is the contract rate plus, Libor (London Interbank Offered Rate), Euribor (European Interbank Offered Rate), URTJLP, IGP-M, UMBND, IPCA and CDI, where applicable.
(2)	Loans and financing are usually secured by Group’s promissory notes. In some cases security interest is offered such as: (i) receivables from energy sale agreements (BNDES); (ii) CTN (Note 9) and mortgage of land (PESA); (iii) property, plant and equipment and; (iv) conditional sale of assets purchased under a FINAME/PESA financing agreement.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Installments falling due in the long term, less the amortizations of expenses incurred with the placement of securities, have the following schedule:

Years	2018
2019	1,493,560
2020	3,278,832
2021	1,638,814
2022	1,408,598
2023	2,065,362
2024	458,338
2025	8,222
From 2026	1,634,614

11,986,340

(a)	PESA—Resolution 2471

In the period from 1998 to 2000, RESA renegotiated with several financial institutions its debts related to financing of agricultural costs, reducing their financial cost to annual interest rates lower than 8.67% p.a., ensuring amortization of debt with granting and transfer of National Treasury Certificates, redeemable upon debt settlement, using incentive promoted by Brazilian Central Bank Resolution no. 2471, of February 26, 1998. The debt may be settled through redemption of CTN’s and compliance with contract provisions, as mentioned in Note 9.

(b)	Senior Notes Due 2027

On January 20, 2017, Raízen Fuels Finance S.A., RESA subsidiary, issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 500,000 thousand, which are subject to interest of 5.30% p.a., payable on a half-annual basis in January and July every year and payment of principal in January 2027.

As provided for in Offering Memorandum of the issuance, net proceeds raised were used for prepayment of existing debts.

(c)	BNDES

Corresponds to funds raised by the Group and substantially destined to financing co-generation projects greenfield, brownfields, renewal and implementation of new sugarcane fields (Prorenova) and construction of plant for E2G production.

On March 31, 2017, the Group had available credit facilities of financing from BNDES, unused, amounting to R$ 124,935 (R$ 177,895 in 2017). The use of these credit facilities depends on the fulfillment of certain contractual conditions.

(d)	Credit notes

Credit notes will be settled through exports to be made up to 2020 and are subject to average interest of 6.85% p.a. payable on a half-annual basis.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(e)	Finame

Refer to financings of machinery and equipment through several financial institutions. These financings are subject to effective interest of 6.73% p.a., monthly paid and are guaranteed by mortgage of the financed assets.

(f)	Term loan agreement (syndicated loan)

On April 8, 2014, the Group contracted syndicated loan from several financial institutions in the amount of US$ 600,000 thousand. This contract was subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.4%, resulting in effective average interest rate of 2.02% p.a. with final maturity in March 2019.

On March 30, 2015, RESA, by means of its indirect subsidiary Raízen Luxembourg S.A. contracted a loan from a syndicate comprised of several global commercial banks in the amount of R$ 1,443,600 (US$ 450,000 thousand). This contract is subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.2%, resulting in effective average interest rate of 3.49% p.a. with quarterly maturity and maturity dates on April 27, 2020. Through this syndicate, the Group also obtained a Revolving Credit Facility of US$ 285,000 thousand, also maturing on April 27, 2020.

On January 26, 2017, the Group settled the syndicated loan in advance, contracted on April 8, 2014 in the amount of US$ 600,000 thousand.

(g)	PPEs

In October 2015, RCSA contracted two loans in the amount of R$ 797,600, equivalent to US$ 200,000 thousand, with fixed interest rate varying from 3.73% to 3.74% p.a. and final maturity on September 29, 2020.

In addition, in November and December 2015, RCSA contracted two new PPE’s in the amount of R$ 388,780, equivalent to US$ 100,000 thousand. These contracts bear quarterly Libor interest plus annual average interest of 1.67%, resulting in effective average interest rate of 3.69% p.a., with final maturity in November and December 2021.

On December 15, 2015, RESA, through its subsidiary Tarumã, signed a PPE in the amount of R$ 192,740, equivalent to US$ 50,000 thousand. This contract bears half-annual Libor interest plus annual interest of 1.80%, resulting in effective average interest rate of 3.56% p.a., with final maturity in December 2020.

On September 11, 2017, RESA settled the contracted loan in September 10, 2013 in the amount of US$ 75,000 thousand.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

On November 29, 2017, RCSA contracted new loans in the amount of R$ 160,960 and R$ 804,800, equivalent to US$ 50,000 thousand and US$ 250,000 thousand, respectively. On these export prepayments – PPEs an interest rate of Libor (quarterly) plus annual interest of 1.25% and 1.35%, resulting in effective average interest rate of 3.21% and 3.31% p.a., both with final maturity on November 29, 2023. Debt issuance costs related to these PPEs totaled R$ 2,096, to be amortized by the maturity of the debt.

(h)	Issuance of CRA

In October 2014, RESA issued Rural Producer Note (“CPR”) linked to Public Distribution of the 1st and 2nd series of 10th issuance of CRA’s of Gaia Agro Securitizadora S.A. (“Gaia Agro”), in the total amount of R$ 675,000, of which R$ 573,013 matures in December 2019, restated for 100% of CDI and R$ 101,987 maturity in December 2021, restated at IPCA plus 5.57% p.a.. Issuing costs in the amount of R$ 12,583 will amortized by the maturity date.

In June 2015, RESA issued CPRs linked to Public Distribution of the 14th issuance of CRA’s of Gaia Agro, in the amount of R$ 675,000 and maturity in December 2021, restated at 100% of CDI. Issuing costs in the amount of R$ 12,492 will amortized by the maturity date.

In May 2016, RESA issued a CPR related to Public Distribution of 3rd and 4th series of the 1st issuance of CRAs of RB Capital Companhia de Securitização (“RB Capital”), in the amount of R$ 675,000, of which R$ 465,706 maturing in May 2022, restated at 98% of CDI, and R$ 209,294 maturing in May 2023, restated by IPCA plus 6.17% p.a.. Issuing costs in the amount of R$ 13,519 will amortized by the maturity date.

In May 2017, RESA issued CPRs related to Public Distribution of the 6th (Sixth) and 7th (Seventh) series of the 1st (first) issuance of CRAs of RB Capital in the amount of R$ 969,691, of which R$ 738,814 maturing in April 2023, restated at 96% of CDI and R$ 230,877, maturing in April 2024, restated at IPCA plus 4.73% per annum. Debt issuing costs in the amount of R$ 17,465, will be amortized by the term of the debt.

In December 2017, RCSA issued CPRs linked to Public Distribution of 11th and 12th series of the 1st issuance of CRAs of RB Capital in the amount of R$ 705,513, of which R$ 501,489 maturing in December 2023, restated at 97% of CDI, and R$ 204,024 maturing in December 2024, and restated by IPCA plus 4.76% per annum. Debt issuing costs in the amount of R$ 12,146 will be amortized by the debt term.

The final use of the funds raised will be activities in the normal course of business of Group, mainly, agricultural activity.

(i)	Debentures

In October 2013, CVM granted to RESA, registration of its 1st Public Issuance of Simple Debentures through which 750,000 simple, unsecured debentures, not convertible into shares were issued in three series, with par value of R$ 1,000 (one thousand Reais), totaling R$ 750,000.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Net funds obtained from issuance of debentures, in the amount of R$ 747,710, were fully used to (i) strengthen RESA’s cash in relation to 1st-series debentures and 2nd series debentures; and (ii) pay part of RESA’s investment costs related to 2013/2014 crop both in agricultural and industrial areas, pursuant to the terms of Law no. 12,431, in relation to 3rd series debentures.

Breakdown of series is as follows:

Series	Index	Annual interest rate	Effective average annual interest rate	Principal	Date of receipt	Maturity
1ª	CDI	0.89%	7.34%	105,975	10/25/2013	Oct/2018
2ª	CDI	0.94%	7.39%	340,000	10/28/2013	Oct/2018
3ª	IPCA	6.38%	10.17%	304,025	10/29/2013	Oct/2020

(j)	Schuldschein

In October 2014, Raízen Fuels contracted debt in the amount of € 66,000 thousand with fixed interest rate of 2.88% p.a. and final maturity on October 15, 2021.

In January 2015, Raízen Fuels contracted a debt in the amount of € 40,000 thousand with fixed annual interest rate of 2% p.a. and quarterly Euribor interest, resulting in effective average rate of 1.67% p.a. and final maturity on January 20, 2022.

On September 21, 2015, Raízen Fuels contracted a debt in the amount of € 60,000 thousand with fixed annual interest rate of 1.97% p.a. and final maturity on September 21, 2022.

(k)	Covenants

The Group is not subject to comply with financial ratios, being subject only to certain covenants in loans and financing contracts, such as “cross-default” and “negative pledge”, which are being fully complied with by the Group.

(l)	Fair value

As of March 31, 2018 and 2017, the fair value of the Senior Notes Due 2027 is based on the price quotations in the secondary market at the reporting date (Note 24.i), and the book value and fair value of such loans less the amortization of expenses incurred with the placement of securities are as follow:

	Book value		Fair value
	2018	2017	2018	2017
Senior Notes Due 2027	1,649,717	1,587,738	1,697,652	1,615,143
Face value			101.23%	101.73%

In addition, as of March 31, 2018, Term Loan Agreement, Schuldschein, PPEs and Senior Notes Due 2027 debts, were remeasured by R$ 20,818 (increased R$ 40,594 on March 31, 2017), arising from fair value valuation, whose positive impact on the result for the year was R$ 19,776 (negative impact of R$ 90,150 in 2017 and positive impact of R$ 49,556 in 2016), recognized in Financial results. The total amount of these debts stated at fair value is R$ 3,798,830 (R$ 2,232,944 on March 31, 2017) (Notes 23 and 24.i).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Other loans and financing do not have a quoted value and their fair value approximates book value due to their exposure to variable interest rates and insignificant changes in the Company’s credit risk, which may be noted by the securities quoted aforementioned.

(m)	Other significant information

Backstop Facility Agreement

On March 20, 2018, RCSA contracted a credit line with a syndicate composed of several global commercial banks totaling US$ 850,000 thousand. The credit facility is available for 12 months for withdrawal and is composed of two tranches, one in the amount of US$ 250,000 thousand with one year after the withdrawal and incidence of quarterly LIBOR plus annual interest of 0.75%, and the other in the amount of US$ 600,000 thousand with a final term of 6 years after the withdrawal (amortizations in the 5th and 6th years) and quarterly LIBOR plus annual interest of 1.15%, when used. Expenses incurred represented by initial fees, commissions and taxes, totaled R$ 7,320 and were recorded as a prepaid expenses until the resources are drawn down. If it is no longer probable that the resources will be drawn down, these expenses will start to be recognized as a straight line expense over the commitment period.

16.	Income and social contribution taxes

(a)	Reconciliation of income and social contribution tax expenses:

	2018	2017	2016
Income before income and social contribution taxes	3,154,016	4,207,289	3,185,526
Income tax and social contribution at nominal rate (34%)	(1,072,365)	(1,430,477)	(1,083,079)
Adjustments for calculation of effective rate:
Interest on own capital	65,960	134,640	68,729
Equity pick-up on associates/joint ventures	(7,284)	(24,549)	(22,403)
Gifts, donations, class association	(8,011)	(8,019)	(7,055)
Special regime for the reintegration of tax amounts for exporting companies – Reintegra	32,812	9,243	9,404
Investment subsidy – ICMS	26,141	23,040	13,825
Difference between income and taxable income rates (i)	106,052	73,656	68,981
Change in exchange rate on investees abroad	6,334	(4,922)	5,828
Tax loss and negative basis formed in prior years recognition	4,158	18,094	(27,628)
Taxation at universal basis related to foreign investments (ii)	(4,896)	50,943	(24,197)
Other	8,067	13,166	16,882

Expense from income tax and social contribution	(843,032)	(1,145,185)	(980,713)

Effective rate	26.7%	27.2%	30.8%

(i)	Organizations with co-generation activities, companies with franchising activities and licensing of the Shell bran and Saturno determined IRPJ and CSLL based on the presumed income method. This type of taxation considers a percentage of income as taxable net income, as determined by the law, generating a difference in relation to IRPJ and CSLL nominal rate.
(ii)	During the year ended March 31, 2017, RESA recognized deferred income tax and social contribution on net income accumulated until March 31, 2017, related to tax losses determined abroad by subsidiary Raízen International Universal Corporation.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Recoverable income and social contribution taxes

	2018	2017
Taxes on income (“IRPJ”)	901,661	833,592
Social contribution (“CSLL”)	286,685	220,554

	1,188,346	1,054,146
Current	(887,416)	(862,268)

Non-current	300,930	191,878

(c)	Income and social contribution taxes payable (current)

	2018	2017
IRPJ	71,666	32,613
CSLL	25,531	4,288

	97,197	36,901

(d)	Deferred income and social contribution taxes in assets and liabilities:

				2018	2017
Assets (liabilities)	Base	IRPJ 25%	CSLL 9%	Total	Total
Tax losses	1,105,028	276,257	—	276,257	308,560
Negative basis for social contribution	1,105,028	—	99,452	99,452	111,082
Temporary differences:
Changes in exchange rates on the cash basis	34,791	8,698	3,131	11,829	—
Provision for right to exclusive supply	876,218	219,055	78,859	297,914	238,031
Fair value of financial liabilities	20,818	5,204	1,874	7,078	13,803
Result unrealized with derivatives	—	—	—	—	46,822
Tax goodwill deriving from downstream merger	—	—	—	—	38,934
Estimated loss for goodwill write-off	166,656	41,664	14,999	56,663	56,663
Remuneration and employee benefits	338,206	84,551	30,439	114,990	102,892
Provision for legal disputes	598,691	149,673	53,882	203,555	170,548
Provisions and other temporary differences	1,156,586	289,148	104,870	394,018	321,870

Total deferred tax assets		1,074,250	387,506	1,461,756	1,409,205

Amortized tax goodwill	(1,757,576)	(439,394)	(158,182)	(597,576)	(578,948)
Refund of ICMS	(203,965)	(50,991)	(18,357)	(69,348)	—
Result unrealized with derivatives	(245,865)	(61,466)	(22,128)	(83,594)	—
Fixed assets’ useful life review	(1,555,000)	(388,750)	(139,950)	(528,700)	(452,418)
Fair value of inventories	(16,827)	(4,207)	(1,514)	(5,721)	—
Fair value of fixed assets	(480,215)	(120,054)	(43,219)	(163,273)	(189,859)
Fair value of intangible assets	(249,335)	(62,334)	(22,440)	(84,774)	(91,104)
Capitalized loans issuance cost	(292,774)	(73,193)	(26,350)	(99,543)	(100,527)
Changes in exchange rates on the cash basis	—	—	—	—	(85,770)
Biological assets	(362,053)	(90,513)	(32,585)	(123,098)	(248,029)

Total deferred tax liabilities		(1,290,902)	(464,725)	(1,755,627)	(1,746,655)

Total deferred taxes		(216,652)	(77,219)	(293,871)	(337,450)

Deferred taxes—Assets, net				158,295	99,831
Deferred taxes—Liabilities, net				(452,166)	(437,281)

Total deferred taxes				(293,871)	(337,450)

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(d.1)	Net change in deferred tax assets:

	2018	2017	2016
Balance at the beginning of the year	(337,450)	89,065	50,601
Income (expenses) in profit or loss	119,925	(173,087)	(322,168)
Deferred taxes on other comprehensive income	(20,482)	(253,285)	282,494
Recognition of NOL and GW tax credits by Shell	—	—	78,124
Derecognition by sale of ownership interest (Note 11)	(1,054)	—	—
Derecognition of deferred taxes (1)	(35,530)	—	—
Other	(19,280)	(143)	14

Balance at the end of the year	(293,871)	(337,450)	89,065

(1)	On November 24, 2017, RESA’s subsidiary, Raízen Centroeste sold tax losses to Cosan in the amount of R$ 35,530 to be used in REFIS- Law 13043/2014. In return, RESA received in current currency the amount of R$ 26,627, with discount of 25%, recognized in financial expenses.

(d.2)	Realization of deferred tax assets:

When evaluating deferred taxes’ recovery capacity, Management considers future taxable income projections and changes in temporary differences. Deferred tax assets are only recognized when it is probable that taxable profit will be available in the future. Tax losses and negative bases’ balances do not expire, but the use of these losses accumulated in prior years is limited to 30% of each taxable annual income.

On March 31, 2018, the Group expects to realize deferred tax assets as follows, including tax loss assets, negative basis and temporary differences:

Years:	2018
2019	222,438
2020	258,555
2021	316,771
2022	146,628
2023	244,048
2024 onwards	273,316

Total	1,461,756

As of March 31, 2018, the balances of tax losses and social contribution negative bases balance amounts not recorded due to the absence of future taxable profit, totaling R$ 11,688 (R$ 28,269 in 2017).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

17.	Provision for legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

On March 31, 2018 and 2017, balances of the claims to be reimbursed and claims that are not reimbursable to shareholders in the scope of Group’s formation (Note 10.a) are as follows:

	2018	2017
Tax	754,435	530,513
Civil	162,264	151,999
Labor	284,916	246,623
Environmental	58,553	59,191

	1,260,168	988,326

Non-reimbursable legal disputes	204,345	149,995
Reimbursable legal disputes	1,055,823	838,331

	1,260,168	988,326

When the Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes with database prior to its formation, thus, the Group should reimburse Cosan and Shell regarding the judicial deposits made on the date before its formation.

On March 31, 2018 and 2017, balances of refundable deposits and deposits that are not refundable to shareholders, in the scope of Group’s formation process (Note 10.a) are as follow:

	2018	2017
Tax	291,850	235,273
Civil	29,431	36,047
Labor	85,617	64,209

	406,898	335,529

Own judicial deposits	148,058	110,135
Reimbursable judicial deposits	258,840	225,394

	406,898	335,529

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(i)	Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2017	32,054	7,836	107,428	2,677	149,995
Provisioned in the year (a)	7,682	5,604	96,115	3,777	113,178
Write-offs/reversals (a) / (b)	(3,014)	(8,356)	(53,438)	(914)	(65,722)
Payments	(811)	(1,138)	(24,952)	(1,614)	(28,515)
Monetary variation (b)	931	2,023	32,466	3	35,423
Write-off by disposal of ownership interest (Note 11.b.ii)	(14)	—	—	—	(14)

March 31, 2018	36,828	5,969	157,619	3,929	204,345

(a)	Recognized in the statement of income for the period under expenses from sales, general and administrative and other operating expenses, except for reversals of inflation adjustment recognized in financial results.
(b)	Recognized in the statement of income for the period under financial results.

(ii)	Reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2017	498,459	144,163	139,195	56,514	838,331
Provisioned in the year	127,013	64,711	37,186	7,401	236,311
Write-offs/reversals	(128,765)	(57,963)	(43,416)	(5,366)	(235,510)
Payments	(1,036)	(31,574)	(28,493)	(5,642)	(66,745)
Monetary variation	221,936	36,958	22,825	1,717	283,436

March 31, 2018	717,607	156,295	127,297	54,624	1,055,823

(iii)	Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2017	530,513	151,999	246,623	59,191	988,326
Provisioned in the year	134,695	70,315	133,301	11,178	349,489
Write-offs/reversals	(131,779)	(66,319)	(96,854)	(6,280)	(301,232)
Payments	(1,847)	(32,712)	(53,445)	(7,256)	(95,260)
Monetary variation	222,867	38,981	55,291	1,720	318,859
Write-off by disposal of ownership interest (Note 11.b.ii)	(14)	—	—	—	(14)

March 31, 2018	754,435	162,264	284,916	58,553	1,260,168

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(a)	Tax

	2018	2017
Social Security Charges (“INSS”) (i)	1,638	2,725
Value-added tax on sales and services (“ICMS”) (ii)	495,112	250,303
Excise tax (“IPI”) (iii)	82,514	91,647
PIS and COFINS (iv)	19,338	38,329
Lawyers’ fees (v)	68,649	62,551
IRPJ and CSLL (vi)	74,838	75,208
CIDE and others (vii)	12,346	9,750

	754,435	530,513

Non-reimbursable legal disputes	36,828	32,054
Reimbursable legal disputes	717,607	498,459

	754,435	530,513

(i)	INSS

The amount recorded as provision for INSS corresponds social security contributions levied on billing, pursuant to the terms of Article 22-A of Law no. 8,212/91, whose constitutionality is being challenged in a lawsuit. RESA made judicial deposits related to lawsuit in the amount of R$ 287,157. Accordingly, both balances are presented net in these financial statements.

(ii)	ICMS

The amount recorded as provision for ICMS is substantially represented by: (a) received tax assessments that, despite being defended in the administrative and legal spheres, are considered as probable loss by the Group’s legal advisors; (b) using finance credits and charges in matters on which understanding of the Group’s management and tax advisors differ from tax authorities’ interpretations; (c) questioning about breach of accessory obligation (CAT Ordinance) in the period from January 2001 to December 2004, related to the methodology for calculating ICMS credits in the state of São Paulo, in the updated amount of R$ 112,866, and the assessment arising from FOB fuel sales transactions by Shell to some customers in São Paulo which were later on declared improper, in the period from October 2003 to May 2004, in relation to which the ruling of the motion for clarification of judgment is currently being awaited, in the restated amount of R$ 68,514; and, (d) VAT (ICMS) credits on interstate operations after Law No. 87/96 of the States of Minas Gerais and Amazonas, comprising the period from 1996 to 2012, and referring to fuels purchased from Petrobras and resold through interstate transactions (exempt from VAT- ICMS), for which a provision was recognized in the updated amount of R$ 262,752, since Shell obtained an unfavorable decision in the ultimate court.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(iii)	IPI

Amount recorded as a provision for IPI is represented by: (a) tax assessment received referring to imported products; and (b) offset of credits deriving from inputs used in exempt shipments.

(iv)	PIS e COFINS

Amount recorded as a provision for PIS and COFINS credits is as follows: (a) contribution of period from 1997 to 1999 referring to merger of company; and (b) offset referring to IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

(v)	Lawyers’ fees

The Group contracts law offices to defend it in civil, tax and labor lawsuits. Some contracts provide for attorneys’ remuneration as a percentage on successful lawsuit value. The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is possible or remote. Amount currently recorded as a provision refers mainly to lawsuits whose financial responsibility is borne by Shell, as they were originated in a period prior to the Group’s establishment and, therefore, are reimbursable.

(vi)	IRPJ e CSLL

These refer to decisions related to different offsets carried out by Perdcomp related to IPI credits used to offset IRPJ and CSLL. This offset stopped being homologated because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010: (a) RCSA did not segregate and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy), and (b) RCSA did not reverse IPI credits referring to inputs used for industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed.

In first item, controversy occurs due to divergence about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

(vii)	CIDE and other

RCSA recorded a provision for CIDE on services provided in oil and natural gas exploration and production activities carried out before the Group’s establishment, whose balance as of March 31, 2018 is R$ 370,468 (R$ 171,515 in 2017). Owed amounts were deposited in escrow, at the same amount. RCSA will be fully reimbursed by Shell in case it actually is obliged to pay CIDE to tax authorities. Accordingly, both balances are presented net in these financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Civil, labor and environmental

The Group is party to various civil actions consisting of (i) damages for material losses and pain and suffering; (ii) disputes on contracts; (iii) class action to stop the burning of sugar cane straw; (iv) enforcements of environmental decisions; (v) reparation of environmental damages causes by fuel leakages; and (vi) discussions about contracts, real estate and recovery of credits, including discussing regardless contract breaches and possession of the Group’s properties and recovery of amount not paid by clients.

The Group is also part to several labor claims of former employees and employees of service providers who demand, among other things, payment for overtime work, night shift premium and hazardous duty premium, readmission into the job, return of payroll discounts, such as trade union optional and mandatory contributions, among others.

The main environmental actions are related to environmental remediation to be carried out at gas stations, distribution hubs, airports and client distribution centers and they include the removal of contaminated material, treatment of the land, laboratory tests and post-remediation monitoring.

These legal disputes were considered as possible loss and, therefore, no provision for lawsuits demands has been recognized in the financial statements

(a)	Tax

	2018	2017
ICMS (i)	4,238,197	3,966,082
INSS (ii)	491,903	496,956
IPI (iii)	459,744	499,678
IRPJ e CSLL (iv)	2,826,265	2,070,196
PIS, COFINS e Taxes on financial transactions (“IOF”) (iv)	3,186,926	2,673,302
Offset with IPI credits—Regulatory Instruction no. 67/98 (v)	132,869	129,618
MP 470 debt in installments (vi)	181,541	174,765
Other	848,810	955,693

	12,366,255	10,966,290

Non-reimbursable legal disputes	3,614,353	2,269,279
Reimbursable legal disputes	8,751,902	8,697,011

	12,366,255	10,966,290

In case a reimbursable provision for these claims has to be recognized in the future due to change in expectation, or to any other reason, the Group will immediately record an amount receivable from shareholders at the same amount and, therefore, the Group’s statement of income will not be impacted. In case this provision is not reimbursable, the Group will record it as a legal dispute provision in the statement of income for the period in which the likelihood of occurs changes.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(i)	ICMS

Refers substantially to: (i) part related to fine of tax assessment issued due to alleged lack of ICMS payment and non-compliance with accessory obligation, in agricultural partnership for on-demand industrialization in periods from May 2005 to March 2006 and from May 2006 to March 2007; (ii) ICMS levied on crystal sugar for export that, as understood by tax agent, is classified as semi-finished product and, in accordance with ICMS regulation, would be subject to taxation; (iii) ICMS levied on alleged divergences on sugar and ethanol inventories deriving from comparison between magnetic tax files and inventory registration books; (iv) tax assessment related to charge of ICMS rate difference deriving from ethanol sales to companies located in other states of the Federation, which had their state registrations canceled; (v) requirement of ICMS deriving from disallowances of diesel credits used in agricultural-industrial production process; (vi) lack of reversal of ICMS credits; (vii) lack of full reversal of ICMS-ST credits; (viii) non-compliance with certain accessory obligations; (ix) ICMS-ST requirement in inter-state sales to industrial clients; (x) allegation of the supposed existence of the difference in the sugar and ethanol inventory of RESA. Once the fact of the inexistence of the supposed differences was proved, the defenses were presented based on the effective legislation, and we are waiting for the judgment; (xi) disallowance of the ICMS credit -diesel fuel, the defense was presented because it is essential to the activities of RESA based on article 155, paragraph 2, I of Federal Constitution and Complementary Law no. 87/96; (xii) misappropriation of credits from the fixed assets credit control (“CIAP”); e (xiii) inventory counts differences.

(ii)	INSS

Possible legal disputes related to INSS involve mainly: (i) questioning about legality and constitutionality of MPS/SRP Regulatory Instruction no. 3 of 2005, which restricted constitutional immunity of social security contributions on revenues from export exclusively to direct sales and started to tax exports carried out through trading companies; (ii) requirement of contribution to SENAR in direct and indirect export transactions for which Federal Revenue Service (“RFB”) understands that constitutional immunity does not apply; and, (iii) mandatory payment of social security contribution on resale of merchandise in domestic market and to third parties that are not included in calculation basis of social contribution levied only on gross revenue from establishment production and not from acquired merchandise.

(iii)	IPI

SRF Regulatory Instruction no. 67/98 supported procedure adopted by industrial establishments that made shipments without recording and paying IPI related to transactions with cane sugars: demerara, high-quality crystal, special crystal, extra special crystal, and granulated refined sugar carried out in the period from July 6, 1995 to November 16, 1997, and with refined amorphous sugar in the period from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by RFB, whose likelihood of loss is classified as not more likely yes than no, according to the assessment of the Group’s legal advisors.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(iv)	IRPJ, CSLL, PIS, COFINS and IOF

The main disputes refers to: (a) tax assessment notices based on the PIS system semester and Federal Tax Offsets (IRPJ, CSLL, PIS, COFINS and IRRF) not approved by the RFB. The Group has challenged such charges in the appropriate spheres; (b) tax assessment notices related to the glosses of goodwill amortization deductions for calendar years 2011, 2012 and 2013 (corporate fact that generated the right to use goodwill occurred in 2006). The Group filed a challenge requesting the full cancellation of the tax assessment notice drawn up, extinguishing all of the tax credits required; (c) PIS and CONFINS credits, in the non-cumulative system in 2012 and 2013, provided for in the Laws No. 10,637/2002 and 10,833/2003, respectively. These rejections arise, in summary, due to the restrictive interpretation of the Secretariat of the Federal Revenue Service in regard to the concept of “inputs” as well as differences regarding the interpretation of the referred to laws. Such questions are still at the administrative level; (d) to requests of reimbursement of PIS and COFINS linked to offset processes. After presentation of Terms of Disagreement in March 2013, DRJ (Judgment Office) determined write-off of processes in progress, so that PIS and COFINS credit rights referring to certain quarters of years 2008 and 2009 are recalculated and such questions are still at the administrative spheres; (e) tax assessment notice related to unconstitutionality of expansion of PIS and COFINS calculation basis brought by Law no. 9,718/98, which the Supreme Federal Court has already ruled this matter as unconstitutional; (f) tax assessment notices, issued by the Federal Revenue Service of Brazil charging IRPJ and CSLL for prior financial years, relating to deductibility of amortization of goodwill, offsetting of tax losses and CSLL negative calculation basis and taxation on differences in revaluations of property, plant and equipment; (g) administrative proceeding for 2018, referring to the amortization of goodwill deducted from RESA’s IRPJ and CSLL tax basis, for the calendar years from 2013 to 2016, in the amount of R$ 412,691. The defense was presented in reason of the amortization of goodwill having occurred under the terms of current legislation (article 386 of RIR/99 and articles 7º and 8º of the Law no. 9,532/97); and, (h) PIS and COFINS difference determined as a result of CIDE compensation. For the inspection, such deduction could only have been made in the event of collection.

(v)	Offsets with IPI credit - IN 67/98

SRF Regulatory Instruction Number 67/98 brought the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Federal Revenue Service dismissed requests for restitution as well as an offset. Therefore, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court, and the likelihood of loss is considered as possible by the Management.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(vi)	MP 470—debt in Installments

Federal Revenue Service partially rejected requests for payment of federal tax debts in installments made by RESA, with the argument that offered tax loss is not sufficient to settle respective debts. Likelihood of loss is considered possible, as indicated losses existed and were available for such use.

(b)	Civil, labor and environmental

	2018	2017
Civil	1,205,073	1,305,235
Labor	496,119	643,607
Environmental	24,565	47,113

	1,725,757	1,995,955

Non-reimbursable legal disputes	545,852	574,434
Reimbursable legal disputes	1,179,905	1,421,521

	1,725,757	1,995,955

18.	Commitments

Purchasing

RESA has various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area. The amount to be paid by the Group is determined at the end of each harvest, according to prices published by the CONSECANA (Council of Sugarcane, Sugar and Ethanol Producers in the São Paulo State—Brazil).

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future, as well as contracts for rail, road and ferry services, with the purpose of transporting from the supply bases to the resellers stations, the amount to be paid is determined according to the contractually agreed price. In addition,

RCSA and RESA have contracts for fuel storage services with third parties, in accordance with logistic and fuel storage objectives in certain regions.

In addition, RESA has exclusive contracts with the Rumo Group, regarding transportation services and lifting sugar on ports for export purposes.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

On March 31, 2018, the purchase commitments and the services contracts per crop are as follow:

Years	Sugarcane (in tons)	Fuel (in cubic meters)	Fuel transportation (in cubic meters)	Storage (in cubic meters)	Eletric energy (in megawatt- hour)	Transportation and lifting sugar (in tons)
2019	32,449,000	3,112,958	4,399,095	3,829,474	201,104	2,800,000
2020	27,503,000	—	4,352,552	2,887,120	217,194	3,000,000
2021	22,880,000	—	4,434,508	1,699,600	90,000	3,000,000
2022	18,671,000	—	954,309	1,659,600	—	3,000,000
2023 onwards	65,601,000	—	1,908,618	1,643,500	—	15,000,000

Total volume	167,104,000	3,112,958	16,049,082	11,719,294	508,298	26,800,000

Estimated total payment (nominal value)	12,818,878	8,734,225	1,026,209	602,951	91,469	3,658,200

Contracts of partnership and land leasing

RESA has partnership and land leasing contracts for sugarcane plantations, which shall end up to 20 years.

Payments for these obligations are calculated by the accumulated price of ATR for 2017/2018 crop in the amount of R$ 0.5901/kg, disclosed by CONSECANA and the volume of sugarcane per hectare as defined in the contract.

The expected, non-cancellable, payments on these contracts are as follows:

Within one year	730,824
1-5 years	1,905,052
Over 5 years	894,975

Total	3,530,851

19.	Equity

In the context of combined financial statements, the traditional captions in equity (capital, capital and profit reserves, asset/liability valuation adjustments and others) are often not relevant. Therefore, the equity section of the statement of financial position includes only two line items, called equity attributed to controlling shareholders and non-controlling shareholders.

The information in this note derives from the standalone financial statements of the combined entities. These combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be used as a basis for the calculation of dividends or taxes, or for any other corporate or statutory purposes.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(a)	Capital

a.1)	RESA

As of March 31, 2018 and 2017, RESA capital totals R$ 6,516,354 that amount does not include the balance of redeemable preferred shares in the amount of R$ 10,828 (R$ 60,008 in 2017), totaling R$ 6,505,525 (R$ 6,456,346 in 2017).

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	Cosan Investimentos e Participações (“CIP”)	Cosan S.A.	Total
Common	3,621,641,599	3,621,641,599	—	7,243,283,198
Class A preferred shares	—	—	1	1
Class B preferred shares	—	—	133,242,457	133,242,457
Class D preferred shares	100,000	—	—	100,000

Total March 31, 2018	3,621,741,599	3,621,641,599	133,242,458	7,376,625,656

Total March 31, 2017	3,622,405,075	3,621,641,599	133,242,458	7,377,289,132

Redeemable preferred shares—RESA

Tax benefits resulting from NOL and GW recognized before the Raízen formation (Note 10.a), should be refund to the respective shareholders as RESA use them as a reduction in balances of the taxes payable.

For the realization of these refunds, class B preferred shares were issued for Cosan and classes C and D for Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RESA.

At the AGOE held on July 31, 2017, RESA’s shareholders approved the full redemption of class C preferred shares, in the amount of R$ 3,531. As a result of these redemptions, 663,476 class C preferred shares were cancelled, without reducing the RESA’s capital, since the balance of the capital reserve account was partially used.

As mentioned in Note 10.a.3, RESA shareholders approved remuneration to Cosan through class B preferred dividends, in the total amount of R$ 40,886. Additionally, on March 31, 2018, RESA proposed the destination of R$ 10,355 of dividends to the holders of class B preferred shares.

As of March 31, 2018, the balance of preferred shares (classes B) recognized as capital in shareholders’ equity totals R$ 10,828 belongs to Cosan (R$ 60,009 in 2017), as mentioned in Note 10.a.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

a.2)	RCSA

As of March 31, 2018, RCSA capital is R$ 1,921,843 (R$ 1,843,720 in 2017).

Share capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Total
Common	830,709,236	830,709,236	1,661,418,472
Class A preferred shares	1	—	1
Class D preferred shares	100,000	—	100,000
Class E preferred shares	163,329,417	—	163,329,417

Total March 31, 2018	994,138,654	830,709,236	1,824,847,890

Total March 31, 2017	1,013,284,501	830,709,236	1,843,993,737

At the AGE held on January 17, 2017, shareholders approved redemption of 93,648,276 preferred shares Class B, in the amount of R$ 100.00.

At the AGE held on July 26, 2017, the RCSA’s shareholders approved the capital increase in the amount of R$ 78,123 through issuance of 49,935,458 new class C preferred shares, fully subscribed by Shell with RCSA’s tax credits on a date prior to the formation of Raízen. Such operation did not generate an impact on equity, since the amount was considered a liability.

As mentioned in Note 10.a.3, at AGOE held on July 31, 2017, the Company’s shareholders approved remuneration to Shell through preferred dividends and redemption of class C and E preferred shares in the amounts of R$ 28,533, R$ 86,618 Land R$ 15,872, respectively. As a result of these redemptions, 58,372,470 class C preferred shares and 10,708,835 class E preferred shares were canceled, without decrease in the RCSA’s capital, since the balance of the capital reserve account was partially used.

Redeemable preferred shares—RCSA

The tax benefits arising from the utilization of NOL balances generated by Shell before the formation of the RCSA, as well as tax benefits arising from goodwill tax amortization from Cosan S.A. contribution and also the tax benefits arising from the utilization of Pis and Cofins credits from the contribution of Fix Investimentos Ltda. (“Fix”) (shareholder of the subsidiary Raízen Mime Combustíveis S.A.), should be returned to the respective shareholders of RCSA to use as a decrease of the balances of taxes payable. These refunds required the issue of preferred shares with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RCSA during the calendar year, from January to December, each year.

As of March 31, 2017, the balance of preferred shares payable to shareholders, recorded in shareholders’ equity, was fully written-off.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Capital reserves

Capital reserve

Mostly consists of goodwill resulting from the difference between the subscription price paid for the shares and their nominal values. That reserve may only be used to increase capital, absorb losses, redeem, reimburse or purchase shares or to pay cumulative dividends to preferred shares.

Goodwill special reserve

Share premium results from downstream mergers in the Group that became deductible for income and social contribution tax purposes. Therefore, the Group recognized goodwill special reserve in shareholders’ equity as an effect of downstream mergers and as an offsetting entry to deferred tax assets that is equivalent to the 34% tax benefit resulting from the tax amortization of this goodwill.

(c)	Dividends and interest on own capital (“JCP”)

Group’s dividends are not distributed by the calculations of the combined consolidated financial statements, but individually by RESA and RCSA.

By-laws of RESA and RCSA assure shareholders a minimum mandatory dividend of 1% of net income at the end of fiscal year, adjusted pursuant to LSA.

The individual calculations for the years ended March 31, 2018, 2017, and 2016, were determined as follows:

•	RESA

	2018	2017	2016
Net income for the year	642,794	1,404,579	1,185,644
(-) Formation of legal reserve—5%	(32,140)	(61,588)	(59,282)
(-) Effect of subsidiary tax incentives	(74,733)	(65,316)	(139,885)

Dividends to holders of Class B preferred shares	(10,355)	(28,422)	—
Dividends to holders of Class D preferred shares	(1,486)	(729)	—

Dividend distribution calculation basis	524,080	1,248,524	986,477

Common shares
Minimum mandatory dividend—1%	(5,241)	(12,485)	(9,865)
Redemption of preferred shares—class C	—	(3,531)	—

Total dividends payable	(17,082)	(45,167)	(9,865)

Dividends and interest on own capital—remaining	—	—	(125,000)

Total in RESA	(17,082)	(45,167)	(134,865)

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

•	RCSA

	2018	2017	2016
Net income for the year	1,607,085	1,598,815	1,164,287
(-) Formation of legal reserve—5%	—	—	—

Dividends to holders of class D preferred shares	(1,486)	(729)	(729)

Dividend distribution calculation basis	1,605,599	1,598,086	1,163,558

Common shares
Minimum mandatory dividend—1% (1)	(16,056)	(15,981)	(11,637)
(-) Interest on equity	(194,000)	(196,000)	(184,500)
(-) Dividends paid in advance	(1,258,500)	(1,235,000)	(943,285)

Total dividends payable	(1,486)	(729)	(729)

Dividends and interest on own capital—remaining	—	—	(140,050)

Total in Parent Company of RCSA	(1,486)	(729)	(140,779)

Dividends payable to non-controlling shareholders	(4,849)	(15,445)	(9,150)

Total in RCSA	(6,335)	(16,174)	(149,929)

(1)	During years ended March 31, 2018, 2017 and 2016, interest on own capital and prepaid dividends totaled R$ 1,452,500, R$ 1,431,000 and R$ 1,127,785, respectively. Accordingly, there is no provision for minimum mandatory dividends because prepaid values were higher than those calculated at percentage defined in the by-laws.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The changes in dividends and interest payable are as follows:

March 31, 2018
Company	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
Sabbá	Minimum	2017	05/03/2017	Common	—	—	9,641	05/19/2017
RCSA	Income	2017	06/26/2017	Common	52,000	—	52,000	06/28/2017
RCSA	Interim	2017	06/26/2017	Common	108,000	—	108,000	06/28/2017
RCSA	JCP	2017	06/26/2017	Common	50,000	—	50,000	06/28/2017
RESA	Income	2017	06/26/2017	Common	391,000	—	391,000	06/28/2017
Mime	Reversal of minimum	2017	07/04/2017	Common	(5,803)	—	—	—
Mime	Income	2017	07/04/2017	Common	25,530	(830)	24,700	07/07/2017
RCSA	Shares redemption	2018	07/31/2017	C Preferred	—	86,618	86,618	08/28/2017
RCSA	Shares redemption	2018	07/31/2017	E Preferred	—	15,891	15,891	08/28/2017
RESA	Exclusive	2017	07/31/2017	B Preferred	—	—	(2,061)	08/31/2017
RESA	Exclusive	2017	07/31/2017	B Preferred	—	—	28,422	08/31/2017
RESA	Reversal of minimum	2017	07/31/2017	Common	(12,485)	—	—	—
RESA	Redemption of shares	2017	07/31/2017	C Preferred	—	—	3,532	08/31/2017
RESA and RCSA	Exclusive	2017	07/31/2017	D Preferred	1,194	1,458	2,652	08/31/2017
RCSA	Exclusive	2017	07/31/2017	C Preferred	—	28,533	28,533	08/31/2017
RESA	Income	2017	08/09/2017	Common	331,000	—	331,000	08/11/2017
RCSA	Income	2017	08/09/2017	Common	85,500	—	85,500	08/31/2017
RCSA	Income	2018	08/09/2017	Common	167,500	—	167,500	08/31/2017
RCSA	JCP	2018	08/09/2017	Common	17,000	—	17,000	08/31/2017
RCSA	JCP	2018	12/12/2017	Common	80,000	—	80,000	12/20/2017
RCSA	Interim	2018	12/12/2017	Common	493,000	—	493,000	12/20/2017
RCSA	Interim	2017	12/12/2017	Common	6,000	—	6,000	12/20/2017
RESA	Income	2018	12/12/2017	Common	321,500	—	321,500	12/20/2017
RCSA	JCP	2018	12/31/2017	Common	16,000	—	16,000	03/28/2018
Sabbá	Interim	2018	01/05/2018	Common	10,000	—	10,000	01/26/2018
RESA	Income	2018	01/29/2018	Common	—	40,886	40,886	01/26/2018
RCSA	Interim	2018	03/26/2018	Common	490,000	—	490,000	03/28/2018
RCSA	JCP	2018	03/26/2018	Common	31,000	—	31,000	03/28/2018
RESA	Income	2018	03/26/2018	Common	204,579	—	204,579	03/28/2018

Total paid							3,092,893

Mime	Minimum mandatory	2018	—	Common	4,827	—	4,827	Pending
Mime Conveniências	Minimum mandatory	2018	—	Common	16	—	16	Pending
Sabbá Conveniências	Minimum mandatory	2018	—	Common	6	—	6	Pending
RESA and RCSA	Exclusive	2018	—	D Preferred	2,972	—	2,972	Pending
RESA	Exclusive	2018	—	B Preferred	—	10,355	10,355	Pending
RESA	Minimum mandatory	2018	—	Common	5,241	—	5,241	Pending

Total payable							23,417

Impact in combined and consolidated equity					2,875,577

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

March 31, 2017
Company	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
RCSA	Interim	2016	03/18/2016	Common	—	—	112,000	04/01/2016
RCSA	JCP	2016	03/18/2016	Common	—	—	33,000	04/01/2016
RESA	Ordinary	2016	03/18/2016	Common	—	—	125,000	04/01/2016
Mime	Minimum mandatory	2016	06/16/2016	Common	—	—	4,799	06/24/2016
Mime	Complementary	2016	06/23/2016	Common	8,165	(2,084)	6,081	06/24/2016
RCSA	Intermediary	2016	06/23/2016	Common	33,000	—	33,000	06/24/2016
RCSA	Intermediary	2016	06/23/2016	Common	51,000	—	51,000	06/24/2016
RCSA	JCP	2016	06/23/2016	Common	45,000	—	45,000	06/24/2016
RESA	Minimum mandatory	2017	07/29/2016	Common	—	—	9,865	09/28/2016
Sabbá	Exclusive	2016	07/29/2016	B Preferred	—	1,332	1,332	09/28/2016
Sabbá	Exclusive	2016	07/29/2016	C Preferred	—	7	7	09/28/2016
RCSA	Exclusive	2017	07/29/2016	D preferred	1,081	—	1,081	09/28/2016
RCSA	Exclusive	2017	08/23/2016	D preferred	—	—	729	09/28/2016
RCSA	Exclusive	2016	08/23/2016	D preferred	352	—	352	09/28/2016
RESA	Shares redemption	2016	08/23/2016	C Preferred	—	111,793	111,793	08/26/2016
RESA	Minimum mandatory	2017	08/30/2016	Common	—	—	2,176	09/23/2016
RCSA	Minimum mandatory	2017	08/30/2016	Common	—	—	2,176	01/11/2017
RESA	Intermediary	2017	09/21/2016	Common	376,000	—	376,000	09/28/2016
RCSA	JCP	2016	09/21/2016	Common	49,000	—	49,000	09/28/2016
RCSA	Intermediary	2017	11/11/2016	Common	330,000	—	330,000	11/14/2016
RESA	Intermediary	2016	11/11/2016	Common	223,000	—	223,000	11/14/2016
RCSA	Intermediary	2017	12/22/2016	Common	200,000	—	200,000	12/23/2016
RCSA	JCP	2017	12/22/2016	Common	47,000	—	47,000	12/23/2016
RESA	Intermediary	2016	12/22/2016	Common	351,000	—	351,000	12/23/2016
RCSA	JCP	2017	12/31/2016	Common	21,000	—	21,000	03/24/2017
RESA	JCP	2017	12/31/2016	Common	200,000	—	200,000	03/24/2017
RCSA	JCP	2017	03/22/2017	Common	34,000	—	34,000	03/24/2017
RCSA	Intermediary	2017	03/22/2017	Common	278,000	—	278,000	03/24/2017
RESA	Dividends from retained earnings	2016	03/22/2017	Common	65,000	—	65,000	03/24/2017

Total paid							2,713,391

Sabbá	Minimum mandatory	2017	—	Common	9,641	—	9,641	05/19/2017
Mime	Minimum mandatory	2017	—	Common	5,804	—	5,804	—
RESA and RCSA	Exclusive	2017	—	D preferred	729	—	729	08/31/2017
RESA	Minimum mandatory	2017	—	Common	12,485	—	12,485	—
RESA	Exclusive	2017	—	B Preferred	—	—	28,422	08/31/2017
RESA	Exclusive	2017	—	C Preferred	—	—	3,531	08/31/2017

Total payable							61,341

Impact in combined and consolidated equity					2,341,986

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

March 31, 2016
Company	Dividend	Year	Approval	Nature and type of share	Impact in equity	No impact in equity	Amount paid or payable	Payment date
RESA	JCP	2014	12/31/2013	Common	—	—	34,000	10/23/2015
RCSA	Interim dividends	2015	04/24/2015	Common	225,000	—	225,000	05/29/2015
Mime	Interim dividends	2015	04/29/2015	Common	9,232	3,974	13,206	04/30/2015
RCSA	Ordinary	2016	07/31/2015	Common	98,060	—	98,060	10/23/2015
RCSA	Intermediary	2015	07/31/2015	Common	169,032	—	169,032	10/23/2015
RCSA	JCP	2016	07/31/2015	Common	18,400	—	15,640	10/23/2015
RCSA and RESA	JCP	2015	07/31/2015	Common	57,000	—	48,450	10/23/2015
RESA	Exclusive	2015	07/31/2015	B Preferred	—	—	30,347	10/23/2015
Sabbá	Exclusive	2015	07/31/2015	C Preferred	—	—	58,495	10/23/2015
RCSA	Exclusive	2016	07/31/2015	D Preferred	—	—	1,582	10/23/2015
RCSA	Exclusive	2016	07/31/2015	Common	—	—	1,054	10/23/2015
RCSA	Reversal of minimum mandatory	2015	08/14/2015	Common	(2,372)	3,866	1,494	04/30/2015
RCSA	Intermediary	2015	10/22/2015	Common	178,153	—	178,153	10/23/2015
RCSA and RESA	JCP	2015	10/22/2015	Common	38,300	—	32,555	10/23/2015
RCSA	Intermediary	2016	12/15/2015	Common	255,100	—	255,100	12/23/2015
RCSA	JCP	2016	12/15/2015	Common	23,200	—	19,720	12/23/2015
RCSA	Complementary JCP	2016	12/15/2015	Common	21,700	—	18,445	12/23/2015
RCSA	JCP	2016	12/31/2015	Common	11,300	—	9,605	01/31/2016
RCSA	Intermediary	2016	01/13/2016	Common	229,000	—	229,000	01/15/2016
RESA	Intermediary	2016	01/13/2016	Common	260,700	—	260,700	01/15/2016
Sabbá	Complementary	2015	03/18/2016	Common	2,372	(878)	1,494	08/20/2015

Total paid							1,701,132

RCSA	Intermediary	2016	03/18/2016	Common	112,000	—	112,000	04/01/2016
RCSA	JCP	2016	03/18/2016	Common	33,000	—	28,050	04/01/2016
RESA	Ordinary	2016	03/18/2016	Common	125,000	—	125,000	04/01/2016
RCSA	Exclusive	2016	—	D preferred	729	—	729	09/28/2016
RESA	Exclusive	2016	—	D preferred	9,865	—	9,865	09/28/2016
Mime	Minimum mandatory	2016	—	Common	4,799	—	4,799	06/17/2016
Sabbá	Minimum mandatory	2016	—	Common	4,351	—	4,351	09/23/2016 and 01/11/2017

Total payable							284,794

Impact in combined and consolidated equity					1,883,921

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(d)	Asset/ liability valuation adjustments

i)	Actuarial Gain (loss)

Refer to the result of gain and loss and adjustments for experience and changes in actuarial assumptions on the defined benefit pension plan. This component is recognized in other comprehensive income and will not be reclassified to profit or loss in subsequent periods.

ii)	Results from financial instruments designated as hedge accounting

This refers to changes in fair value resulting from hedging cash flows of export income from VHP sugar, exchange fluctuations of PPEs and fuel imports.

iii)	Effect of foreign currency translation—CTA

Corresponds to conversion differences of investees with a functional currency different from RESA and RCSA.

iv)	Changes in asset/ liability valuation adjustments, net of taxes:

	2017	Comprehensive income	2018
Effect of foreign currency translation—CTA	4,038	(3,765)	273
Actuarial loss in defined benefit plan	(11,175)	(351)	(11,526)
Net gain (loss) on financial instruments designated as hedge accounting	(32,251)	40,102	7,851

	(39,388)	35,986	(3,402)

Attributable to:
Group’s controlling shareholders	(39,383)	35,986	(3,397)
Group’s non-controlling shareholders	(5)	—	(5)

	2016	Comprehensive income	2017
Effect of foreign currency translation—CTA	1,433	2,605	4,038
Actuarial loss in defined benefit plan	(9,092)	(2,083)	(11,175)
Net gain (loss) on financial instruments designated as hedge accounting	(525,962)	493,711	(32,251)

	(533,621)	494,233	(39,388)

Attributable to:
Group’s controlling shareholders	(533,611)	494,228	(39,383)
Group’s non-controlling shareholders	(10)	5	(5)

	2015	Comprehensive income	2016
Effect of foreign currency translation—CTA	1,377	56	1,433
Actuarial gain (loss) in defined benefit plan	(9,556)	464	(9,092)
Net gain (loss) on financial instruments designated as hedge accounting	22,832	(548,794)	(525,962)

	14,653	(548,274)	(533,621)

Attributable to:
Group’s controlling shareholders	14,663	(548,274)	(533,611)
Group’s non-controlling shareholders	(10)	—	(10)

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(e)	Income reserves

i)	Legal reserves

The legal reserve consists of the allocation of 5% of the profit reported in the year, according to the by-laws of RESA and RCSA, parent company and in compliance with LSA.

On March 31, 2018 and 2017, as established by the LSA, RCSA did not allocate 5% of net income to the caption of its legal reserve, since the legal reserves and capital, together, exceeded 30% of the capital.

ii)	Profit retention reserve

It refers to the remaining balance of the Group’s profit, after the appropriations made to set up the legal reserve and to accrue dividends. Under RESA’s and RCSA’s by-laws, up to 80% of the year’s profit may be allocated to that reserve, to fund operations and to new investments and projects, which may not exceed the percentage of 80% of capital.

iii)	Tax incentive reserve

			Reflex effect			Impact on income
RESA’ subsidiaries	State	Tax incentive	2018	2017	Note	2018	2017
Raízen Centroeste	Goiás	Industrial Development Program of Goiás (1)	44,358	50,331	22	46,510	52,773
Raízen Caarapó	Mato Grosso do Sul	Agreement 331/2008 (2)	30,375	14,985	21	30,375	14,985

			74,733	65,316		76,885	67,758

(1)	Refers to the state tax incentive named as “Produzir” in the state of Goiás, in the form of financing part of the ICMS payment.
(2)	Refers to state tax incentive on the operations of processing sugar in that state, whereby a tax benefit on the processing of sugar in that state is granted in an amount equivalent to 67% of the ICMS debt balance.

20.	Net operating revenue

	2018	2017	2016
Gross revenue from sale of products and services	90,292,112	82,494,902	76,965,695
Taxes, deductions and rebates on sales (1)	(4,030,906)	(3,285,460)	(2,856,508)

Net operating revenue	86,261,206	79,209,442	74,109,187

(1)	During the years ended March 31, 2018, 2017 and 2016, includes amortizations related to exclusive supply rights in the amounts of R$ 396,951, R$ 343,739 and R$ 309,898, respectively.

The net operating revenue is segregated between the following components:

	2018	2017	2016
Net revenue from sale of products and services	85,844,195	80,213,398	74,188,502
Gain (loss) on derivatives designated as hedge accounting (Note 24.e)	374,637	(1,021,607)	165,106
Gain (loss) on commodity derivatives not designated as hedge accounting	42,374	17,651	(244,421)

Net operating revenue	86,261,206	79,209,442	74,109,187

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

21.	Costs and expenses by nature

Reconciliation of costs and expenses by nature

Costs and expenses are shown in the statement of income by function. The reconciliation of the Group’s results by nature for the years ended March 31, 2018, 2017 and 2016 is as follows:

Costs and expenses by nature (3)

	2018	2017	2016
Fuels—resales	(70,135,601)	(65,114,871)	(60,062,299)
Raw material	(4,450,673)	(3,808,791)	(4,146,893)
Depreciation and amortization	(2,345,337)	(2,011,747)	(2,100,251)
Personnel expenses	(1,770,178)	(1,588,029)	(1,648,498)
Cutting, loading and transportation—CCT	(800,816)	(682,378)	(748,782)
Change in fair value of biological assets	(639,996)	(348,363)	39,547
Realization of fair value of biological assets	272,564	652,984	336,034
Rental and leases	(441,046)	(415,338)	(302,654)
Maintenance materials	(371,015)	(442,440)	(382,211)
Commercial expenses	(352,966)	(302,520)	(333,020)
Resale of energy	(345,337)	(61,593)	(61,688)
Freight	(343,961)	(326,073)	(289,456)
Outsourced labor	(335,886)	(275,933)	(273,094)
Logistics expenses	(242,411)	(193,812)	(111,684)
Other expenses (1) / (2)	(982,014)	(498,260)	(731,717)

	(83,284,673)	(75,417,164)	(70,816,666)

(1)	This includes the income from Investment subsidy—ICMS in the amount of R$ 30,375 (R$ 14,985 in 2017 and R$ 9,328 in 2016).
(2)	Includes estimated losses for non-realization of taxes amounting to R$ 9,735 (R$ 6,291 in 2017 and zero in 2016).
(3)	On March 31, 2016, costs and expenses were reduced due to tax credits in the periods prior to the fiscal year, in the amount of R$ 2,088 and R$ 48,258, respectively.

Classified as:

	2018	2017	2016
Cost of products sold and services provided	(80,050,279)	(72,547,575)	(68,077,699)
Selling expenses	(2,139,156)	(1,875,271)	(1,814,897)
General and administrative expenses	(1,095,238)	(994,318)	(924,070)

	(83,284,673)	(75,417,164)	(70,816,666)

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

22.	Other operating income, net

	2018	2017	2016
Recognition of extemporaneous tax credits, net (1)	218,699	403,113	36,420
Gain in the sale of property, plant and equipment	95,198	82,246	70,981
Income from rental and leases	91,802	103,213	116,620
Income from royalties	59,957	52,798	54,250
Merchandising	57,249	47,812	54,239
Gain in the disposal of ownership interest (2)	53,747	166,103	—
Income from government grant – ICMS	46,510	52,773	31,318
Commissions on sales of lubricants and cards	36,919	20,283	31,067
Capital gain on dilution of ownership interest in associates (Note 11.c.i)	—	14,697	15,583
Store rental revenue	8,897	13,761	14,707
Reversal (provision) of estimated loss in investments, property, plant and equipment and intangible assets, net (Notes 12 and 13)	3,823	(163,088)	1,869
Provision for losses with realization of taxes (4)	1,034	(67,582)	—
Provision for legal disputes, net	(40,320)	(21,286)	(9,351)
Results from commercial operations (3)	(7,577)	(16,742)	(49,368)
Other income (expenses), net	(3,874)	(41,874)	30,137

	622,064	646,227	398,472

(1)	Refers substantially to the tax recovery of tax credits arising from the Group’s activities, recognized in the statement of income for the year ended March 31, 2018, 2017 and 2016.
(2)	Refers to the gain on the sale of ownership interest in TEAS and STP, occurred in the year ended March 31, 2018 and 2017, respectively.
(3)	Refers substantially to the result of the washout of certain business contracts, in the scope of the Group’s commercial strategy in the ordinary course of business.
(4)	For the year ended March 31, 2017, such losses corresponds, substantially, to the portion of VAT credit balances in the certain states.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

23.	Financial income (loss)

	2018	2017	2016
Financial liabilities
Interest	(783,474)	(807,861)	(832,521)
Liability monetary variation	(99,863)	(81,536)	(158,120)
PIS and COFINS on financial income	(34,524)	(40,168)	(37,313)
Other	(42,462)	(18,869)	(25,397)

	(960,323)	(948,434)	(1,053,351)

Fair value of financial instruments (Note 15)	19,776	(90,150)	49,556
Less: amounts capitalized on qualifying assets (Note 12)	36,150	26,904	34,923

	(904,397)	(1,011,680)	(968,872)

Financial income
Yields from financial investments	237,306	374,118	359,037
Interest	321,013	326,776	306,061
Asset Monetary variation and others	60,787	35,962	66,723

	619,106	736,856	731,821

Foreign exchange variations, net	(324,948)	443,314	(373,960)

Net effect of the derivatives	187,081	(327,150)	171,435

	(423,158)	(158,660)	(439,576)

24.	Financial instruments

(a)	Overview

The Group presents exposure to the following risks deriving from its operations, which are equalized and managed with the use of certain financial instruments:

•	Price risk
•	Exchange rate risk
•	Interest rate risk
•	Credit risk
•	Liquidity risk

(b)	Risk management framework

The Group has specific treasury and trading policies that set risk management guidelines.

The Group has two main committees to monitor activities and ensure policy compliance: (i) a risk committee whose members gather weekly to analyze the behavior of commodity and foreign exchange markets and decide on coverage positions and the strategy to fix the prices of imports and exports to reduce the negative effects of changes in prices and foreign exchange rate; and, (ii) an ethanol committee whose members gather monthly to assess the risks posed by the sale of ethanol and to comply with the limits set on risk policies.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The Group is exposed to market risks, as follows: (i) fluctuations in sugar, ethanol and oil by-product prices; (ii) fluctuations in exchange rates; and, (iii) fluctuations in interest rates. The purchases of financial instruments for hedging purposes are made according to an analysis of the risk exposure that Management intends to cover.

As of March 31, 2018 and 2017, the fair values of transactions with derivative financial instruments for hedging and other purposes were determined according to observable data, such as prices quoted in active markets or discounted cash flows according to market curves and are presented below:

	Notional		Fair value
	2018	2017	2018	2017
Price risk
Commodity derivatives
Futures contracts	2,066,104	2,239,310	85,735	72,354

	2,066,104	2,239,310	85,735	72,354
Exchange rate risk
Foreign exchange rate derivative
Futures contracts	(59,829)	19,802	(1,521)	3,618
Forward contracts	(332,376)	2,581,373	(3,453)	(681)
Foreign deliverable forward	498,570	63,368	5,825	14,915
Foreign exchange swap	(3,815,277)	(3,568,584)	(24,218)	(306,812)

	(3,708,912)	(904,041)	(23,367)	(288,960)
Interest rate risk
Interest rate swap	(757,043)	(960,699)	97,541	23,418

	(757,043)	(960,699)	97,541	23,418

Total			159,909	(193,188)

Current assets			228,092	342,464
Non-current assets			273,762	81,505

Total assets			501,854	423,969

Current liabilities			(142,343)	(280,039)
Non-current liabilities			(199,602)	(337,118)

Total liabilities			(341,945)	(617,157)

Total			159,909	(193,188)

(c)	Price risk

Price risks result from the possibility of fluctuations in the market prices of the products sold by the Group, mainly raw sugar (sugar #11), refined sugar (sugar #5 or white sugar), heating oil, gasoline and ethanol. These price fluctuations may cause substantial alterations in the revenues and costs. To mitigate these risks, the Group permanently monitors markets, seeking to anticipate price changes.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Price risk: outstanding commodity derivatives as of March 31, 2018
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)		Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	NYSE LIFFE	Sugar#5	Apr/18—Feb/19	2,439	t	63,441	41
Future	Sold	ICE	Sugar#11	Apr/18—Feb/19	883,301	t	903,619	76,062
Options	Sold	ICE	Sugar#11	Jun/18—Sep/18	650	t	2,832	(164)
Future	Sold	OTC	Sugar#11	Sep/18	—	t	—	9

Sub-total sugar sold					886,390	t	969,892	75,948

Future	Purchased	NYSE LIFFE	Sugar#5	Apr/18—Feb/19	(2,185)	t	(56,682)	(30)
Future	Purchased	ICE	Sugar#11	Apr/18—Feb/19	(458,746)	t	(444,177)	(22,118)
Options	Purchased	ICE	Sugar#11	Jun/18—Sep/18	(497)	t	(807)	58,689

Sub-total sugar purchased					(461,428)	t	(501,666)	36,541

Sub-total sugar					424,962	t	468,226	112,489

Future	Sold	B3	Ethanol	Apr/18	1	m³	2	18
Future	Sold	OTC	Ethanol	Jun/18—Oct/18	275,144	m³	649,299	(22,422)
Future	Sold	CHGOETHNL	Ethanol	Apr/18—Dec/18	178,701	m³	276,052	(12,265)
Options	Sold	NYMEX	Ethanol	Apr/18—Dec/18	196,600	m³	308,517	16,863
Options	Sold	CHGOETHNL	Ethanol	May/18—Dec/18	111,131	m³	160,141	(2,363)

Sub-total ethanol sold					761,577	m³	1,394,011	(20,169)

Future	Purchased	B3	Ethanol	Apr/18	(1)	m³	(2)	(18)
Future	Purchased	NYMEX	Ethanol	Apr/18—Dec/18	(174,500)	m³	(274,129)	(14,627)
Future	Purchased	CHGOETHNL	Ethanol	Apr/18—Dec/18	(547,711)	m³	(744,989)	6,516
Options	Purchased	CHGOETHNL	Ethanol	Sep/18—Nov/18	(9,540)	m³	(669)	520

Sub-total ethanol purchased					(731,752)	m³	(1,019,789)	(7,609)

Physical fixed	Sold	CHGOETHNL	Ethanol	Apr/18—Mar/19	555,194	m³	916,312	(7,015)

Sub-total physical fixed ethanol sold					555,194	m³	916,312	(7,015)

Physical fixed	Purchased	CHGOETHNL	Ethanol	Apr/18—Mar/19	(873,329)	m³	(1,292,027)	14,683

Sub-total physical fixed ethanol purchased					(873,329)	m³	(1,292,027)	14,683

Sub-total future and physical fixed ethanol					(288,310)	m³	(1,493)	(20,110)

Future	Sold	NYMEX	Gasoline	Jun/18—Oct/18	284,928	m³	1,150,210	14

Subtotal future gasoline sold					284,928	m³	1,150,210	14

Future	Purchased	NYMEX	Heating oil /gasoline	Apr/18	(30,484)	m³	(53,552)	333

Subtotal future heating oil / gasoline purchased					(30,484)	m³	(53,552)	333

Future	Sold	NYMEX	Heating oil /gasoline	Apr/18—May/18	288,398	m³	502,713	(6,991)

Subtotal heating oil / gasoline sold					288,398	m³	502,713	(6,991)

Subtotal heating oil / gasoline					257,914	m³	449,161	(6,658)

Net exposure of derivatives of goods as of March 18							2,066,104	85,735

Net exposure of derivatives of goods as of March 17							2,239,310	72,354

(d)	Foreign exchange rate risk

The Foreign exchange rate risks arise from the possibility of fluctuations in foreign exchange rates used by Raízen Group for export income, imports, financing cash flows and other foreign currency assets and liabilities. The Group uses derivatives to manage cash flow risks resulting from these transactions in US dollars, net of other cash flows also denominated in foreign currency. The table below shows the positions for derivatives used to cover foreign exchange rate risks:

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Foreign exchange rate risk: outstanding foreign exchange derivatives as of March 31, 2018

Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	B3	Trade dollar	Apr/18—May/18	582,500	1,936,113	8,316

Subtotal future sold					582,500	1,936,113	8,316

Future	Purchased	B3	Trade dollar	Apr/18—May/18	(600,500)	(1,995,942)	(9,837)

Subtotal future purchased					(600,500)	(1,995,942)	(9,837)

Subtotal future dollar					(18,000)	(59,829)	(1,521)

Term	Purchased	OTC/Cetip	Non Deliverable Forward – NDF	Apr/18—Nov/18	(1,593,230)	(5,295,578)	33,416
Term	Sold	OTC/Cetip	NDF	Apr/18—Nov/18	1,493,230	4,963,202	(36,869)

Subtotal term purchased / sold					(100,000)	(332,376)	(3,453)

Foreign exchange swap	Purchased	OTC	Foreign exchange swap	Apr/20—Jan/27	(1,628,140)	(5,411,612)	(7,218)
Foreign exchange swap	Sold	OTC	Foreign exchange swap	Jan/22—Jan/27	480,274	1,596,335	(17,000)

Subtotal foreign exchange swap					(1,147,866)	(3,815,277)	(24,218)

FX lock	Sold	OTC	FX lock	Jul/18—Nov/18	150,000	498,570	5,825

Subtotal foreign exchange lock, sold					150,000	498,570	5,825

Net exposure of foreign exchange derivatives in March 18					(1,115,866)	(3,708,912)	(23,367)

Net exposure of foreign exchange derivatives in March 17					(300,054)	(904,041)	(288,960)

As of March 31, 2018, the summary of the quantitative data on Group’s net exposure, considering the foreign exchange rate of all currencies to US$ is presented below:

	2018

	R$	US$ (in thousand)

Cash and cash equivalents (Note 3)	1,288,016	387,513
Restricted cash (Note 5)	36,976	11,125
Accounts receivable—Abroad (Note 6)	178,237	53,624
Related parties, net (Note 10.a)	(32,274)	(9,710)
Suppliers (Note 14)	(1,757,387)	(528,728)
Loans and financing (Note 15)	(6,044,756)	(1,818,628)
Derivative financial instruments, net (Note 24.d) (1)		1,115,866

Net foreign exchange exposure in March 18 (2)		(788,938)

Net foreign exchange exposure in March 17 (2)		(1,115,565)

(1)	Refers to the notional foreign exchange derivative transactions.
(2)	The net foreign exchange exposure, this will be substantially offset by probable future income of export products and/or import products.

(e)	Hedge accounting effect

The Group formally designates its transactions subject to hedge accounting aiming at hedging cash flows. Hedges are designated to sugar and ethanol sales revenue, the cost to import oil by-products and foreign currency debt, documenting: (i) the hedging relationship, (ii) the Group’s risk management purpose and strategy when entering into the hedging instrument, (iii) the identification of the financial instrument, (iv) the covered object or transaction, (v) the nature of the risk to be covered, (vi) the description of the hedging relationship, (vii) the relation between the hedging instrument and the covered item, and (viii) the retrospective and prospective testing of the effectiveness of the hedging instrument.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The impacts recognized in the Group’s equity and the estimated realization in profit or loss are shown below.

•	As of March 31, 2018:

			Period for realization
Instruments	Market	Risk	2018/19	2019 onwards	2018
Future	OTC / ICE	Sugar#11	50,104	—	50,104
Future (1)	B3 / NYMEX / OTC	Ethanol	(19,111)	—	(19,111)
NDF	OTC	FX	2,751	—	2,751
Swap	Debt	FX	—	(5,702)	(5,702)
PPE	Debt	FX	—	(16,147)	(16,147)

			33,744	(21,849)	11,895
(-) Deferred taxes			(11,473)	7,429	(4,044)

Effects in equity			22,271	(14,420)	7,851

(1)	During the year ended March 31, 2018, the Group designated futures of RBOB (NYMEX gasoline) and the benchmark EUROBOB (Argus) as cash flow hedge to be protected from the prices changes of ethanol.

•	As of March 31, 2017:

			Period for realization
Instruments	Market	Risk	2017/18	2018/19	2017
Future	OTC / ICE	Sugar#11	(26,651)	7,760	(18,891)
Future	B3	Ethanol	222	—	222
Options (1)	OTC / ICE	Sugar#11	58,376	—	58,376
Future	NYMEX	Heating Oil	6,064	—	6,064
Term	OTC / ICE	FX	147	—	147
PPE	Debt	FX	(94,784)	—	(94,784)

			(56,626)	7,760	(48,866)
(-) Deferred taxes			19,250	(2,638)	16,615

Effects in equity			(37,376)	5,122	(32,251)

(1)	During the year ended March 31, 2017, the Group started to operate in market of commodities options “Sugar#11”. The currently adopted strategy is a zero cost collar, considering that such operations are designated as hedge accounting, accounting for the effect of the change in the intrinsic value of the option as cash flow hedge defers its effects in shareholders’ equity. Variation of the options’ extrinsic value is directly recognized in the Statement of Income as Net operating revenue.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

We show below the changes in the balances of other comprehensive income during the year:

Cash flow hedge

	2018	2017	2016
Balance at the beginning of the year	(32,251)	(525,962)	22,832

Gains (losses) occurred during the year:
Fair value on commodity futures designated as hedge accounting	389,341	(338,508)	(276,590)
Fair value on forward exchange contracts designated as hedge accounting	(4,792)	(46,159)	(42,307)
Exchange variation on debt contracts designated as hedge accounting	(3,696)	111,105	(339,670)
Results on debt contracts reclassified into net operating revenue (Note 20)	79,385	110,069	360,652
Results on commodities reclassified to net operating revenue (Note 20)	(454,022)	911,538	(525,758)
Results on commodities/foreign exchange reclassified to costs of products sold	54,545	—	(7,856)

Total variations occurred during the end of the year (before deferred taxes)	60,761	748,045	(831,529)
Effect of deferred taxes on asset/ liability valuation adjustments	(20,659)	(254,334)	282,735

	40,102	493,711	(548,794)

Balance at the end of the year	7,851	(32,251)	(525,962)

Fair value hedge

As mentioned on Note 2.3.c, during the year ended March 31, 2018, RCSA started designating imported inventory with linked derivatives (forward sold) as a fair value hedged item. The main objective of risk management is to recognize the inventory at a floating price, to correspond to the changes that will occur in the derivative fair value. Hedge accounting aims to minimize any kind of mismatching in income (loss) for the period, recognizing both the derivatives and the inventory at fair value, with the change being recognized under Cost of products sold and services rendered, whose impact in March 31, 2018 was R$ 16,827.

(f)	Interest rate risk

The Group monitors fluctuations in interest rates applied to certain debts, particularly those exposed to the Libor, and uses derivative instruments to manage those risks. The table below shows the positions for derivative financial instruments used to cover interest rate risk:

Interest rate risk: Interest derivatives outstanding as of March 31, 2018
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thou.)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Sold	OTC	Interest rate swap	Oct/20	121,199	400,927	(4,735)
Interest rate swap	Purchased	OTC	Interest rate swap	Oct/20-Dec/24	(394,759)	(1,157,970)	102,276

Sub-total interest rate swap					(228,560)	(737,043)	97,541

Net exposure of interest rate derivatives in March 18					(228,560)	(737,043)	97,541

Net exposure of interest rate derivatives in March 17					(303,213)	(960,699)	23,418

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(g)	Credit risk

A substantial part of the Group’s sales is made to a select group of highly qualified counterparties, such as trading companies, fuel distribution companies and major supermarket chains.

The Group manages credit risk by following specific client acceptance standards, analyzing client credit standing and setting exposure limits per client, requiring, when applicable, letters of credit of top tier banks and taking security interest in assets as security for payment of the credit facilities granted to clients. Management considers that the credit risk is substantially covered by the estimated loss in allowance for doubtful accounts.

Individual risk limits are determined according to internal and external classifications and the limits set by Group’s Management. The use of credit limits is regularly monitored. No credit limit was exceeded during the period, and Management does not expect any loss from default by these counterparties in amounts higher than those already provided for.

The Group enters into commodity derivative agreements in futures markets and options at the New York Board of Trade—NYBOT, Chicago—CBOT and at the London International Financial Futures and Options Exchange—LIFFE, as well as in over-the-counter markets with selected counterparties. The Group enters into foreign exchange rate and commodity derivative agreements at B3 and over-the-counter agreements registered with B3, mainly with the leading local and foreign banks considered by global credit risk rating agencies to have investment level ratings.

Guarantee margins—Derivative transactions in commodity exchanges (NYBOT, LIFFE, and B3) require guarantee margins. The total combined consolidated margin deposited as of March 31, 2018 is R$ 75,839 (R$ 262,144 in 2017), of which R$ 38,863 (R$ 77,582 in 2017) in restricted financial investments and R$ 36,976 (R$ 184,562 in 2017) in derivative transaction margins.

The Group’s over-the-counter (“OTC”) derivative transactions do not require a guarantee margin.

The credit risk on cash and cash equivalents is mitigated by the conservative distribution of investment funds and CDBs, which make up the caption. The distribution follows strict criteria for allocation and exposure to counterparties that are major national and international banks, mainly considered investment grade by international rating agencies.

(h)	Liquidity risk

Liquidity risk is the risk of the Group may encounter difficulties in performing the obligations associated with its financial liabilities that are settled with payments or with another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

As part of the liquidity management process, management prepares business plans and monitors their implementation, discussing positive and negative cash flow risks and assessing the availability of funds to support its operations, investments and refinancing needs.

The table below shows the main financial liabilities according to their aging schedules:

	Up to 1 year	Up to 2 years	From 3 to 5 years	Above 5 years	Total
Loans and financing (1)	1,624,784	1,680,555	7,707,935	6,353,658	17,366,932
Suppliers (Note 14)	3,743,572	—	—	—	3,743,572
Derivative financial instruments (Note 24.b)	142,343	—	193,900	5,702	341,945
Related parties (Note 10.a)	781,397	—	—	406,052	1,187,449

Total at March 31, 2018	6,292,096	1,680,555	7,901,835	6,765,412	22,639,898

(1)	Undiscounted contractual cash flows.

(i)	Fair value

Fair value of financial assets and liabilities is the value by which the instrument may be exchanged in a current transaction between parties that are willing to negotiate, and not in a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, accounts receivable, other financial assets, accounts payable, related parties and other short-term obligations approximate to their carrying amount due to the short-term maturity of these instruments. Fair value of other long-term assets and liabilities does not significantly differ from their book values.

The fair value of liability financial instruments of the Group approximates book value, since they are subject to variable interest rates and there was no significant change in Group’s credit risk. The fair value measurement (for disclosures purposes only) of the tradable Senior Notes Due 2027 is based on market quotations on the date of financial statements. As of March 31, 2018, such market value is 101.23% of face value (101.73% in 2017).

Derivatives are valued using valuation methods with observable market data and refer, mainly, to swaps of interest rates, foreign exchange forward contracts, and forward commodity contracts. The valuation methods applied often include pricing models and swaps contracts, with present value calculations. The models incorporate various data, including the credit quality of counterparties, foreign exchange spot, and forward rates, interest rate curves, and forward rate curves of the hedge object.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

The categories of financial instruments are as follows:

		Book value		Fair value
	Category	2018	2017	2018	2017
Financial assets
Cash and cash equivalents, except investments (Note 3)	Loans and receivables	1,451,703	675,125	1,451,703	675,125
Interest earning bank deposits (Note 3)	Fair value through profit or loss	2,211,465	2,526,473	2,211,465	2,526,473
Securities (Note 4)	Fair value through profit or loss	1,078,945	753,804	1,078,945	753,804
Restricted cash (Note 5)	Loans and receivables	36,976	184,562	36,976	184,562
Restricted financial investments (Restricted cash) (Note 5)	Fair value through profit or loss	106,630	140,675	106,630	140,675
Trade accounts receivable (Note 6)	Loans and receivables	3,204,623	2,346,272	3,204,623	2,346,272
Derivative financial instruments (2) (Note 24.b)	Fair value through profit or loss	501,854	423,969	501,854	423,969
Related parties (Note 10.a)	Loans and receivables	2,038,576	1,647,879	2,038,576	1,647,879
Other financial assets (Note 9)	Loans and receivables	910,812	1,233,868	910,812	1,233,868

		11,541,584	9,932,627	11,541,584	9,932,627

Financial liabilities
Loans and financing (1) (Note 15)	Amortized cost	(9,719,519)	(9,127,555)	(9,767,454)	(9,154,960)
Loans and financing (1) (Note 15)	Fair value through profit or loss	(3,798,830)	(2,232,944)	(3,798,830)	(2,232,944)
Derivative financial instruments (2) (Note 24.b)	Fair value through profit or loss	(341,945)	(617,157)	(341,945)	(617,157)
Suppliers (Note 14)	Amortized cost	(3,743,572)	(2,006,246)	(3,743,572)	(2,006,246)
Related parties (Note 10.a)	Amortized cost	(1,187,449)	(1,575,841)	(1,187,449)	(1,575,841)

		(18,791,315)	(15,559,743)	(18,839,250)	(15,587,148)

(1)	Presented net of expenses incurred with the placement of the securities.
(2)	As of March 31, 2018, the caption includes derivatives designated as hedging instruments in the positive amount of R$ 11,895 (negative of R$ 48,866 in 2017) (Note 24.e).

Fair value hierarchy

The Group uses the following hierarchy to determine and disclose the fair values of financial instruments according to the valuation technique used:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: other methods for which all data that have a significant effect on fair value are observable, whether directly or indirectly; and,

•	Level 3: methods that use data that have a significant effect on fair value that are not based on observable market data.

Financial instruments measured at fair value as of March 31, 2018	Level 1	Level 2	Level 3	Total
Interest earning bank deposits (Note 3)	—	2,211,465	—	2,211,465
Securities (Note 4)	—	1,078,945	—	1,078,945
Restricted financial investments (Restricted cash) (Note 5)	—	106,630	—	106,630
Derivative financial assets (Note 24.b)	200,572	279,588	21,694	501,854
Loans and financing (Note 15)	—	(3,798,830)	—	(3,798,830)
Derivative financial liabilities (Note 24.b)	(114,320)	(203,894)	(23,731)	(341,945)

Total at March 31, 2018	86,252	(326,096)	(2,037)	(241,881)

Total at March 31, 2017	62,719	918,850	13,251	994,820

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(j)	Sensitivity analysis

We present below the sensitivity analysis of the fair value of financial instruments according to the types of risk considered relevant by the Group.

Assumptions for the sensitivity analysis

The Group has adopted three scenarios for the sensitivity analysis, one probable and two (possible and remote) that may show the effects in the fair value of the Group’s financial instruments. The probable scenario was set according to the futures market curves of sugar, heating oil, ethanol and the US dollar as of March 31, 2018, and the amounts presented correspond to the fair value of derivatives on those dates. Possible and remote adverse scenarios were set considering impacts of 25% and 50% on sugar and US dollar price curves, which were calculated as a basis for the probable scenario.

Sensitivity table

(1)	Change in fair value of derivative financial instruments

			Impacts on income (*)
	Risk factor	Probable scenario	Possible scenario +(25%)	Balance of fair value	Remote scenario +(50%)	Balance of the fair value
Price risk
Commodity derivatives
Futures and options contracts:
Purchase and sale commitments	High sugar prices	112,503	(182,031)	(69,528)	(364,062)	(251,559)
Purchase and sale commitments	Ethanol price increase	(20,110)	(77,932)	(98,042)	(155,864)	(175,974)
Purchase and sale commitments	Increase in diesel and gasoline prices	(6,658)	(113,955)	(120,613)	(227,910)	(234,568)

		85,735	(373,918)	(288,183)	(747,836)	(662,101)
Exchange rate risk
Foreign exchange rate derivative
Futures contracts:
Purchase and sale commitments	Low in price of R$/US$	(1,521)	(96,038)	(97,559)	(192,076)	(193,597)
Fixed-term and lock Contracts:
Purchase and sale commitments	Low in price of R$/US$	2,372	39,792	42,164	79,584	81,956
Foreign exchange swaps:
Purchase and sale commitments	Low in price of R$/US$	(24,218)	(955,127)	(979,345)	(1,910,254)	(1,934,472)

		(23,367)	(1,011,373)	(1,034,740)	(2,022,746)	(2,046,113)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Decrease in interest rate	97,541	(25,585)	71,956	(51,170)	46,371

		97,541	(25,585)	71,956	(51,170)	46,371

Total		159,909	(1,410,876)	(1,250,967)	(2,821,752)	(2,661,843)

(*)	Result projected to occur within 12 months from March 31, 2018.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(2)	Net foreign exchange exposure

The probable scenario considers the position as of March 31, 2018. The effects of the possible and remote scenarios that would be recognized in the combined consolidated statement of income as revenue or expenses on exchange rate fluctuation are as follows:

		Effect of exchange variation
Net foreign exchange exposure as of March 31, 2018		Possible scenario +25%	Remote scenario +50)	Possible scenario - 25%	Remote scenario - 50%
Cash and cash equivalents (Note 3)	1,288,016	322,004	644,008	(322,004)	(644,008)
Restricted cash (Note 5)	36,976	9,244	18,488	(9,244)	(18,488)
Accounts receivable from abroad (Note 6)	178,237	44,559	89,119	(44,559)	(89,119)
Related parties, net (Note 10.a)	(32,274)	(8,069)	(16,137)	8,069	16,137
Suppliers (Note 14)	(1,757,387)	(439,347)	(878,694)	439,347	878,694
Loans and financing (Note 15)	(6,044,756)	(1,511,189)	(3,022,378)	1,511,189	3,022,378

Impact on net income for the year		(1,582,798)	(3,165,594)	1,582,798	3,165,594

(3)	Interest rate sensibility

As at March 31, 2018, the probable scenario for the loans and financing considers a floating annual weighted average rate of 6.16% and the CDI interest of 8.40% accumulated in the last 12 months for the financial investments and restricted cash. In both cases, simulations were run considering the increase and reduction by 25% and 50%. The consolidated combined results of this sensitivity are as follows:

	March 31, 2018
	Interest rate sensibility
	Probable scenario	Possible scenario +25%	Remote scenario +50%	Possible scenario -25%	Remote scenario -50%
Interest earning bank deposits	185,465	46,366	92,733	(46,366)	(92,733)
Securities	89,806	22,452	44,903	(22,452)	(44,903)
Interest earning bank deposits (Restricted cash)	9,055	2,264	4,528	(2,264)	(4,528)
Loans and financing	(623,345)	(155,836)	(311,673)	155,836	311,673

Impact on net income for the year	(339,019)	(84,754)	(169,509)	84,754	169,509

(k)	Capital management

The Group’s goal, when managing its capital structure, is to ensure that it will continue as a going concern and be able to finance investment opportunities, by keeping a healthy credit profile and offering an appropriate return to its shareholders.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

Group has relationships with large local and international rating agencies as show below:

Branch	Scale	Rating	Outlook	Date
Fitch	National	AAA (bra)	Stable	06/16/2017
	Global	BBB	Stable	06/16/2017
Moody’s	National	Aaa.Br	Stable	04/10/2018
	Global	Ba1	Stable	04/10/2018
Standard & Poor’s	National	brAAA	Stable	01/12/2018
	Global	BBB-	Stable	01/12/2018

The financial leverage ratios on March 31, 2018 and 2017 were calculated as follows:

	2018	2017
Third party capital
Loans and financing (Note 15)	13,518,349	11,360,499
(-) Cash and cash equivalents (Note 3)	(3,663,168)	(3,201,598)
(-) Derivative financial instruments (Note 4)	(1,078,945)	(753,804)
(-) Financial investments linked to financing (note 5)	(67,767)	(63,093)
(-) National Treasury Certificates—CTN (Note 9)	(827,042)	(737,088)
(±) Foreign exchange and interest rate derivatives (Note 24.b)	(74,174)	265,542

	7,807,253	6,870,458

Own capital
Equity
Attributable to Group’s shareholders	11,607,394	12,160,702
Attributable to non-controlling shareholders	225,730	205,725

	11,833,124	12,366,427

Total own capital and third-parties	19,640,377	19,236,885

Leverage ratio	40%	36%

25.	Retirement plan

(a)	Pension fund

Defined contribution

The Group sponsors the Plan Benefícios Raiz, administered by Raízprev—Private Pension Plan, which is a closed non-profit complementary Pension Plan Entity.

The Entity equipped with administrative, financial and equity autonomy, having as object the administration and implementation of benefit plans of security nature, as defined in the Regulations of Benefit Plans.

The Group has no legal or constructive obligations for further additional contributions if the plan has sufficient assets to pay all benefits or possible occurrence of a deficit.

During the year ended March 31, 2018, the contribution recognized as expense amounted to R$ 18,155 (R$ 18,132 in 2017 and R$ 15,100 in 2016).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Profit sharing

The Group recognizes a liability and a profit sharing expense based on a methodology that considers pre-defined targets to employees. The Group recognizes a provision when it is contractually compelled or when there is a past practice that created non-formalized obligation.

26.	Insurance

The Group has an insurance program and risk management that provides consistent coverage and protection for corporate assets and operations.

The coverage is based on careful study of risks and losses and is realized by local insurance consultants, with the type of insurance contracted considered by Management sufficient to cover any losses that might occur, given the nature of the Group’s activities, and are detailed as follows:

Type of insurance	Coverage	Amount of coverage
Operational risks	Fire, lightning, explosion and others	1,477,375
General liability	Third party complaints	250,000

		1,727,375

27.	Corporate restructurings and business combinations

(1)	Transactions in the year ended March 31, 2018

(i)	Acquisition and merger of Santa Cândida and Paraíso Mills – sugar and ethanol producing units of Tonon Group

On June 13, 2017, RESA submitted a binding proposal in the total amount of R$ 823,000 for the acquisition of the Santa Cândida and Paraíso mills, within the scope of the Court-Ordered Reorganization of Tonon Bioenergia S.A., Tonon Holding S.A. and Tonon Luxembourg S.A.

On June 16, 2017, the proposal presented by RESA for the acquisition of the aforementioned mills, in the form of an Isolated Productive Unit – UPI (“UPI Tonon”) was considered the winner in a meeting of creditors held on that date.

On September 7, 2017, RESA entered into a contract for the purchase and sale of shares from NK 006 Empreendimentos e Participações S.A. (“NK 006”), entity established for the specific purpose of receiving the net assets linked to Santa Cândida and Paraíso mills, in the form of UPI (“UPI Tonon”).

On August 7, 2017, the transaction was approved by Administrative Council for Economic Defense (CADE) and the term has elapsed to the appeal or callback as of October 24, 2017.

On September 8, 2017, RESA subscribed an increase in the share capital of UPI Tonon, with payment in cash, becoming the sole shareholder of NK 006 and consolidating the net assets acquired in the scope of said business combination.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

At a AGE held on September 22, 2017, the shareholders discussed and approved the merger of UPI Tonon by RESA, through book value appraisal issued by an independent company. After this merger, the investment of RESA in this entity was replaced by the equity in the amount of R$ 372,161 and the capital remained unchanged, with the consequent termination of UPI Tonon.

The two mills included in UPI Tonon are located in São Paulo State in the municipalities of Bocaina and Brotas, region where Raízen already operates and, together, they have an annual crushing capacity of approximately 5.5 million tons of sugarcane.

In accordance with IFRS 3—Business combination, the preliminary fair value of the assets acquired and liabilities assumed on the acquisition date of UPI Tonon, as of March 31, 2018, is as follows:

Accounts	Total
Biological assets (Note 8)	12,736
Other credits	1
Property, plant and equipment (Note 12)	451,147
Salary and wages payable	(10,382)
Financial leases	(27,691)

Net assets	425,811
Proposal accepted in the Court-Ordered Reorganization	823,000
(+) Adjustment on purchase price	12,948

Total cost of acquisition (1)	835,948

Preliminary goodwill (Note 13)	410,137

(1)	Of this amount, R$ 792,494 was settled up to March 31, 2018 and R$ 43,454 are outstanding in “Other obligations” (current and non-current) caption, R$ 54,793 of value principal, R$ 2,439 – interest for this operation and R$ 8,990 of present value adjustment. These balances should be settled by 2020.

Acquired assets	Valuation technique
Property, plant and equipment	Market comparison technique and cost technique: the valuation model considers the quoted market prices for similar items, when available, and the depreciated replacement cost, when appropriate. The depreciated replacement cost reflects adjustments for physical deterioration, as well as functional and economic obsolescence. In addition, the balance of property, plant and equipment includes sugarcane roots, which was adjusted to fair value considering the RESA’s assumptions and calculations. The fair value of sugarcane roots was calculated using the Income Approach method, based on the concept that the fair value of sugarcane roots is related to the present value of the net cash flows generated by the asset in the future. The fair value of property, plant and equipment at the acquisition date totaled approximately R$ 451,147, which represented an adjustment of approximately R$ 71,025.

The other assets acquired and liabilities assumed were evaluated and measured at fair value.

The Management completed the allocation of the fair value of assets acquired and liabilities assumed, however in accordance with IFRS 3, Management has until 12 months after the date of the business combination to perform adjustments in such allocation.

(ii)	Corporate restructuring – Raízen Conveniências Ltda. and its subsidiaries (“Raízen Conveniências”)

On April 3 and 4, 2017, RCSA and its subsidiaries conducted a capital increase in Raízen Conveniências through the contribution of net assets linked to franchising activity and licensing of “Select” brand, in the amount of R$ 27,979.

Such restructuring has no impact in the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

28.	Cash flow supplementary information

(a)	Reconciliation of assets and liabilities to cash arising from financing activities

(Assets) / Liabilities	Financial investments linked to financing (Note 5)	Other credits	Loans and financing (Note 15)	Related parties (1)	Dividends and JCP	Total
Balances at March 31, 2017	(63,093)	(535,615)	11,360,499	466,593	61,341	11,289,725
				—
Transactions that impact the financing cash flow activity				—
Proceeds from loans and financing, net of expenses incurred with the placement of the loans and financing	—	(7,320)	2,996,069	—	—	2,988,749
Amortizations of principal of loans and financing	—	—	(1,236,508)	—	—	(1,236,508)
Payment of interest on loans and financing	—	—	(667,607)	—	—	(667,607)
Payment of dividends and interest on own equity, including remuneration of preferred shares (Note 19.c)	—	—	—	(171,930)	(2,920,963)	(3,092,893)
Redemptions	571	—	—	—	—	571
Others	—	—	—	1,208	—	1,208

	571	(7,320)	1,091,954	(170,722)	(2,920,963)	(2,006,480)
Other changes that have no impact in the financing cash flow activity
Accrual of interest, foreign Exchange and monetary Exchange, net	(5,245)	—	1,085,672	—	—	1,080,427
Change in the fair value of financial instruments (Notes 15 e 23)	—	—	(19,776)	—	—	(19,776)
Issuance (redemption) and destination of exclusive dividends (Note 19.c)	—	—	—	(8,293)	12,459	4,166
Destination of dividends and interest on own equity (Note 19.c)	—	—	—	—	2,871,411	2,871,411
Others	—	14,513	—	14,404	(831)	28,086

	(5,245)	14,513	1,065,896	6,111	2,883,039	3,964,314

Balances at March 31, 2018	(67,767)	(528,422)	13,518,349	301,982	23,417	13,247,559

(1)	Financial operations and preferred shares (Note 10.a).

Raízen Group

Management notes to combined consolidated financial statements on March 31, 2018

In thousand of Reais – R$, unless otherwise indicated

(b)	Non-cash transactions

	2018	2017	2016
Transaction investments
Capital Subscribed, not paid-in (Note 11.b)	—	(75,738)	—
Depreciation and amortization of agricultural assets capitalized as property, plant and equipment	(64,789)	(45,291)	(42,255)
Interest capitalized in fixed assets (Notes 12 and 23)	(36,150)	(26,904)	(34,923)
Depreciation of agricultural assets capitalized as biological assets	(23,296)	(14,925)	(20,980)
Exclusive rights to supply fuel payable, net	(9,582)	36,106	(1,735)
Transfer of CTC shares as payment of debt	—	—	(8,250)
Other obligations related to business combination (Note 27.1.i)	(43,454)	—	—
Accounts receivable from sale of TEAS (Note 11.b.ii)	6,430	—	—
Others	10,384	13,178	(2,969)

	(160,457)	(113,574)	(111,112)

29.	Subsequent events

Rural credit loan

In April 18, 2018, RESA contracted a Rural Credit loan in the amount of R$ 350,000, for investments in sugarcane crops, soil preparation, planting and plant treatment. This contract bears annual pre-fixed interests of 6.05% p.a., with final maturity in April 2020.

Joint-venture with WX Energy

In May 8, 2018, the Group announced a partnership, through a joint-venture with the energy trading WX Energy, to act in a competitive manner in free market negotiations. This movement positions the Group in the electric sector, in line with the business expansion strategy for its consolidation as an integrated energy player. Upon completion of the operation, which is still subject to the fulfillment of previous conditions precedent to this type of transaction, Raízen will hold a majority stake in the joint venture.

*    *    *